   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                 PROTECTION ONE ACQUISITION HOLDING CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                           74-2898598
          (State or Other Jurisdiction of                            (I.R.S. Employer
          Incorporation or Organization)                            Identification No.)

                                      7382
            (Primary Standard Industrial Classification Code Number)

                                                                  JAMES M. MACKENZIE, JR.
                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                   PROTECTION ONE, INC.
               6011 BRISTOL PARKWAY                                6011 BRISTOL PARKWAY
           CULVER CITY, CALIFORNIA 90230                       CULVER CITY, CALIFORNIA 90230
                  (310) 342-6300                                      (310) 342-6300
    (Address, Including Zip Code, and Telephone           (Name, Address, Including Zip Code, and
   Number, Including Area Code, of Registrants'              Telephone Number, Including Area
            Principal Executive Office)                         Code, of Agent For Service)

                                   Copies to:

        JEREMY W. DICKENS                     JAY BOTHWICK                     RONALD FEINSTEIN
    WEIL, GOTSHAL & MANGES LLP             HALE AND DORR LLP                LIFELINE SYSTEMS, INC.
  100 CRESCENT COURT, SUITE 1300            60 STATE STREET                   640 MEMORIAL DRIVE
       DALLAS, TEXAS 75201            BOSTON, MASSACHUSETTS 02109       CAMBRIDGE, MASSACHUSETTS 02139
          (214) 746-7700                     (617) 526-6000                     (617) 679-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the Mergers of Lifeline Systems, Inc. with P-1 Merger Sub, Inc. (Massachusetts) and of Protection One, Inc. with P-1 Merger Sub, Inc. (Delaware) pursuant to the Amended and Restated Agreement and Plan of Contribution and Merger described in the enclosed Proxy Statement/Information Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED              PROPOSED
                                                                    MAXIMUM              MAXIMUM              AMOUNT OF
         TITLE OF EACH CLASS OF              AMOUNT TO BE       OFFERING PRICE          AGGREGATE           REGISTRATION
       SECURITIES TO BE REGISTERED           REGISTERED(1)         PER UNIT           OFFERING PRICE           FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01.............     149,199,131       Not applicable        $1,236,287,329         $343,687.88
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of Common Stock that the Registrant may be required to issue in the Mergers, calculated as the sum of (A) 22,359,190, which is the sum of (i) the product of (a) 6,750,931, the aggregate number of shares of Lifeline Common Stock, par value $.02 per share, outstanding on December 3, 1998 or issuable pursuant to outstanding stock options and (b) an exchange ratio of 1.7857 shares of the Registrant's Common Stock for each share of Lifeline Common Stock, which is the maximum exchange ratio under the Merger Agreement, and (ii) the quotient obtained by dividing (a) $97,888,499.50, representing the maximum cash consideration payable for 6,750,931 shares of Lifeline Common Stock, by (b) $9.50, which is the minimum denominator in the stock election formula set forth in the Merger Agreement, and (B) 126,839,941, the number of shares of Protection One Common Stock outstanding on December 3, 1998 to be exchanged for an equivalent number of shares of the Registrant's Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of (A) the market value of Lifeline Common Stock to be exchanged in the Lifeline Merger, which was computed, in accordance with Rule 457(c), as the product of (i) $25.18750 (the average of the high and low prices per share of Lifeline Common Stock on December 8, 1998 as reported by the Nasdaq Stock Market) and (ii) 6,750,931, the aggregate number of shares of Lifeline Common Stock outstanding on December 8, 1998 or issuable pursuant to outstanding stock options as of that date, and (B) the market value of Protection One Common Stock to be exchanged in the Protection One Merger, which was computed in accordance with Rule 457(c), as the product of (i) $8.40625 (the average of the high and low prices per share of Protection One Common Stock on December 8, 1998 as reported by the New York Stock Exchange) and (ii) 126,839,941, the aggregate number of shares of Protection One Common Stock outstanding on December 8, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROTECTION ONE, INC.                                      LIFELINE SYSTEMS, INC.

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                           OF LIFELINE SYSTEMS, INC.
                                      AND
                             INFORMATION STATEMENT
                    FOR STOCKHOLDERS OF PROTECTION ONE, INC.

                            ------------------------

                 PROTECTION ONE ACQUISITION HOLDING CORPORATION
    (To be renamed "Protection One, Inc." upon consummation of the mergers)

                                   PROSPECTUS

     This Proxy Statement/Information Statement/Prospectus (which we refer to as the "Prospectus") is being furnished to holders of common stock of Lifeline Systems, Inc., a Massachusetts corporation, in connection with the solicitation of proxies by the board of directors of Lifeline for use at the special meeting
of stockholders of Lifeline to be held on             , 1999, or any adjournment
or postponement thereof. The special meeting of Lifeline stockholders has been called to consider and to vote upon a proposal to approve and to adopt an Amended and Restated Agreement and Plan of Contribution and Merger, dated as of October 28, 1998, between Lifeline, Protection One, Protection One Acquisition Holding Corporation, a Delaware corporation and wholly owned subsidiary of Protection One (which we refer to as "New Protection One"), P-1 Merger Sub, Inc., a Massachusetts corporation and wholly owned subsidiary of New Protection One (which we refer to as "Merger Sub (Mass.)"), and P-1 Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Protection One (which we refer to as "Merger Sub (Del.)"). The merger agreement provides, among other things, that Lifeline will merge with Merger Sub (Mass.), with Lifeline being the surviving corporation.

     This Prospectus is also being sent to holders of common stock of Protection One, Inc., a Delaware corporation, in connection with the delivery of information from the board of directors of Protection One with respect to the merger of Protection One with its indirect wholly owned subsidiary, P-1 Merger Sub, Inc. (Delaware). At the same time as the Lifeline merger, Protection One will merge with Merger Sub (Del.), with Protection One being the surviving corporation. When the Protection One merger happens, each share of Protection One common stock will convert automatically into one share of New Protection One common stock. Protection One stockholders do not need to take any action with respect to the Protection One merger. As a result of the mergers, Protection One and Lifeline will become subsidiaries of New Protection One. New Protection One will then change its name to "Protection One, Inc." Lifeline stockholders and Protection One stockholders will receive stock of New Protection One in connection with the mergers and New Protection One will apply to list its common stock on the New York Stock Exchange under the symbol "POI."

     PROTECTION ONE STOCKHOLDERS: WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Prospectus also serves as the prospectus of New Protection One with respect to the shares of common stock of New Protection One that will be issued to (i) holders of outstanding shares of Lifeline common stock upon consummation of the Lifeline merger, and (ii) holders of outstanding shares of Protection One common stock upon consummation of the Protection One merger."

                            ------------------------

        PLEASE CAREFULLY REVIEW THE RISK FACTORS, BEGINNING ON PAGE 16.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

  PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS DATED
       AND FIRST MAILED TO STOCKHOLDERS ON OR ABOUT                     .

                      WHERE YOU CAN FIND MORE INFORMATION

     Protection One and Lifeline file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (which we refer to as the "SEC"). You may read and copy any reports, statements and other information filed by Protection One or Lifeline at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     New Protection One has filed a Registration Statement on Form S-4 to register with the SEC the New Protection One common stock to be issued to stockholders of Protection One and Lifeline in the mergers. This Prospectus is part of that Registration Statement and constitutes a prospectus of New Protection One in addition to being a proxy statement of Lifeline for its special meeting of stockholders and an information statement for Protection One with respect to actions taken by written consent of its principal stockholder in connection with the mergers.

     As allowed by the SEC's rules, this Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Specifically, the SEC allows New Protection One, Protection One and Lifeline to "incorporate by reference" information into this Prospectus, which means that New Protection One and Lifeline can disclose important information to you by referring you to another document filed separately with the SEC by New Protection One, Protection One or Lifeline. The information incorporated herein by reference is deemed to be part of this Prospectus, except for any information superseded by information that we include in this Prospectus. This Prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about Protection One, Lifeline and their respective finances.

PROTECTION ONE                                              PERIOD OR DATE FILED
--------------                                              --------------------
Annual Report on Form 10-K...................   Fiscal Year ended December 31, 1997
Quarterly Reports on Form 10-Q...............   Fiscal Quarters ended March 31, 1998, June
                                                30, 1998 and September 30, 1998.
Current Reports on Form 8-K..................   Dated November 2, 1998 and December 9, 1998
Proxy Statement on Schedule 14A..............   Dated April 7, 1998
Registration Statement on Form 8-A...........   Dated October 29, 1998

LIFELINE                                                    PERIOD OR DATE FILED
--------                                                    --------------------
Annual Report on Form 10-K...................   Fiscal Year ended December 31, 1997
Quarterly Reports on Form 10-Q...............   Fiscal Quarters ended March 31, 1998, June
                                                30, 1998 and September 30, 1998.
Current Reports on Form 8-K..................   Dated August 5, 1998 and October 30, 1998
Proxy Statement on Schedule 14A..............   Dated April 2, 1998
Registration Statement on Form 8-A...........   August 5, 1998

     New Protection One, Protection One and Lifeline are also incorporating by reference any additional documents that they may file with the SEC between the date of this Prospectus and the date of the special meeting of Lifeline stockholders.

     This Prospectus incorporates important business and financial information about Protection One and Lifeline from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

          Protection One, Inc.                       Lifeline Systems, Inc.
          6011 Bristol Parkway                         640 Memorial Drive
      Culver City, California 90230            Cambridge, Massachusetts 02139-4851
           Attn: David Barnes                          Attn: Dennis Hurley
             (310) 258-6502                              (617) 679-1000

     If you would like to request documents, please do so by           in order
to receive them before the special meeting of Lifeline stockholders.

     Protection One has supplied all information contained or incorporated by reference in this Prospectus relating to Protection One or New Protection One. Lifeline has supplied all such information relating to Lifeline.

     NEW PROTECTION ONE AND LIFELINE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT EITHER THE MERGERS OR THE OTHER TRANSACTIONS THAT ARE DISCUSSED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM NEW PROTECTION ONE IS NOT PERMITTED TO OFFER OR TO SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS OR THE COMMON STOCK OF NEW PROTECTION ONE OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF PROTECTION ONE OR LIFELINE SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE IS CORRECT AFTER THIS DATE.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the materials incorporated by reference herein include "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as that New Protection One, Protection One, Lifeline or management "believes," "expects," "anticipates," "foresees" or other words or phrases of similar import. Similarly, statements herein that describe the business strategy, objectives, plans, intentions or goals of New Protection One, Protection One and Lifeline also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations of New Protection One, Protection One and Lifeline include, among others:

          (i) the difficulty of integrating Lifeline as a new line of business;

          (ii) the fluctuation in value of the Lifeline merger consideration;

          (iii) the impact of New Protection One's acquisition strategy on its operations;

          (iv) New Protection One's need for additional funding and Protection One's history of losses;

          (v) the risks and uncertainties associated with Protection One's international operations;

          (vi) New Protection One's leverage and capital structure;

          (vii) the risks and uncertainties related to Protection One's program of buying subscriber accounts from third parties;

          (viii) the possible adverse effect of false alarm ordinances and future government regulations;

          (ix) risks of liability from operations;

          (x) competition in the security alarm industry;

          (xi) risks associated with the implementation of Lifeline's new call center platform and move to a new facility;

          (xii) subscriber account attrition; and

          (xiii) risks associated with Western Resources' control of Protection One.

     For information with respect to these and other factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption "RISK FACTORS" beginning on page 16. Stockholders of Lifeline and Protection One, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements contained or incorporated by reference in this Prospectus. The forward-looking statements included or incorporated herein are made only as of the date of this Prospectus. New Protection One, Protection One and Lifeline undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
WHERE YOU CAN FIND MORE INFORMATION.........................    ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   iii
QUESTIONS AND ANSWERS ABOUT THE MERGERS.....................     1
SUMMARY.....................................................     6
  The Companies.............................................     6
  The Merger Agreement......................................     7
     Effective Time.........................................     7
     Conditions to Completion of the Mergers................     7
     Lifeline Stock Options.................................     7
     Termination of the Merger Agreement....................     7
     Termination Fees.......................................     8
     Amendment and Waiver...................................     8
  Related Agreements and Transactions.......................     8
     Voting Agreements......................................     8
     Stock Option Agreement.................................     8
  Certain Federal Income Tax Consequences...................     9
     Protection One stockholders............................     9
     Lifeline stockholders..................................     9
  Accounting Treatment......................................     9
  Comparative Per Share Market Price Information............     9
  Summary Selected Historical and Unaudited Pro Forma
     Financial Data.........................................    10
  Market Price and Dividend Information.....................    13
  Dividend Information......................................    13
  Number of Stockholders....................................    14
  Comparative Per Share Data................................    15
RISK FACTORS................................................    16
  Difficulty of Integrating Lifeline and Entering New Lines
     of Business............................................    16
  Fluctuation in Value of the Lifeline Merger
     Consideration..........................................    16
  Impact of Acquisition Strategy on Operations..............    16
  Need for Additional Funding...............................    17
  History of Losses.........................................    18
  International Operations; Currency Fluctuations...........    18
  Leverage..................................................    19
  Risks Related to the Dealer Program.......................    20
  Possible Adverse Effect of "False Alarm" Ordinances.......    21
  Possible Adverse Effect of Future Government Regulations;
     Risks of Litigation....................................    21
  Liability from Operations.................................    22
  Competition...............................................    22
  Impact of Declines in New Construction of Multi-Family
     Dwellings..............................................    22
  Impact of Year 2000 Issue.................................    23
  Implementation of Lifeline's New Call Center Platform.....    23
  Impact of Lifeline's Move to New Corporate Headquarters...    23
  Control of New Protection One by Western Resources........    23
  Attrition of Subscriber Accounts..........................    24
  Shares Eligible for Future Sale...........................    25
  Antitakeover Provisions...................................    25
  Dividend Policy, Restrictions on Dividends................    26
  Possible Volatility of Prices of the Common Stock.........    26
SELECTED CONSOLIDATED FINANCIAL DATA OF PROTECTION ONE......    27

                                                               PAGE
                                                               ----
SELECTED CONSOLIDATED FINANCIAL DATA OF LIFELINE............    30
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA.............    32
THE LIFELINE SPECIAL MEETING................................    39
  General...................................................    39
  Matters To Be Considered At The Lifeline Special
     Meeting................................................    39
  Date, Time and Place......................................    39
  Record Date; Voting; Revocation of Proxies................    39
  Solicitation of Proxies...................................    40
  Accountants...............................................    40
THE MERGERS.................................................    41
  Background................................................    41
  Recommendation of the Protection One Board of Directors...    44
  Recommendation of the Lifeline Board of Directors.........    44
  Opinion of Financial Advisor to the Board of Directors of
     Lifeline...............................................    47
  Appraisal and Dissenters' Rights..........................    50
  Accounting Treatment......................................    51
  Certain Federal Income Tax Consequences of the Mergers....    51
  Potential Antitrust Review................................    53
  Stock Exchange Listing....................................    54
  Federal Securities Laws Consequences......................    54
  Financing the Mergers.....................................    54
THE MERGER AGREEMENT........................................    55
  The Mergers...............................................    55
  Conversion of Protection One common stock.................    55
  Conversion of Lifeline common stock.......................    55
  Exchange of Certificates..................................    56
  Representations and Warranties............................    56
  Representations and Warranties of Protection One, New
     Protection One, Merger Sub (Del.) and Merger Sub
     (Mass.)................................................    56
  Representations and Warranties of Lifeline................    56
  Certain Covenants.........................................    57
     Conduct of Business Pending the Mergers................    57
     Employee Stock Options and Benefit Plans...............    58
     Access to Information..................................    58
     Fees and Expenses......................................    58
     Certain Other Covenants................................    58
  Conditions to the Mergers.................................    59
  Termination of the Merger Agreement.......................    59
  Amendments and Waivers....................................    59
RELATED AGREEMENTS AND TRANSACTIONS.........................    60
  Lifeline Voting Agreements................................    60
     Voting and Proxies.....................................    60
     Prohibited Actions.....................................    60
     Other Provisions.......................................    60
  Westar Capital Voting Agreement...........................    60
     Voting and Proxies.....................................    61
     Prohibited Actions.....................................    61
     Other Provisions.......................................    61
  Stock Option Agreement....................................    61
  Amendment to Rights Agreement.............................    62
BUSINESS OF PROTECTION ONE..................................    62
  Recent Developments.......................................    63

                                                               PAGE
                                                               ----
BUSINESS OF LIFELINE........................................    63
BUSINESS OF NEW PROTECTION ONE..............................    64
MANAGEMENT OF NEW PROTECTION ONE............................    65
  Executive Officers........................................    66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    67
INTERESTS OF CERTAIN PERSONS IN THE MERGERS.................    68
  Protection One............................................    68
  Lifeline..................................................    68
LIFELINE OFFICERS AND DIRECTORS.............................    69
DESCRIPTION OF NEW PROTECTION ONE CAPITAL STOCK.............    70
  General...................................................    70
  Common Stock..............................................    71
  Preferred Stock...........................................    71
COMPARISON OF RIGHTS OF LIFELINE STOCKHOLDERS, PROTECTION
  ONE STOCKHOLDERS AND NEW PROTECTION ONE STOCKHOLDERS......    72
  Differences in the Rights of the Stockholders of
     Protection One and New Protection One..................    72
  Differences in the Rights of the Stockholders of Lifeline
     and New Protection One.................................    72
     Indemnification and Limitation of Liability............    72
     Inspection Rights......................................    73
     Place of Meeting of Stockholders.......................    74
     Annual Meeting of Stockholders.........................    74
     Lifeline Special Meetings of Stockholders..............    74
     Notice of Stockholder Meetings.........................    75
     Voting Requirements and Quorums for Stockholder
      Meetings..............................................    75
     Action By Consent of Stockholders......................    76
     Proxies................................................    76
     Approval of Business Combinations and Asset Sales......    76
     Anti-Takeover Legislation..............................    76
     Dissenters' Rights.....................................    76
     Classified Board.......................................    77
     Removal of Directors...................................    77
     Change in Number of Directors..........................    77
     Interested Director Transactions.......................    77
     Filling Vacancies on the Board of Directors............    78
     Payment of Dividends and Repurchases...................    78
     Classes of Stock.......................................    78
     Rights Agreement.......................................    79
LEGAL MATTERS...............................................    79
INDEPENDENT AUDITORS........................................    79
STOCKHOLDER PROPOSALS FOR NEW PROTECTION ONE 1999 ANNUAL
  MEETING...................................................    79
Annex A -- The Merger Agreement.............................   A-1
Annex B -- Massachusetts General Laws, Chapter 156B;
  Sections 85-98............................................   B-1
Annex C -- Opinion of BT Alex. Brown Incorporated...........   C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q: WHAT WILL HAPPEN TO LIFELINE AND PROTECTION ONE IN THE MERGERS?

A: In the mergers, Protection One and Lifeline will both become subsidiaries of New Protection One. New Protection One will then change its name to "Protection One, Inc."

Q: WHY ARE PROTECTION ONE AND LIFELINE PROPOSING TO MERGE?

A: Protection One is a leading provider of security alarm monitoring and related services in the United States, with approximately 1.5 million subscribers as of September 30, 1998. Protection One has grown rapidly and has expanded into European and Canadian markets by participating in both the expansion and the consolidation of the security alarm monitoring industry. Lifeline is a leading provider of 24-hour personal response monitoring services. Its subscribers are primarily elderly individuals with medical or age-related conditions, as well as physically challenged individuals. The mergers will join Lifeline's market leading position and reputation for providing personal response monitoring services with Protection One's expansive domestic and growing international presence in the alarm monitoring industry. To review the reasons for the mergers in greater detail, see pages 41 through 50.

Q: WHAT WILL I, AS A HOLDER OF PROTECTION ONE COMMON STOCK, RECEIVE IN THE PROTECTION ONE MERGER?

A: Each share of Protection One common stock automatically will become one share of New Protection One common stock. As a result of the mergers, you will own shares of a larger, more diversified company.

Q: WHAT WILL I, AS A HOLDER OF LIFELINE COMMON STOCK, RECEIVE IN THE LIFELINE MERGER?

A: You will receive a combination of $14.50 in cash and a number of shares of New Protection One common stock for each share of Lifeline common stock you own. The number of shares of New Protection One common stock that you will receive will be based on the "Average Closing Price" of Protection One common stock on the New York Stock Exchange. The "Average Closing Price" means the average of the closing price per share of Protection One common stock on the New York Stock Exchange during the ten most recent trading days ending three trading days before the date of the special meeting of Lifeline stockholders. The lower the Average Closing Price, the more shares of New Protection One common you will receive and the higher the Average Closing Price, the fewer shares of New Protection One you will receive. The following chart shows the approximate range of the number of shares of New Protection One common stock that you would receive if you own 100 shares of Lifeline common stock:

 AVERAGE CLOSING PRICE OF   NUMBER OF SHARES OF NEW
PROTECTION ONE COMMON STOCK  PROTECTION ONE COMMON
ON NEW YORK STOCK EXCHANGE   STOCK TO BE RECEIVED
--------------------------- -----------------------
$11.00 or more............        131
$9.50 to $10.99...........     131 to 152
$8.19 to $9.49............        152
$7.00 to $8.18............     152 to 178
Less than $7.00...........        178

You will also have the opportunity to substitute additional shares of New Protection One common stock for all or a portion of the $14.50 per share cash portion of the merger consideration. If you elect to receive additional stock in lieu of cash, you will receive additional shares of New Protection One common stock based on a formula that divides the amount of cash subject to the election by the greater of the Average Closing Price or $9.50. For example, if the Average Closing Price is $11.00 and you elect to forego $100 in cash, you will receive 9 shares of New Protection One common stock (i.e., $100/$11 = 9.0909 shares). Similarly, if the Average Closing Price is $9.00 and you elect to forego $100 in cash, you will receive 10 shares of New Protection One common stock (i.e., $100/$9.50 = 10.5263 shares). Fractional shares will be paid in cash based on the Average Closing Price.

The Average Closing Price does not represent the actual value of the shares of New Protection One common stock you will receive in the Lifeline merger. The value of those shares will depend on market conditions at the time you receive those shares.

For a more detailed discussion of the stock-for-cash election and the formula that will be used under the merger agreement to determine the number of shares of New Protection common stock that you will receive, see pages 55 through 56.

Protection One and Lifeline have established a toll free number that you may
call, beginning on           , 1998, to find out the Average Closing Price and
the number of shares of New Protection One common stock that each holder of Lifeline common stock will receive in the Lifeline merger. Please call (800) 322-2885.

Q: WHAT DO I, AS A PROTECTION ONE STOCKHOLDER, NEED TO DO NOW?

A: Westar Capital, Inc., which owned approximately 84.6% of the outstanding shares of Protection One common stock as of November 30, 1998, has voted to approve the Protection One merger by written consent. Therefore, Protection One will not require a special meeting of its stockholders to approve the Protection One merger, and you do not need to take any further action.

YOU DO NOT NEED TO MAIL OR SEND YOUR STOCK CERTIFICATES TO ANYONE TO PARTICIPATE IN THE PROTECTION ONE MERGER.

Q: WHAT DO I, AS A LIFELINE STOCKHOLDER, NEED TO DO NOW?

A: After you have carefully read this Prospectus, you should indicate how you want to vote on the Lifeline merger by completing and signing the enclosed proxy card. If you wish to receive additional shares of New Protection One common stock in lieu of all or a part of the cash payment, please complete the enclosed stock election form and follow the specified procedures. After completing the proxy card, you should sign and mail the completed and signed proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting. The proxy card should be mailed as indicated below:

                            LIFELINE SPECIAL MEETING
                                           , 1999
                                   EquiServe
                                 P.O. Box 9391
                        Boston, Massachusetts 02205-9969

If you elect to take additional shares of New Protection One common stock in lieu of all or part of the $14.50 per share cash consideration (a "Stock Election") you must also complete the enclosed stock election form and send the stock election form, along with all your Lifeline stock certificates, or properly guarantee that all your stock certificates will be sent so that they
are received by             , 1999. The stock election form and stock
certificates should be mailed as indicated below:

                         PROTECTION ONE STOCK ELECTION
                      c/o ChaseMellon Shareholder Services
                          520 Pike Street, Suite 1220
                           Seattle, Washington 98101
                            Attn: Dennis L. Treibel

IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE PLEASE CONTACT MACKENZIE PARTNERS, INC., LIFELINE'S INFORMATION AGENT, AT (800) 322-2885.

                          YOUR VOTE IS VERY IMPORTANT.

HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF LIFELINE COMMON STOCK ENTITLED TO VOTE MUST APPROVE THE LIFELINE MERGER, AND THEREFORE IT IS EXTREMELY IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD. THE LIFELINE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE LIFELINE MERGER.

Q: IF MY LIFELINE SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Lifeline shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your Lifeline shares. Without instructions, your shares will not be voted on the Lifeline merger, which will have the same effect as voting against the Lifeline merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD FOR THE LIFELINE SPECIAL MEETING?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to EquiServe at the address shown above stating that you would like to revoke your proxy. Second, you may complete and submit a new and later dated proxy card. Third, you may attend the Lifeline special meeting and vote in person. Simply attending the Lifeline special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your Lifeline shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES FOR PROTECTION ONE SHARES?

A: No. Protection One stockholders will keep their existing stock certificates.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES FOR LIFELINE SHARES NOW?

A: Only if you have made a stock election. Otherwise, after the Lifeline merger is completed, New Protection One will send you written instructions for exchanging Lifeline share certificates.

Q: WHAT PERCENTAGE OF NEW PROTECTION ONE WILL LIFELINE STOCKHOLDERS RECEIVE IN THE MERGERS?

A: We estimate that New Protection One will issue between 7,680,071 and 22,359,190 shares of its common stock to Lifeline stockholders in connection with the Lifeline merger, depending upon the Average Closing Price of Protection One common stock and the amount of stock Lifeline stockholders elect to take in lieu of cash. As of November 30, 1998, Protection One had 126,839,941 outstanding shares of its common stock. In addition, Protection One has outstanding options, warrants and convertible securities that will be exercisable for up to approximately 15,462,294 shares of New Protection One common stock.

As of November 30, 1998, Westar Capital, Inc. owned (i) 107,328,902 shares of Protection One common stock, (ii) approximately $49.6 million aggregate principal amount of convertible notes, which can be converted into 4,426,232 shares of Protection One common stock at the exercise price of approximately $11.19 per $1,000 principal amount of convertible notes, and (iii) an option to purchase up to 2,750,238 shares of Protection One common stock at a price of $15.50 per share. Westar Capital, Inc. has indicated that it will acquire additional shares of Protection One common stock, either through the exercise of its option, the conversion of convertible notes, open market purchases or purchases directly from Protection One or New Protection One in a private placement, so that it will own at least 80.1% of the outstanding shares of New Protection One common stock outstanding immediately after the mergers.

The table below shows the minimum and maximum percentage of ownership of New Protection One that shares issued to Lifeline stockholders will represent following the mergers, assuming that Westar Capital, Inc. does not acquire any additional shares of common stock directly from Protection One (or any other source, such as conversion of convertible notes, exercise of options or open market or privately negotiated purchases).

                          PERCENTAGE            PERCENTAGE
    SHARES OF NEW      OWNERSHIP OF NEW      OWNERSHIP OF NEW
     PROTECTION         PROTECTION ONE     PROTECTION ONE IF ALL
     ONE COMMON        WITH NO EXERCISES     OPTIONS, WARRANTS
    STOCK ISSUED          OF OPTIONS,        AND CONVERTIBLES
     TO LIFELINE          WARRANTS OR           NOTES WERE
    STOCKHOLDERS       CONVERTIBLE NOTES         EXERCISED
    -------------      -----------------   ---------------------
      7,680,071               5.71%                 5.12%
     22,359,190              14.99%                13.58%

You should be aware that Westar Capital, Inc. has indicated that it may acquire additional shares of common stock from Protection One in an amount sufficient to maintain its ownership of 80.1% of the outstanding common stock of Protection One, although it is not bound by any agreement with Protection One or New Protection One that would either obligate it to or prevent it from acquiring additional shares of New Protection One prior to or after the mergers.

Q: ARE THE BOARDS OF DIRECTORS OF PROTECTION ONE AND LIFELINE RECOMMENDING THE MERGERS?

A: Yes. The Protection One board of directors has recommended approval of the merger agreement and the mergers based on a number of factors, including its belief that the acquisition of Lifeline complements Protection One's existing business and creates cross-promoting and cross-selling opportunities for Protection One and Lifeline.

The Lifeline board of directors is recommending approval of the merger agreement and the Lifeline merger based on a number of factors, including the following:

     - The benefits anticipated to result from the Lifeline merger, including access to more potential customers, technologies, products and services.

     - The opportunity for Lifeline stockholders to realize a significant premium over the historical trading process of Lifeline common stock, while retaining an equity interest in the combined company.

     - The greater expected liquidity of the New Protection One common stock compared to Lifeline common stock.

Q. DID THE BOARD OF DIRECTORS OF LIFELINE RECEIVE AN INDEPENDENT OPINION REGARDING THE LIFELINE MERGER?

A. Yes. The Lifeline board of directors received an opinion of BT Alex. Brown Incorporated regarding the fairness, from a financial point of view, of the consideration to be received by the holders of Lifeline common stock. The full text of the opinion of BT Alex. Brown, which is attached to this Prospectus as Annex C and should be read carefully in its entirety, is directed to the Lifeline board of directors, addresses only the fairness of the consideration to be received by holders of Lifeline common stock from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting of Lifeline stockholders or as to whether such stockholder should elect to receive additional shares of New Protection One common stock in lieu of some or all of the cash consideration to be received by such stockholder. For a more detailed discussion of the BT Alex. Brown opinion, see page 47.

Q: WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A: We are working towards completing the mergers as quickly as possible. The holders of Lifeline common stock must approve the Lifeline merger at the special meeting of Lifeline stockholders. We expect to complete the mergers within three days after the Lifeline special meeting, although the mergers are subject to potential review under federal antitrust laws and the satisfaction of certain closing conditions before being completed.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGERS?

A: We expect that for United States federal income tax purposes, your exchange of shares of Lifeline or Protection One common stock for shares of New Protection One common stock generally will not cause you to recognize any gain or loss. Lifeline stockholders, however, may recognize income or gain in connection with any cash received in the Lifeline merger, including cash received instead of fractional shares of New Protection One common stock. The holding period for the New Protection One common stock received by Protection One and Lifeline stockholders in the mergers, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of New Protection One common stock, generally will include the holding period for the common stock exchanged in the mergers. For a more complete description of federal income tax considerations, see page 51.

Q: WHO WILL BE ON THE NEW PROTECTION ONE BOARD OF DIRECTORS?

A: The same persons who currently serve as directors of Protection One will be the initial directors of New Protection One following the mergers.

Q: DO I, AS A PROTECTION ONE STOCKHOLDER, HAVE DISSENTERS' RIGHTS?

A: No. You will not have any appraisal rights under Delaware law as a result of the Protection One merger.

Q: DO I, AS A LIFELINE STOCKHOLDER, HAVE DISSENTERS' RIGHTS?

A: Yes. If Lifeline stockholders approve the merger agreement at the special meeting and the Lifeline merger is consummated and if, before the taking of the vote on approval of the merger agreement, you (1) file with Lifeline a written objection to the proposed Lifeline merger stating your intention to demand payment for your Lifeline shares if the Lifeline merger is consummated, and (2) do not vote in favor of the Lifeline merger, then you may have the right to demand in writing from Lifeline (as it exists after the Lifeline merger), within twenty days after the date of mailing notice to you in writing that the Lifeline merger has been consummated, payment for your shares and an appraisal of the value of such shares. Lifeline and you shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of the Commonwealth of Massachusetts (the "MBCL"), copies of which are attached as Annex B to this Prospectus. For appraisal proceeding purposes, value is determined as of the day before the approval of the merger agreement by Lifeline stockholders, excluding any element of value arising from the expectation or accomplishment of the Lifeline merger. See page 50 for more information.

Q: WHAT OTHER MATTERS WILL I, AS A LIFELINE STOCKHOLDER, BE ASKED TO VOTE ON AT THE LIFELINE SPECIAL MEETING?

A: We do not expect to ask you to vote on any matter other than the Lifeline merger at the Lifeline special meeting.

Q: WILL MY RIGHTS AS A PROTECTION ONE STOCKHOLDER CHANGE AS A RESULT OF THE MERGERS?

A: No. Like Protection One, New Protection One is a Delaware corporation and its Certificate of Incorporation and By-Laws are identical to those of Protection One, except that the Certificate of Incorporation of New Protection One authorizes more shares of capital stock than the Protection One Certificate of Incorporation. This increase in authorized capital stock is necessary to effect the mergers, although it is possible that after the mergers New Protection One could issue additional shares of common stock without stockholder approval even though, prior to the mergers, Protection One could not have issued a similar number of shares without stockholder approval.

Q: WILL MY RIGHTS AS A LIFELINE STOCKHOLDER CHANGE AS A RESULT OF THE MERGERS?

A: Yes. Currently, Lifeline stockholder rights are governed by Massachusetts law and Lifeline's Articles of Incorporation and By-Laws. After the merger, you will become a stockholder of New Protection One, and therefore your rights will be governed by Delaware law and New Protection One's Certificate of Incorporation and By-Laws. Moreover, New Protection One does not have a rights plan that affords its stockholders with rights similar to those of Lifeline's rights plan (although New Protection One's largest stockholder is expected to own in excess of 80% of New Protection One's outstanding common stock after the mergers). For a summary of certain differences between the rights of Lifeline stockholders and the rights of New Protection One stockholders, see page 72.

Q: WHOM SHOULD I CALL WITH QUESTIONS AND TO OBTAIN ADDITIONAL COPIES OF THE PROSPECTUS?

A: LIFELINE'S STOCKHOLDERS SHOULD CONTACT MACKENZIE PARTNERS, INC., LIFELINE'S INFORMATION AGENT AT (800) 322-2885.

Protection One stockholders may also call David Barnes, at (310) 258-6502.

Lifeline stockholders may also call Dennis Hurley at (617) 679-1000.

                                    SUMMARY

     This brief summary highlights selected information from this Prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire Prospectus and the other documents to which this document refers to understand fully the mergers. To learn how to obtain more information about Protection One and Lifeline, see page ii. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE COMPANIES

Protection One, Inc. (page 62)
Protection One Acquisition Holding Corporation
6011 Bristol Parkway
Culver City, California 90230
(310)342-6300

Protection One is a leading provider of security alarm monitoring and related services in the United States, with approximately 1.5 million subscribers as of September 30, 1998. Protection One has grown rapidly by participating in both the expansion and the consolidation of the security alarm monitoring industry. Protection One monitors digital signals communicated by security systems installed at subscribers' premises. These systems detect burglaries, fires and other events. Protection One also provides repair services and, in select markets, armed response to verify that an actual emergency has occurred. Protection One provides its services to the residential, commercial and wholesale segments of the alarm monitoring market. Protection One believes the residential segment, which represents in excess of 80% of its customer base, is the most attractive because of its stronger growth prospects, higher gross margins and larger potential size. Of Protection One's customer base, approximately 62% reside in single-family households and approximately 19% reside in multi-family complexes such as apartments and condominiums. Commercial subscribers represent 12% of the customer base and subscribers served by independent alarm dealers that subcontract monitoring services to Protection One represent 7% of the customer base. Protection One intends to grow its presence in each of these key market segments, although the residential market remains the most important for Protection One's growth strategy.

New Protection One is a Delaware corporation and a wholly owned subsidiary of Protection One. New Protection One was formed in October 1998. It has not conducted any substantial business activities to date. As a result of the mergers, Protection One and Lifeline will become wholly owned subsidiaries of New Protection One. Accordingly, the business of New Protection One will be the business currently conducted by Protection One and Lifeline. After the mergers, New Protection One will change its name to Protection One, Inc.

Lifeline Systems, Inc. (page 63)
640 Memorial Drive
Cambridge, Massachusetts 02139
(617)679-1000

Lifeline provides 24-hour personal response monitoring services to its subscribers, primarily elderly individuals with medical or age-related conditions as well as physically challenged individuals throughout the United States and Canada. These subscribers communicate with Lifeline through products designed, manufactured and marketed by Lifeline consisting principally of a communicator that connects to the telephone line in the subscriber's home and a personal help button, which is worn or carried by the individual subscriber. The personal help button, when activated, initiates a telephone call from the subscriber's communicator to Lifeline's central monitoring facilities or to community hospitals in the United States and Canada that perform their own monitoring locally using equipment manufactured and software written by Lifeline. Lifeline's primary monitoring center is in Cambridge, Massachusetts. Lifeline's principal service, called LIFELINE(R), consists of a monitoring service utilizing equipment manufactured by Lifeline.

Through use of the LIFELINE(R) service, individuals in need of help are able to signal monitoring personnel in one of Lifeline's response centers. These monitors identify the nature and extent of the subscriber's particular need and manage the situation by notifying the subscriber's friends, neighbors, and/or emergency personnel, as set forth in a predetermined protocol established by the subscriber. Lifeline also offers a supportive home monitoring service which emphasizes social support for elderly individuals who live alone.

Lifeline markets its services and products primarily to hospitals, institutions, and other service providers in a variety of health care related fields. Hospitals, however, have historically been Lifeline's primary market. Lifeline believes that hospitals offer Lifeline's services and products to capture revenues from the sale of the service, improve healthcare for the communities they serve, enhance community relations, market other hospital services to the subscriber base, and/or contain healthcare costs by facilitating early discharge from the hospital and allowing the subscriber to remain independent in his or her own home.

THE MERGER AGREEMENT

The merger agreement is attached to this document as Annex A. Please read the merger agreement in its entirety. It is the legal document that governs your rights in connection with the mergers.

  Effective Time (page 55)

Assuming all other conditions are met, the mergers will be completed within three business days after the stockholders of Lifeline approve the Lifeline merger. We anticipate that the mergers will occur in early 1999.

  Conditions to Completion of the Mergers (page 59)

The completion of the mergers depends on a number of conditions being satisfied, including the following:

     - approval of the Lifeline merger by the Lifeline stockholders (Westar Capital, Inc., which controls Protection One, has approved the Protection One merger and no further action of Protection One stockholders is required);

     - approval by the New York Stock Exchange for the listing of the shares of New Protection One common stock to be issued in the mergers;

     - the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

     - no injunction being entered by a court preventing the mergers.

Furthermore, Lifeline will not be obligated to complete the Lifeline merger unless the following occur:

     - Protection One's representations and warranties in the merger agreement are accurate in all material respects; and

     - Tax counsel to Lifeline has given a satisfactory opinion.

Finally, New Protection One, Protection One and the merger subsidiaries will not be required to complete the mergers unless the following occur:

     - Lifeline's representations and warranties in the merger agreement are accurate in all material respects; and

     - Tax counsel to New Protection One and Protection One has given a satisfactory opinion.

  Lifeline Stock Options (page 58)

Upon completion of the mergers, outstanding options to receive Lifeline common stock will be converted into options to receive New Protection One common stock. Lifeline option holders will receive an election form allowing them to convert up to 25% of these options into cash instead of options to receive New Protection One common stock. Any such elections must be made by the effective time of the mergers.

  Termination of the Merger Agreement (page 59)

We may agree in writing to terminate the merger agreement at any time without completing the mergers, even after the stockholders of both our companies have approved it.

In addition, either Protection One or Lifeline may decide without the consent of the other to terminate the merger agreement if:

     - the mergers have not been completed by April 30, 1999;

     - the other party breaches any material obligation under the merger agreement; or

     - the mergers are prohibited by a final court order.

Also, Lifeline may terminate the merger agreement to enter into an agreement with another party to acquire Lifeline on terms that are more beneficial to Lifeline and its stockholders than the Lifeline merger, although it will owe Protection One a termination fee in that event.

Finally, Protection One may terminate the merger agreement if:

     - Lifeline's board of directors does not recommend the Lifeline merger to its stockholders;

     - Lifeline amends its stock purchase rights agreement with State Street Bank and Trust in a way that prohibits the Lifeline merger; or

     - Lifeline stockholders do not approve the Lifeline merger.

  Termination Fees (page 58)

Lifeline has agreed to pay Protection One $5,500,000 if Lifeline or Protection One terminates the merger agreement under circumstances in which another person approaches Lifeline and proposes a merger or similar transaction or if Lifeline amends its rights plan in a manner adverse to the mergers. Otherwise, Lifeline has agreed to pay Protection One $1,000,000 if Lifeline terminates the merger agreement because Lifeline's board of directors does not otherwise recommend the Lifeline merger to its stockholders.

  Amendment and Waiver (page 59)
Protection One and Lifeline may agree to amend the merger agreement, including changing the structure of the mergers before their completion. After Lifeline stockholders or Protection One stockholders approve the merger agreement, however, the agreement cannot be amended in any way that requires further stockholder approval under applicable law without first obtaining that approval. Also, each of Protection One and Lifeline may waive its right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

RELATED AGREEMENTS AND TRANSACTIONS

  Voting Agreements (page 60)

To induce Protection One to enter into the merger agreement, various stockholders of Lifeline, collectively owning approximately 17% of Lifeline's outstanding common stock as of November 30, 1998, entered into voting agreements with Protection One. These people agreed to vote their shares of Lifeline common stock "FOR" the approval and adoption of the merger agreement at the special meeting and against any action that would result in a breach of the merger agreement. Also, to induce Lifeline to enter into the merger agreement, Westar Capital, Inc. entered into a voting agreement with Lifeline that requires Westar Capital, Inc. to vote all of its shares of Protection One common stock in favor of the Protection One merger and against any action that would result in a breach of the merger agreement.

  Stock Option Agreement (page 61)

To induce Protection One to enter into the merger agreement, Lifeline granted Protection One an option to purchase up to 1,159,410 shares of Lifeline common stock at $29.00 per share (representing 19.9% of Lifeline's common stock outstanding as of the date immediately prior to the exercise of the option). Protection One may only exercise this option under certain circumstances in which either Protection One would be entitled to a termination fee, as discussed above, or a third party commences an offer to acquire Lifeline.

Protection One may only realize up to $9,000,000 of profit from any combination of the termination fee and its exercise of the option.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (page 51)

  Protection One stockholders:

For federal income tax purposes, the Protection One merger is intended to qualify as a nontaxable transaction. Accordingly, we expect that the exchange of your shares of Protection One common stock for shares of New Protection One common stock generally will not cause you to recognize any gain or loss.

  Lifeline stockholders:

For federal income tax purposes, the Lifeline merger is intended to qualify as a nontaxable transaction. Accordingly, we expect that the exchange of your shares of Lifeline common stock for shares of New Protection One common stock generally will not cause you to recognize any gain or loss. You may, however, have to recognize income or gain in connection with any cash you receive in the exchange.

THESE TAX CONSEQUENCES MAY NOT APPLY TO EVERY PROTECTION ONE OR LIFELINE STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGERS TO YOU MAY BE VERY COMPLICATED AND DEPEND ON YOUR SPECIFIC SITUATION AND VARIABLES BEYOND OUR CONTROL. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGERS TO YOU.

ACCOUNTING TREATMENT (page 51)

The Lifeline merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. The conversion of Protection One common stock into New Protection One common stock will be treated as a reorganization with no change in the recorded amount of Protection One's assets and liabilities.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (page 13)

Shares of Protection One common stock are, and shares of New Protection One common stock will be, listed on the New York Stock Exchange under the symbol "POI". Shares of Lifeline common stock are quoted on the Nasdaq Stock Market under the symbol "LIFE". On October 16, 1998, the last trading day before the mergers were announced, Protection One common stock closed at $11 9/16 per share on the Nasdaq Stock Market and Lifeline common stock closed at $22 5/8 per
share. On                , 1998, the last trading day before this Prospectus was
mailed to Protection One stockholders and Lifeline stockholders, Protection One
common stock closed at $     per share on the New York Stock Exchange and
Lifeline common stock closed at $     per share on the Nasdaq Stock Market.

THE MARKET PRICE OF BOTH PROTECTION ONE AND LIFELINE COMMON STOCK WILL FLUCTUATE PRIOR TO THE MERGERS. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKET FOR NEW PROTECTION ONE COMMON STOCK. BEFORE VOTING FOR THE LIFELINE MERGER, YOU SHOULD OBTAIN CURRENT STOCK PRICE QUOTATIONS FOR BOTH PROTECTION ONE AND LIFELINE COMMON STOCK.

Protection One and Lifeline have established a toll free number that you may
call, beginning on          , 1998, to find out the Average Closing Price and
the number of shares of New Protection One common stock that each holder of Lifeline common stock will receive in the Lifeline merger. Please call (800) 322-2885.

       SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The summary selected historical and pro forma financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto of Protection One and Lifeline and the financial statements and the related notes thereto of the security business of Western Resources, Inc., the accounting predecessor of Protection One ("Westinghouse Security"), incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 for each of Protection One and Lifeline and the Quarterly Report on Form 10-Q for the period ended September 30, 1998 of each of Protection One and Lifeline. The pro forma figures shown assume that (1) no Lifeline optionholders exercise vested options, (2) Lifeline stockholders elect to receive either all or none of the $14.50 cash payment in additional shares of New Protection One common stock, and (3) the exchange ratio in the Lifeline merger is 1.5193, based on the Average Closing Price as if calculated on December 4, 1998. All amounts are in thousands, except per share and subscriber data, unless otherwise noted.

                                                                                                PRO FORMA(F)
                                                                                ---------------------------------------------
                                  PROTECTION ONE(A)            LIFELINE               MAX CASH                MAX STOCK
                               -----------------------   --------------------   ---------------------   ---------------------
                                  NINE                     NINE                    NINE                    NINE
                                 MONTHS        YEAR       MONTHS       YEAR       MONTHS       YEAR       MONTHS       YEAR
                                 ENDED        ENDED        ENDED      ENDED       ENDED       ENDED       ENDED       ENDED
                               SEPT. 30,     DEC. 31,    SEPT. 30,   DEC. 31,   SEPT. 30,    DEC. 31,   SEPT. 30,    DEC. 31,
                                  1998         1997        1998        1997        1998        1997        1998        1997
                               ----------   ----------   ---------   --------   ----------   --------   ----------   --------
STATEMENT OF OPERATIONS DATA:
Revenues.....................  $  277,097   $  144,773   $ 47,255    $ 56,964   $  339,426   $405,684   $  339,426   $405,684
Cost of revenues.............      88,027       35,669     18,758      22,079      113,128    129,717      113,128    129,717
                               ----------   ----------   --------    --------   ----------   --------   ----------   --------
Gross profit.................  $  189,070   $  109,104   $ 28,497    $ 34,885   $  226,298   $275,967   $  226,298   $275,967
Selling, general and
  administrative expense.....      61,301       77,203     18,836      23,329       83,863    155,485       83,863    155,485
Acquisition and transition
  expense....................       7,327        1,308         --          --        7,327      6,464        7,327      6,464
Amortization of intangibles
  and depreciation expense...      82,787       39,822      3,103       3,919       97,956    117,493       97,873    117,382
Nonrecurring charges(b)......          --       40,144         --       4,310           --      4,310           --      4,310
                               ----------   ----------   --------    --------   ----------   --------   ----------   --------
Operating Income (loss)......  $   37,655   $  (49,373)  $  6,558    $  3,327   $   37,152   $ (7,785)  $   37,235   $ (7,674)
Interest expense, net........      37,330       32,900         --          --       41,357     42,552       36,379     35,915
Other (income) expense.......     (21,288)          --       (298)       (594)     (21,527)       276      (21,527)       276
                               ----------   ----------   --------    --------   ----------   --------   ----------   --------
Income (loss) before income
  taxes and extraordinary
  gain.......................  $   21,613   $  (82,273)  $  6,856    $  3,921   $   17,322   $(50,613)  $   22,383   $(43,865)
Income tax (expense)
  benefit....................     (13,251)      32,970     (2,754)     (1,623)      10,567     30,874      (13,654)    26,758
Extraordinary gain...........       1,591           --         --          --        1,591         --        1,591         --
                               ----------   ----------   --------    --------   ----------   --------   ----------   --------
  Net Income (loss)..........  $    9,953   $  (49,303)  $  4,102    $  2,298   $    8,346   $(19,739)  $   10,320   $(17,107)
                               ==========   ==========   ========    ========   ==========   ========   ==========   ========
  Net Income (loss) per
    share, basic.............  $      .10   $     (.70)  $    .71    $    .40   $      .07   $   (.17)  $      .08   $   (.13)
  Net Income (loss) per
    share, diluted...........  $      .10   $     (.70)  $    .66    $    .37   $      .07   $   (.17)  $      .08   $   (.13)
OTHER DATA:
MRR(c).......................  $   33,350   $   18,978   $  3,497    $  3,006   $   36,847   $ 21,984   $   36,847   $ 21,984
Subscribers, net at end of
  period.....................   1,498,146      756,818    222,614     195,573    1,720,760    952,391    1,720,760    952,391
EBITDA(d)....................  $  120,442   $   30,593   $  9,661    $ 11,556   $  135,108   $113,466   $  135,108   $113,466
Adjusted EBITDA(d)...........  $  132,338   $   50,462   $  9,661    $ 11,556   $  147,004   $133,335   $  147,004   $133,335

                                 AS OF        AS OF        AS OF      AS OF       AS OF                   AS OF
                               SEPT. 30,     DEC. 31,    SEPT. 30,   DEC. 31,   SEPT. 30,               SEPT. 30,
                                  1998         1997        1998        1997        1998                    1998
                               ----------   ----------   ---------   --------   ----------              ----------
CONSOLIDATED BALANCE SHEET
  DATA:
Working capital
  (deficit)(e)...............  $ (111,751)  $   33,632   $ 15,043    $ 12,320   $  (96,708)             $  (96,708)
Subscriber accounts and
  intangibles, net...........     954,670      538,318         --          --      954,670                 954,670
Goodwill and trademarks,
  net........................   1,214,518      682,180        127         192    1,371,684               1,367,260
Total assets.................   2,424,670    1,446,644     49,014      42,269    2,630,723               2,626,299
Total debt, including capital
  leases.....................     820,890      359,470         19          25      918,779                 820,890
Total stockholders' equity...   1,349,845      933,975     34,315      29,717    1,443,310               1,536,775

---------------

(a) Prior to November 24, 1997, Protection One was a standalone security business. Upon consummation of the combination of Protection One and the security alarm monitoring business of Western Resources, Inc. (the "WRSB") in November 1997 (the "Combination"), Protection One acquired WRSB and Centennial Security Holdings, Inc. ("Centennial"). As a result of the Combination, Westar Capital, Inc. acquired ownership of approximately 82% of Protection One. The Combination was accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquiror. Accordingly, the results of operations of Protection One and Centennial have been included in the consolidated financial statements only since November 24, 1997.

(b) In connection with the Combination, Protection One incurred nonrecurring charges of $40.1 million in order to reflect business activities of the accounting acquirer, WRSB, that are no longer of continuing value to the combined entity and that will be phased out in the integration of operations. These charges have been separately identified as a component of operating income in the statements of operations incorporated herein by reference to Protection One's Annual Report on Form 10-K for fiscal year end 1997. Charges for the year ended December 31, 1997, are as follows:

Inventory and other asset losses............................   $17,697
Customer account transition.................................    12,337
Disposition of excess fixed assets..........................     4,128
Closure of duplicate facilities.............................     1,991
Severance compensation and benefits.........................     1,865
Other.......................................................     2,126
                                                               -------
                                                               $40,144
                                                               =======

     In December, 1997, Lifeline initiated a plan of reorganization and restructuring designed to account for its investment in technology for its new call center platform, the relocation of Lifeline's corporate headquarters to a new facility, and other initiatives to lower operating costs. As a result, Lifeline incurred nonrecurring charges of $4.3 million, which have been separately identified as a component of operating income in the statements of operations incorporated herein by reference to Lifeline's Annual Report on Form 10-K for fiscal year end 1997. Charges for the year ended December 31, 1997, are as follows:

Impairment of goodwill......................................  $1,798
Write-downs of property and equipment.......................     898
Severance compensation and benefits.........................     829
Real estate and other commitments...........................     785
                                                              ------
                                                              $4,310
                                                              ======

(c) MRR is monthly recurring revenue that Protection One and Lifeline are entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. Protection One and Lifeline do not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on their overall rate of attrition.

(d) EBITDA is derived by adding to income (loss) before income taxes, the sum of (i) interest expense, net, (ii) nonrecurring charges, and (iii) amortization of intangibles and depreciation expense and deducting other (income) expense. Adjusted EBITDA is derived by adding to EBITDA installation-related expenses, and deducting from EBITDA installation revenues during the period. EBITDA and

Adjusted EBITDA do not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income and is indicative neither of the operating performance nor of cash flows available to fund the cash needs of Protection One and Lifeline. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the financial performance of Protection One and Lifeline. Protection One and Lifeline believe presentation of Adjusted EBITDA enhances an understanding of their financial condition, results of operations and cash flows because EBITDA and Adjusted EBITDA are used by Protection One to satisfy its debt service obligations, and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, EBITDA and Adjusted EBITDA are used by senior lenders and subordinated creditors and the investment community to determine the current borrowing capacity and to estimate the long-term value of companies with recurring cash flows from operations and net losses. Protection One also presents Adjusted EBITDA as a measure which it believes provides a more appropriate comparison to EBITDA presented by companies that grow through a dealer program or acquisitions.

     The following table provides a calculation of EBITDA and Adjusted EBITDA for each of the periods presented above:

                                                                                                       PRO FORMA
                                                                                      -------------------------------------------
                                           PROTECTION ONE            LIFELINE               MAX CASH              MAX STOCK
                                        --------------------   --------------------   --------------------   --------------------
                                          NINE                   NINE                   NINE                   NINE
                                         MONTHS       YEAR      MONTHS       YEAR      MONTHS       YEAR      MONTHS       YEAR
                                          ENDED      ENDED       ENDED      ENDED       ENDED      ENDED       ENDED      ENDED
                                        SEPT. 30,   DEC. 31,   SEPT. 30,   DEC. 31,   SEPT. 30,   DEC. 31,   SEPT. 30,   DEC. 31,
                                          1998        1997       1998        1997       1998        1997       1998        1997
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
   Income (loss) before income taxes
     and extraordinary gain...........  $ 21,613    $(82,273)   $6,856     $ 3,921    $ 17,322    $(50,613)  $ 22,383    $(43,865)
   Plus:
     Interest expense, net............    37,330      32,900        --          --      41,357      42,552     36,379      35,915
     Nonrecurring charges.............        --      40,144        --       4,310          --       4,310         --       4,310
     Amortization of intangibles and
       depreciation expense...........    82,787      39,822     3,103       3,919      97,956     117,493     97,873     117,382
   Less:
     Other (income) expense...........   (21,288)         --      (298)       (594)    (21,527)        276    (21,527)        276
                                        --------    --------    ------     -------    --------    --------   --------    --------
       EBITDA.........................  $120,442    $ 30,593    $9,661     $11,556    $135,108    $113,466   $135,108    $113,466
                                        --------    --------    ------     -------    --------    --------   --------    --------
   Plus:
     Installation related expenses....    19,741      34,998        --          --      19,741      34,998     19,741      34,998
   Less:
     Installation revenues............    (7,845)    (15,129)       --          --      (7,845)    (15,129)    (7,845)    (15,129)
                                        --------    --------    ------     -------    --------    --------   --------    --------
     Adjusted EBITDA..................  $132,338    $ 50,462    $9,661     $11,556    $147,004    $133,335   $147,004    $133,335
                                        ========    ========    ======     =======    ========    ========   ========    ========

(e) Excludes short term borrowings due to parent and the current portion of long term debt and capital leases.

(f) At the effective date of the merger, each Lifeline stockholder will receive a combination of $14.50 in cash and a number of shares of New Protection One common stock for each share of Lifeline common stock such stockholder owns. The exact amount of cash and/or shares of New Protection One common stock to be received by each stockholder of Lifeline is dependent upon, among other things, (1) the "Average Closing Price" of Protection One common stock on the New York Stock Exchange, which will determine the exchange ratio within a defined range, and (2) the allowed election by each Lifeline stockholder to substitute additional shares of New Protection One common stock for all or a portion of the $14.50 per share cash portion of the merger consideration. Accordingly, two alternative scenarios of unaudited pro forma combined financial statements are presented that give effect to the range of possible amounts of New Protection One common stock and/or cash to be received by Lifeline stockholders upon consummation of the Lifeline merger. The

"Max Cash" scenario assumes that all of the Lifeline stockholders elect to receive the $14.50 cash consideration, reflecting the maximum cash consideration which could be paid in the transaction. The "Max Stock" scenario assumes that all Lifeline shareholders elect to receive the $14.50 cash consideration in equivalent New Protection One common stock, reflecting the maximum stock consideration which could be paid in the transaction. All such scenarios are based upon the measurement of the "Average Closing Price" as of December 4, 1998, the most recent practicable date prior to the completion of this Prospectus.

MARKET PRICE AND DIVIDEND INFORMATION

     The Protection One common stock has been listed on the New York Stock Exchange since November 6, 1998 under the symbol "POI" and was previously quoted on the Nasdaq Stock Market under the symbol "ALRM". The Lifeline common stock is quoted on the Nasdaq Stock Market under the symbol "LIFE". The table below sets forth for each of the calendar quarters indicated, the high and low sales prices per share of Protection One common stock and Lifeline common stock, as reported by the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and the dividends per share declared on the Protection One common stock and the Lifeline common stock. All prices are as reported by the National Quotation Bureau, Incorporated, as adjusted for applicable stock splits.

                                                 PROTECTION ONE COMMON STOCK    LIFELINE COMMON STOCK
                                                -----------------------------   ----------------------
                                                HIGH      LOW      DIVIDENDS    HIGH   LOW   DIVIDENDS
                                                -----     ----     ----------   ----   ---   ---------
1996:
  First Quarter...............................   $14 3/4  $ 9          --       $12 3/4 $10 1/2    --
  Second Quarter..............................    17 7/8   13 1/4      --        14 5/8  11 7/8    --
  Third Quarter...............................    16 7/8   11 3/4      --        19 1/4  11 1/2    --
  Fourth Quarter..............................    15        8 3/4      --        20 1/2  15     --
1997:
  First Quarter...............................   $11 1/8  $ 7 3/8      --       $19 1/8 $16 1/2    --
  Second Quarter..............................    14 1/8    9 1/4      --        20 1/2  16     --
  Third Quarter...............................    21 3/4   13 3/8      --        20 1/2  17     --
  Fourth Quarter(1)...........................    20 1/8   10 3/4     $ 7        25 1/4  18     --
1998:
  First Quarter...............................   $13 1/2  $10 1/16     --       $25 3/8 $21     --
  Second Quarter..............................    13 7/8    9 1/2      --        22 1/2  17 1/8    --
  Third Quarter...............................    11 7/8    6 15/16     --       21 3/4  17 3/4    --
  Fourth Quarter (through December 7, 1998)...    12        8 1/8      --        28 1/4  16 1/2    --

---------------

(1) On July 31, 1997, Protection One declared a cash distribution of $7.00 per share to all holders of record of its common stock, which was subsequently paid on November 24, 1997.

DIVIDEND INFORMATION

     Following the mergers and subject to the dividend preferences of any New Protection One preferred stock that may be issued in the future, the holders of New Protection One common stock will be entitled to receive such dividends as may be declared by the New Protection One board of directors from funds legally available therefor.

     Other than the cash distribution paid to holders of record of Protection One common stock as of November 24, 1997, to holders of outstanding options to purchase Protection One common stock and to holders of certain warrants exercisable for Protection One common stock, all in connection with the combination of the Protection One and Western Resources security businesses in November 1997,

Protection One has never paid any cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. New Protection One intends to retain its cash flows for the operation and expansion of its business. The indenture governing the 13 5/8% Senior Subordinated Discount Notes due 2005 of Protection One Alarm Monitoring, Inc. ("Monitoring"), which will become New Protection One's principal operating subsidiary, and the credit agreement relating to its senior credit facility restrict Monitoring's ability to pay dividends or make other distributions to its corporate parent. Consequently, these agreements will restrict New Protection One's ability to declare or pay any dividend on, or make any other distribution in respect of, its capital stock.

NUMBER OF STOCKHOLDERS

     As of December 15, 1998, there were approximately           stockholders of
record who held shares of Protection One common stock, as shown on the records of Protection One's transfer agent for such shares.

     As of December 15, 1998, there were approximately           stockholders of
record who held shares of Lifeline common stock, as shown on the records of Lifeline's transfer agent for such shares.

COMPARATIVE PER SHARE DATA

     We have summarized below the per share information of Protection One and Lifeline on a historical, pro forma combined and pro forma equivalent basis. The information should be read in conjunction with the unaudited pro forma condensed financial statements included on pages 31 through 34 of this Prospectus and in conjunction with the historical financial statements and related notes of Protection One and Lifeline contained or incorporated by reference in this Prospectus. For information on where you can find more information about Protection One and Lifeline, see page ii.

     You should be aware that this pro forma information may not be indicative of what actual results will be in the future or what the results would have been for the periods presented.

                                                              NINE MONTHS
                                                                 ENDED      YEAR ENDED
                                                               SEPT. 30,     DEC. 31,
                                                                 1998          1997
                                                              -----------   ----------
UNAUDITED PRO FORMA COMBINED(1)
  Max Cash
     Net income (loss) per common share.....................    $  .07        $ (.17)
     Book value per share...................................    $12.81            --
  Max Stock
     Net income (loss) per common share.....................    $  .08        $ (.13)
     Book value per share...................................    $12.50            --
LIFELINE PER SHARE EQUIVALENT(2)(3)
  Max Cash
     Net income (loss) per common share.....................    $  .11        $ (.26)
     Book value per share...................................    $19.46            --
  Max Stock
     Net income (loss) per common share.....................    $  .12        $ (.20)
     Book value per share...................................    $18.99            --
LIFELINE HISTORICAL
     Net income per common share............................    $  .66        $  .37
     Cash dividends per share...............................        --            --
     Book value per share...................................    $ 5.89        $ 5.86
PROTECTION ONE HISTORICAL
     Net income (loss) per common share.....................    $  .10        $ (.70)
     Cash dividends per share(3)............................    $   --        $ 7.00
     Book value per share...................................    $16.19        $11.20

---------------

(1) The pro forma combined per share data for Protection One and Lifeline for the year ended December 31, 1997 and the nine months ended September 30, 1998 have been prepared as if the transactions described in "Pro Forma
    Financial Information" beginning on page   had occurred on January 1, 1997.

(2) The equivalent pro forma per share amounts of Lifeline are calculated by multiplying pro forma net income per share of Protection One and pro forma book value per share of Protection One by an exchange ratio of 1.5193.

(3) Other than the cash distribution paid on November 24, 1997 in connection with the Combination, Protection One has never paid any cash dividends, and New Protection One does not intend to pay any cash dividends in the foreseeable future. Accordingly, such amounts have not been given pro forma effect or included in the per share equivalent presentation.

                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus, before voting to approve the Lifeline merger. This Prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors set forth below.

DIFFICULTY OF INTEGRATING LIFELINE AND ENTERING NEW LINES OF BUSINESS

     As a result of the Lifeline merger, New Protection One will enter into a new line of business not previously undertaken by Protection One. Although security alarm and personal response monitoring services are similar, New Protection One will be learning the operations of Lifeline's business following the mergers. Consequently, senior management will be required to spend a considerable amount of time integrating the combined entity. There can be no assurance that management will be able to successfully integrate the new employees and operations following the mergers.

FLUCTUATION IN VALUE OF THE LIFELINE MERGER CONSIDERATION

     The number and market price of the shares of New Protection One common stock that Lifeline stockholders will receive in connection with the Lifeline merger is subject to fluctuation. The number of shares of New Protection One common stock that will be received depends upon the average closing price of Protection One common stock during a prescribed measurement period prior to the Lifeline special meeting. See "THE MERGER AGREEMENT -- Conversion of Lifeline Common Stock" beginning on page 55. Although the number of New Protection One shares Lifeline stockholders will receive in the Lifeline merger is based on that average closing price, the market price of Protection One common stock may fluctuate. Accordingly, on the effective date of the mergers, the date(s) Lifeline stockholders actually receive their shares of New Protection One common stock upon surrender of their Lifeline stock certificates, and the date(s) on which a stockholder may dispose of such shares, the market price of the New Protection One common stock may be more or less than the average closing price of Protection One common stock used to determine the merger consideration.

IMPACT OF ACQUISITION STRATEGY ON OPERATIONS

     A principal element of New Protection One's business strategy will be to continue to grow rapidly by acquiring portfolios of alarm monitoring accounts. During the 1992-1998 period, acquisitions were the primary source of Protection One's growth. Since November 1997, Protection One has completed in excess of 20 transactions, adding more than 1.0 million subscribers. However, in 1998, growth through Protection One's program, through which it acquires subscriber accounts from its authorized dealers (the "Dealer Program"), has become an increasingly important component of its growth.

     Demands on Management. The November 1997 transaction that combined the security businesses of Western Resources with Protection One and subsequent acquisitions have placed very significant demands on Protection One, and will continue to place substantial demands on New Protection One, with respect to management, operational resources and financial and internal control systems. New Protection One's future operating results will depend in part on its ability to continue to implement and improve its operating and financial controls and to expand, train and manage its employee base. Significant changes in quarterly revenues and costs may result from the execution of this business strategy, resulting in fluctuating financial results. Additionally, managing the growth of the business may limit the time available to New Protection One's management to attend to other operational, financial and strategic issues.

     Uncertainties Associated with Acquisitions. Acquisitions of portfolios of subscriber accounts involve a number of uncertainties. Sellers typically do not have audited historical financial information with respect to the acquired accounts. Therefore, in making acquisition decisions, Protection One has generally relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. New Protection One will generally rely on the same factors and there can be no assurance that such representations and warranties are or will be true and complete or, if such representations and warranties are inaccurate, that New Protection One will be able to uncover such inaccuracies in the course of its due diligence or recover damages from the seller in an amount sufficient to fully compensate us for any resulting losses. Risks associated with these uncertainties include, without limitation, the following:

     - the possibility of unanticipated problems not discovered prior to the acquisition,

     - higher than expected account attrition, and

     - for acquisitions that are structured as stock purchases of other companies, the assumption of unexpected liabilities and the disposition of unnecessary or undesirable assets of the acquired companies.

     Also, because the primary consideration in acquiring a portfolio of subscriber accounts is the MRR associated with the purchased accounts, the price Protection One has paid has customarily been directly tied to such MRR. This price varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts and other factors. New Protection One expects that future acquisitions will present at least the same risks to it as prior acquisitions have represented to Protection One.

     Potential Difficulties in Providing Service to New Subscribers Could Result in Loss of Subscribers. An important aspect of Protection One's acquisition program is the integration of subscriber accounts into its operations after purchase. Depending upon the size, frequency and location of acquisitions, the integration of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if corporate or branch operations fail to integrate a substantial portion of or do not adequately service acquired subscriber accounts, New Protection One may experience higher attrition in the future.

NEED FOR ADDITIONAL FUNDING

     Protection One's purchases of subscriber accounts through the Dealer Program and acquisitions of portfolios of subscriber accounts and new lines of business have generated cash needs that exceed the net cash provided by its operating activities. New Protection One intends to continue to pursue subscriber account growth through the Dealer Program and acquisitions. As a result, New Protection One will be required to seek additional funding from additional borrowings under the credit facility through Westar Capital or a replacement credit facility (its "senior credit facility") or other credit facilities and the sale of additional securities in the future, which could include debt securities, which may lead to higher leverage. See "-- Leverage." Any inability to obtain funding through external financing could adversely affect New Protection One's ability to increase its subscribers, revenues and cash flows from operations. There can be no assurance that external funding will be available to New Protection One on favorable terms or at all.

HISTORY OF LOSSES

     Protection One incurred a net loss of $49.3 million in 1997 and a net loss of $0.7 million in 1996, and Westinghouse Security (the predecessor of Protection One for accounting purposes) reported net losses of $4.9 million, $5.9 million, $1.8 million and $9.2 million in fiscal 1996, 1995, 1994 and 1993, respectively. These losses reflect, among other factors:

     - substantial charges incurred by Protection One and Westinghouse Security for amortization of purchased subscriber accounts,

     - interest incurred on indebtedness, and

     - non-recurring charges.

     - For the year ended December 31, 1997 and nine months ended September 30, 1998, on a pro forma basis after giving effect to the mergers, Protection One would have incurred $117.5 and $98.0 million of depreciation and amortization expense or $117.4 million and $97.9 million of depreciation and amortization expense, assuming Lifeline shareholders elect the maximum cash consideration or maximum stock consideration, respectively.

     These charges, with the exception of non-recurring charges, will increase as Protection One and New Protection One continue to purchase subscriber accounts or increase indebtedness, or if interest rates on their indebtedness increase. There can be no assurance that New Protection One will attain profitable operations on an annual basis or at all.

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

     As a result of the acquisition of Compagnie Europeenne de Telesecurite ("CET") by Protection One, Protection One will generate a portion of its revenues and operating income from operations in Europe. Protection One does not engage to a material extent in hedging activities intended to offset the risk of exchange rate fluctuations. Both the revenues from international operations and obligations of CET denominated in foreign currency are subject in varying degrees to risks inherent in doing business outside the United States. Such risks include economic instability, currency exchange rate fluctuations, changes in import duties, trade restrictions, work stoppages, currency restrictions and other restraints and taxes. With respect to Protection One's exposure to fluctuations in currency exchange rates, Protection One anticipates that substantially all of its foreign exchange transactions will be denominated in the euro (as discussed below). Any significant change in the value of the currencies of the countries in which Protection One does business against the U.S. dollar could affect its ability to control its cost structure and satisfy foreign denominated obligations, which, in turn, could have a material adverse effect on Protection One's results of operations and financial condition. Furthermore, depreciation of the value of the U.S. dollar against foreign currencies in which Protection One transacts business may have a negative impact on the income from operations of such foreign operations.

     On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to establish fixed conversion rates between their sovereign currencies (the "legacy currencies") and a single European currency (the "euro"). During a transition period from January 1, 1999 through December 31, 2001, legacy currencies will continue in use; however, the value of such currencies will be set at fixed and irrevocable conversion rates to the euro. Beginning in January 2002, new euro-denominated bills and coins will be issued and the legacy currencies will be withdrawn from circulation. Protection One is addressing issues raised by the conversion to the euro, in ways such as adapting its information technology systems and assessing whether cross-border price transparency will limit CET's flexibility to charge different prices for similar products. CET's efforts to adapt its systems differ at its various European operations. Some operations are expected to be able to accommodate euro-denominated invoicing and purchasing transactions by January 1, 1999. CET's significant European operations have formulated plans to accommodate all euro-denominated transactions and triangulation conventions by January 1, 2002. Protection One anticipates that its costs in connection with the euro conversion will not be material. Protection One does not anticipate that the conversion from the legacy currencies to the euro would have a material adverse impact on its financial condition or results of operations.

LEVERAGE

     Protection One has, and New Protection One will have, a large amount of consolidated indebtedness when compared to the equity of their respective stockholders. The terms of various indentures and credit agreements that New Protection One will assume limit, but do not prohibit, the incurrence of additional indebtedness. Protection One and New Protection One expect to incur additional indebtedness in the future in order to fund future additions of subscriber accounts through purchases in connection with the Dealer Program and future acquisitions of subscriber account portfolios as part of the business strategy. To the extent that Protection One or New Protection One will need to rely on funds under its senior credit facility beyond its current maturity of March 30, 1999, Protection One and New Protection One believe that they will be able to obtain further extensions of the maturity date of the senior credit facility from time to time, or will be able to refinance the senior credit facility prior to its present maturity date, although there can be no assurance that they will be able to do so.

     Additionally, please be aware that:

     - As of September 30, 1998, Protection One had outstanding long-term indebtedness, including capital leases, of approximately $481.2 million, an accumulated deficit of $40.0 million and stockholder's equity of $1,349.8 million. A portion of its consolidated debt bears interest at floating rates; therefore, Protection One's financial results are and will continue to be affected by changes in prevailing interest rates. As of September 30, 1998, Protection One had approximately $294.8 million of debt outstanding bearing interest at floating interest rates.

     - As of September 30, 1998, on a pro forma basis after giving effect to the mergers, as though such events had occurred at such date, Protection One would have had approximately $918.8 or $820.9 million of indebtedness outstanding assuming Lifeline shareholders elect the maximum cash consideration or maximum stock consideration, respectively, and there would have been approximately $178.0 and $80.1 million available for future borrowings under its senior credit facility under these same scenarios, respectively.

     Such a large amount of indebtedness could have negative consequences, including, without limitation:

     - The ability to obtain additional financing in the future for working capital, the Dealer Program, acquisitions of portfolios of subscriber accounts, capital expenditures, general corporate purposes or other purposes may be impaired.

     - The vulnerability of New Protection One to a downturn in its business or the economy generally.

     - The ability to compete against other less leveraged companies may be adversely affected.

     The indenture (which we refer to as the "Discount Notes Indenture") under which Protection One Alarm Monitoring, Inc., a Delaware corporation and wholly-owned subsidiary of Protection One ("Monitoring"), issued its 13 5/8% Senior Subordinated Discount Notes due 2005 (which we refer to as the "Discount Notes"), the indenture (which we refer to as the "Convertible Notes Indenture") under which Monitoring issued its 6 3/4% Senior Subordinated Convertible Notes due 2003 (which we refer to as the "Convertible Notes") and the indenture (which we refer to as the "Senior Notes Indenture") under which Monitoring issued its 7 3/8% Senior Notes due 2005 (which we refer to as the "Senior Notes") contain, and the new senior credit facility is expected to continue to contain, certain restrictive covenants, including covenants under the new senior credit facility that will require Protection One to obtain the consent of the lenders under such senior credit facility to certain actions by Protection One and to maintain certain financial ratios in order to make certain investments and take certain other actions, all of which may impose limitations on the ability of Protection One or New Protection One to execute its business strategy. The failure to comply with the aforementioned covenants could be an event of default and could accelerate our payment obligations and, in some cases, could affect other obligations with cross-default or cross-acceleration provisions.

     The ability of Protection One or New Protection One to satisfy any payment obligations will depend, in large part, on their performance, which will ultimately be affected by general economic and business factors, many of which will be outside management's control. Protection One and New Protection One believe that the cash flow from operations combined with borrowings under the senior credit facility will be enough to meet their expenses and interest obligations, however, if these payment obligations can't be satisfied, Protection One or New Protection One will be forced to find alternative sources of funds by selling assets, restructuring, refinancing debt or seeking additional equity capital. There can be no assurance that any of these alternative sources would be available on satisfactory terms or at all.

RISKS RELATED TO THE DEALER PROGRAM

     During 1995-1997, Protection One's Dealer Program became an increasingly important source of its growth. New Protection One expects that this emphasis will continue. Several of Protection One's competitors also have or are initiating dealer programs, and there can be no assurance that New Protection One will be able to retain or expand Protection One's current dealer base or that competitive offers to dealers will not require New Protection One to pay higher prices to dealers for subscriber accounts than have previously been paid.

POSSIBLE ADVERSE EFFECT OF "FALSE ALARM" ORDINANCES

     According to Protection One's experience and industry data, substantially all alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

     A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Enactment of these measures could adversely affect the business and operations of New Protection One. Such measures include:

     - subjecting alarm monitoring companies to fines or penalties for transmitting false alarms,

     - licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms,

     - imposing fines on alarm subscribers for false alarms,

     - imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and

     - requiring further verification of an alarm signal before the police will respond.

POSSIBLE ADVERSE EFFECT OF FUTURE GOVERNMENT REGULATIONS; RISKS OF LITIGATION

     The operations of Protection One are, and the operations of New Protection One will be, subject to a variety of laws, regulations and licensing requirements of both domestic and foreign federal, state and local authorities. Certain jurisdictions require Protection One to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the business, financial condition, results of operations, prospects or ability to service debt obligations of New Protection One.

     Protection One's advertising and sales practices are regulated in the United States by both the Federal Trade Commission and state consumer protection laws. In addition, such practices are also regulated by certain administrative requirements and laws of foreign jurisdictions in which Protection One operates. These regulations include restrictions on the manner in which Protection One promotes the sale of security alarm systems and its obligation to provide purchasers of alarm systems with certain rescission rights and certain foreign jurisdictions' restrictions on a company's freedom to contract. While Protection One believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations was violated in connection with the solicitation of its existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that Protection One or New Protection One will not violate these regulations in the future.

LIABILITY FROM OPERATIONS

     The nature of the services Protection One provides potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the alarm monitoring agreements and other agreements pursuant to which Protection One sells products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will be enforced, and the costs of such litigation could have a material adverse effect on the business, financial condition, results of operations, prospects or ability to service debt obligations of New Protection One.

     Protection One's alarm response and patrol services require its personnel to respond to emergencies that may entail risk of harm to such employees and to others. In most cities in which Protection One provides such services, its patrol officers carry firearms, which may increase the risk of harm. Although Protection One screens and trains its employees, the provision of alarm response service subjects Protection One and New Protection One to greater risks related to accidents or employee behavior than other types of businesses. Reduction of police participation in the handling of emergencies could expose Protection One's patrol officers to greater hazards and further increase our risk of liability.

     Protection One carries insurance of various types, including general liability and errors and omissions insurance. Protection One's loss experience and the loss experience of other security service companies may affect the availability and cost of such insurance. Certain of Protection One's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. Protection One competes with major firms with substantial financial resources, including ADT Operations Inc., a subsidiary of Tyco International, Inc.; the security subsidiaries of the Ameritech Corporation; and Brinks Home Security Inc., a subsidiary of The Pittston Services Group. Other alarm service companies have adopted a strategy similar to Protection One's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some competitors have greater financial resources than Protection One, or may be willing to offer higher prices than it is prepared to offer, to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to New Protection One, thus reducing New Protection One's rate of growth, or to increase the price it pays for subscriber accounts, which could have a material adverse effect on New Protection One's return on investment in such accounts and its results of operations.

IMPACT OF DECLINES IN NEW CONSTRUCTION OF MULTI-FAMILY DWELLINGS

     Demand for alarm monitoring services in the multi-family alarm monitoring market is tied to the construction of new multi-family structures. Protection One believes that developers of multi-family dwellings view the provision of alarm monitoring services as an added feature that can be used in marketing newly developed condominiums, apartments and other multi-family structures. Accordingly, New Protection One anticipates that the growth in the multi-family alarm monitoring market will continue so long as there is a demand for new multi-family dwellings. However, the real estate market in general is cyclical and, in the event of a decline in the market for new multi-family dwellings, it is likely that demand for New Protection One's alarm monitoring services to multi-family dwellings would also decline, which could negatively impact New Protection One's results of operations.

IMPACT OF YEAR 2000 ISSUE

     An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice could result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. Protection One is reviewing its computer and signal processing to identify and correct any components that could be affected by the change of the date to January 1, 2000 (the "Year 2000 Issue"). New Protection One will continue the review until January 1, 2000, particularly with respect to the acquisition of security businesses that include additional computer systems and equipment. In addition, changes in the state of compliance or preparedness within companies that provide services or equipment to New Protection One will require management to continue its evaluation. Based on the on-going review, New Protection One believes that the Year 2000 Issue does not pose material operational problems. However, the most reasonably likely worst case scenario is to be found in the area of external services, specifically firms providing electrical power, heating, ventilating and air conditioning, and telecommunications (local and long distance). While Protection One believes the total collapse of service providers is highly unlikely, one or more of the following scenarios could occur: (1) temporary disruption or unpredictable provision of nationwide long-distance service; (2) temporary or unpredictable provision of local telephone service; and (3) temporary interruption or unpredictable provision of electrical power. Additionally, New Protection One estimates the costs associated with the assessment of risk and the execution of corrective action to be approximately $3.0 million.

IMPLEMENTATION OF LIFELINE'S NEW CALL CENTER PLATFORM

     Lifeline is in the process of developing its new call center platform and may experience risks and uncertainties associated with the development of new information technology. These include the risks that such development effort may not be completed on schedule, or at all, or within budget, or that future developments in information technology will render Lifeline's system non-competitive; the risks that Lifeline does not realize the intended benefits from the new system, once completed; and the uncertainty associated with the substantial commitment of funds to the development effort, including the risks that Lifeline will have available significantly less cash to finance its operations, other capital expenditures and future growth, including acquisitions.

IMPACT OF LIFELINE'S MOVE TO NEW CORPORATE HEADQUARTERS

     Lifeline anticipates moving to new corporate headquarters beginning in early 1999. The new facility is approximately 20 miles from Lifeline's current headquarters. There can be no assurance that the move will not have a material adverse effect on Lifeline's business, financial condition or results of operations, including as a result of employee attrition.

CONTROL OF NEW PROTECTION ONE BY WESTERN RESOURCES

     Western Resources, through Westar Capital, Inc., a wholly owned subsidiary of Western Resources, owned approximately 84.6% of the outstanding common stock of Protection One as of November 30, 1998. Westar Capital has indicated that it may acquire additional shares of Protection One common stock prior to consummation of the mergers in an amount sufficient for it to maintain an ownership position in excess of 80% of the issued and outstanding shares of New Protection One common stock following the consummation of the mergers, although it is not bound by any agreement with Protection One or New Protection One that would either obligate it to or prevent it from acquiring additional shares of Protection One or New Protection One prior to or after the mergers. As long as Westar Capital continues to beneficially own in excess of 50% of the shares of New Protection One common stock outstanding, Westar Capital will be able to direct the election of all directors of New Protection One and exercise a controlling influence over the business and affairs of New Protection One, including any determinations with respect to mergers or other business combinations involving New Protection One, the acquisition or disposition of material assets by New Protection One and the incurrence of indebtedness by New Protection One and the payment of dividends on New Protection One common stock. Similarly, Westar Capital will have the power to determine matters submitted to a vote of New Protection One's stockholders without the consent of New Protection One's other stockholders, will have the power to prevent or cause a change in control of New Protection One and could take other actions that might be favorable to Western Resources and Westar Capital, whether or not such actions would be favorable to New Protection One or its stockholders generally.

ATTRITION OF SUBSCRIBER ACCOUNTS

     Protection One experiences attrition of subscriber accounts as a result of, among other factors:

     - relocation of subscribers,

     - adverse financial and economic conditions, and

     - competition from other alarm service companies.

     In addition, Protection One experiences attrition of newly acquired accounts to the extent it does not integrate such accounts or does not adequately service those accounts. An increase in attrition rates could have a material adverse effect on New Protection One's revenues and earnings.

     When acquiring accounts, Protection One seeks, and New Protection One will seek, to withhold a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the assumed rate at the time of the acquisition, and damages can not be recouped from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the business, financial condition, results of operations, prospects or ability to service the debt obligations of New Protection One. Moreover, there can be no assurance that New Protection One will be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. New Protection One has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by Protection One. In addition, because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

     As of September 30, 1998, the cost of intangible assets, net of accumulated amortization for Protection One, was $2.169 billion, which constituted approximately 89% of the book value of its total assets. Purchased subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues (generally ten years) and goodwill is amortized over a forty-year life. The effects of gross subscriber attrition have historically been offset by:

     - adding new accounts from subscribers who move into premises previously occupied by prior subscribers and in which security alarm systems are installed,

     - conversions of accounts that were previously monitored by other alarm companies to Protection One monitoring services, and

     - accounts for which Protection One obtains a guarantee from the seller that allows it to "put" back to the seller canceled accounts.

     The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. Protection One periodically reviews actual account attrition and, when necessary, adjusts the remaining estimated lives of purchased accounts to reflect assumed future attrition. There could be a material adverse effect on the business, financial condition, results of operations, prospects or ability to service debt obligations of New Protection One if actual account attrition significantly exceeds assumed attrition and the period over which the cost of purchased subscriber accounts is amortized is shortened.

SHARES ELIGIBLE FOR FUTURE SALE

     Of the shares of New Protection One common stock that will be outstanding following consummation of the mergers, all shares owned by Westar Capital, Inc. will be subject to the sale limitations of Rule 144 under the Securities Act, and shares of New Protection One common stock received by certain directors, officers and other affiliates of Lifeline will be subject to the volume limitations of Rule 144 pursuant to the provisions of Rule 145 under the Securities Act. In addition, (i) an aggregate of 9,245,529 shares of New Protection One common stock will be issuable upon conversion of the Convertible Notes at a conversion price of approximately $11.19 per share, (ii) an aggregate of 1,313,163 shares of New Protection One common stock will be issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.67 per share, and (iii) 4,895,602 shares of New Protection One will be issuable upon exercise of outstanding options with a weighted average exercise price of $13.32 per share. The shares of New Protection One that will be held by Westar Capital following the mergers will be freely tradable by those persons who acquire such shares.

ANTITAKEOVER PROVISIONS

     Certain provisions of New Protection One's Certificate of Incorporation and By-laws, together with certain provisions of Delaware law and certain provisions in the indentures for the Convertible Notes and the Discount Notes, may render more difficult or have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management of New Protection One. See "Description of Capital Stock."

Although such provisions do not have a substantial practical significance to investors while Western Resources, through Westar Capital, controls New Protection One, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Westar Capital's voting power decrease to less than 50%.

DIVIDEND POLICY, RESTRICTIONS ON DIVIDENDS

     Other than a cash distribution paid on November 24, 1997 in connection with the combination of Protection One and the security businesses of Western Resources, Protection One has never paid any cash dividends on its common stock and New Protection One does not intend to pay any cash dividends in the foreseeable future. As with Protection One, New Protection One is a holding company and will be dependent upon the receipt of dividends or other distributions from Monitoring, Lifeline and its other operating subsidiaries to fund its operations. The credit agreement relating to Protection One's senior credit facility and the Discount Notes Indenture restrict Protection One's ability to declare or pay any dividend on, or make any other distribution in respect of, Protection One common stock and do not permit distributions from Monitoring or Protection One's other subsidiaries to Protection One other than for certain specified purposes. Following the mergers, the restrictions currently applicable to Protection One will apply to New Protection One.

POSSIBLE VOLATILITY OF PRICES OF THE COMMON STOCK

     The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market prices of New Protection One common stock may be significantly affected by quarterly variations in its operating results, litigation involving New Protection One, general trends in the security alarm and personal security monitoring industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of New Protection One. Due to all of the foregoing factors, it is likely that New Protection One's operating results will fall below the expectations of New Protection One, securities analysts or investors in some future quarter. In such event, the trading price of the New Protection One common stock would likely be materially and adversely affected.

             SELECTED CONSOLIDATED FINANCIAL DATA OF PROTECTION ONE

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto of Protection One and the financial statements and the related notes thereto of the Westinghouse security business of Western Resources, the accounting predecessor of Protection One ("Westinghouse Security"), incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 and the Quarterly Report on Form 10-Q for the period ended September 30, 1998 for Protection One. All amounts are in thousands, except per share and subscriber data, unless otherwise noted.

                                             PROTECTION ONE(A)             WESTINGHOUSE SECURITY (PREDECESSOR)(B)
                                     ----------------------------------   -----------------------------------------
                                        NINE
                                       MONTHS        YEAR        YEAR     53 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS
                                       ENDED        ENDED       ENDED      ENDED      ENDED      ENDED      ENDED
                                     SEPT. 30,     DEC. 31,    DEC. 31,   DEC. 30,   DEC. 20,   DEC. 20,   DEC. 16,
                                        1998         1997        1996       1996       1995       1994       1993
                                     ----------   ----------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues...........................  $  277,097   $  144,773   $  8,097   $110,881   $88,710    $67,253    $ 47,985
Cost of revenues...................      88,027       35,669      3,348    25,960     17,280     15,224      11,615
                                     ----------   ----------   --------   --------   --------   --------   --------
Gross profit.......................  $  189,070   $  109,104   $  4,749   $84,921    $71,430    $52,029    $ 36,370
Selling, general and administrative
  expense..........................      61,301       77,203      5,091    60,166     50,919     27,448      30,674
Acquisition and transition
  expense..........................       7,327        1,308         --       101        101         --          --
Amortization of intangibles and
  depreciation expense.............      82,787       39,822        609    21,613     17,804     13,959      13,009
Nonrecurring charges(c)............          --       40,144         --        --         --         --          --
                                     ----------   ----------   --------   --------   --------   --------   --------
Operating income (loss)............  $   37,655   $  (49,373)  $   (951)  $ 3,041    $ 2,606    $10,622    $ (7,313)
Interest expense, net..............      37,330       32,900         15    10,879     12,159     13,467       7,511
Other (income) expense.............     (21,288)          --         --        --         --         --          --
                                     ----------   ----------   --------   --------   --------   --------   --------
Income (loss) before income taxes
  and extraordinary gain...........  $   21,613   $  (82,273)  $   (966)  $(7,838)   $(9,553)   $(2,845)   $(14,824)
Income tax (expense) benefit.......     (13,251)      32,970        310     2,978      3,630      1,081       5,633
Extraordinary gain.................       1,591           --         --        --         --         --          --
                                     ----------   ----------   --------   --------   --------   --------   --------
  Net income (loss)................  $    9,953   $  (49,303)  $   (656)  $(4,860)   $(5,923)   $(1,764)   $ (9,191)
                                     ==========   ==========   ========   ========   ========   ========   ========
  Net income (loss) per share,
    basic and diluted..............  $      .10   $     (.70)  $   (.01)       (b)        (b)        (b)         (b)
OTHER DATA:
MRR(d).............................  $   33,350   $   18,978   $  8,974   $ 7,870    $ 6,437    $ 5,231    $  4,288
Subscribers, net at end of
  period...........................   1,498,146      756,818    424,100   313,784    265,839    214,785     224,960
EBITDA(e)..........................  $  120,442   $   30,593   $   (342)  $24,654    $20,410    $24,581    $  5,696
Adjusted EBITDA (e)................  $  132,338   $   50,462   $    (22)  $37,327    $31,918    $27,559    $  4,228

                                       AS OF        AS OF       AS OF      AS OF      AS OF      AS OF      AS OF
                                     SEPT. 30,     DEC. 31,    DEC. 31,   DEC. 30,   DEC. 20,   DEC. 20,   DEC. 16,
                                        1998         1997        1996       1996       1995       1994       1993
                                     ----------   ----------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)(f).......  $ (111,751)  $   33,632   $(14,899)  $(19,515)  $(13,035)  $(11,551)  $ (2,550)
Subscriber accounts and
  intangibles, net.................     954,670      538,318    265,530   157,969    138,620    114,236      94,148
Goodwill and trademarks, net.......   1,214,518      682,180    218,991    11,102     11,397     11,691          --
Total assets.......................   2,424,670    1,446,644    506,647   187,456    170,907    145,062     109,593
Total debt, including capital
  leases...........................     820,890      359,470     65,053    47,931     57,617     58,475      35,883
Total stockholders' equity.........   1,349,845      933,975    410,430   106,140     89,120     60,108      55,803

---------------

(a) Prior to November 24, 1997, Protection One was a standalone security business. Upon consummation of the Combination, Protection One acquired WRSB and Centennial. As a result of the Combination, Westar Capital acquired ownership of approximately 82% of Protection One. The Combination was accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquiror. Accordingly, the results of operations of Protection One and Centennial have been included in the consolidated financial statements only since November 24, 1997. The 1996 historical financial statements of Protection One are those of the accounting acquiror, WRSB.

     The operating results of WRSB for the year ended December 31, 1995, can be considered nominal in relation to the consolidated statements of operations. The 1995 results are comprised of only two months of start-up activity. Summarized operating results are as follows:

Revenue.....................................................  $344
Gross Profit................................................   189
Net Income..................................................    18

(b) On December 30, 1996, Western Resources, through its indirect wholly owned subsidiary, WestSec, Inc., purchased the assets and assumed certain liabilities comprising the security business of Westinghouse Security from WEC. Westinghouse Security is deemed to be a predecessor of Protection One for accounting purposes.

     Selected financial data for 1993 through 1996 were derived from the financial statements of Westinghouse Security for those years. Per share data is omitted because Westinghouse Security was wholly owned by WEC.

(c) In connection with the Combination, Protection One incurred nonrecurring charges of $40.1 million in order to reflect business activities of the accounting acquirer, WRSB, that are no longer of continuing value to the combined entity and that will be phased out in the integration of operations. These charges have been separately identified as a component of operating income in the statements of operations incorporated herein by reference to Protection One's Annual Report on Form 10-K for fiscal year end 1997. Charges for the year ended December 31, 1997, are as follows:

Inventory and other asset losses............................  $17,697
Customer account transition.................................   12,337
Disposition of excess fixed assets..........................    4,128
Closure of duplicate facilities.............................    1,991
Severance compensation and benefits.........................    1,865
Other.......................................................    2,126
                                                              -------
                                                              $40,144
                                                              =======

(d) MRR is monthly recurring revenue that Protection One is entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. Protection One does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on Protection One's overall rate of attrition.

(e) EBITDA is derived by adding to income (loss) before income taxes, the sum of (i) interest expense, net, (ii) nonrecurring charges, and (iii) amortization of intangibles and depreciation expense and deducting other (income) expense. Adjusted EBITDA is derived by adding to EBITDA installation-related expenses, and deducting from EBITDA installation revenues during the period. EBITDA and Adjusted EBITDA do not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income and is indicative neither of Protection One's operating performance nor of cash flows available to fund Protection One's cash needs. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing Protection One's financial performance. Protection One believes presentation of Adjusted EBITDA enhances an understanding of its financial condition, results of operations and cash flows because EBITDA and Adjusted EBITDA are used by Protection One to satisfy its debt service obligations, and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, EBITDA and Adjusted EBITDA are used by senior lenders and subordinated creditors and the investment community to determine the current borrowing capacity and to estimate the long-term value of companies with recurring cash flows from operations and net losses. Protection One also presents Adjusted EBITDA as a measure which Protection One believes provides a more appropriate comparison to EBITDA presented by companies that grow through a dealer program or acquisitions.

     The following table provides a calculation of EBITDA and Adjusted EBITDA for each of the periods presented above:

                                              PROTECTION ONE(A)           WESTINGHOUSE SECURITY (PREDECESSOR)(B)
                                       -------------------------------   -----------------------------------------
                                         NINE
                                        MONTHS       YEAR       YEAR     53 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS
                                         ENDED      ENDED      ENDED      ENDED      ENDED      ENDED      ENDED
                                       SEPT. 30,   DEC. 31,   DEC. 31,   DEC. 30,   DEC. 20,   DEC. 20,   DEC. 16,
                                         1998        1997       1996       1996       1995       1994       1993
                                       ---------   --------   --------   --------   --------   --------   --------
   Income (loss) before income taxes
     and extraordinary gain..........  $ 21,613    $(82,273)  $  (966)   $(7,838)   $(9,553)   $(2,845)   $(14,824)
   Plus:
     Interest expense, net...........    37,330      32,900        15     10,879     12,159     13,467       7,511
     Nonrecurring charges............        --      40,144        --         --         --         --          --
     Amortization of intangibles and
       depreciation expense..........    82,787      39,822       609     21,613     17,804     13,959      13,009
   Less:
     Other (income) expense..........   (21,288)         --        --         --         --         --          --
                                       --------    --------   -------    --------   --------   -------    --------
       EBITDA........................  $120,442    $ 30,593   $  (342)   $24,654    $20,410    $24,581    $  5,696
                                       --------    --------   -------    --------   --------   -------    --------
   Plus:
     Installation related expenses...    19,741      34,998     2,156     29,074     24,633      9,493         324
   Less:
     Installation revenues...........    (7,845)    (15,129)   (1,836)   (16,401)   (13,125)    (6,515)     (1,792)
                                       --------    --------   -------    --------   --------   -------    --------
     Adjusted EBITDA.................  $132,338    $ 50,462   $   (22)   $37,327    $31,918    $27,559    $  4,228
                                       ========    ========   =======    ========   ========   =======    ========

(f) Excludes short term borrowings due to parent and the current portion of long term debt and capital leases.

                SELECTED CONSOLIDATED FINANCIAL DATA OF LIFELINE

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto of Lifeline, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 and the Quarterly Report on Form 10-Q for the period ended September 30, 1998 for Lifeline. All amounts are in thousands, except per share and subscriber data, unless otherwise noted.

                                                                NINE
                                                               MONTHS       YEAR       YEAR       YEAR       YEAR       YEAR
                                                                ENDED      ENDED      ENDED      ENDED      ENDED      ENDED
                                                              SEPT. 30,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,
                                                                1998        1997       1996       1995       1994       1993
                                                              ---------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $47,255    $56,964    $50,223    $43,379    $36,141    $30,059
Cost of revenues............................................    18,758     22,079     18,049     15,489     13,088     10,300
                                                               -------    -------    -------    -------    -------    -------
Gross profit................................................   $28,497    $34,885    $32,174    $27,890    $23,053    $19,759
Selling, general and administrative expense.................    18,836     23,329     22,663     20,894     17,966     16,068
Amortization of intangibles and depreciation expense........     3,103      3,919      3,216      2,231      2,021      1,997
Nonrecurring charges(a).....................................        --      4,310         --         --         --         --
                                                               -------    -------    -------    -------    -------    -------
Operating Income............................................   $ 6,558    $ 3,327    $ 6,295    $ 4,765    $ 3,066    $ 1,694
Other (income) expense......................................      (298)      (594)      (783)      (740)      (347)      (176)
                                                               -------    -------    -------    -------    -------    -------
Income before income taxes..................................   $ 6,856    $ 3,921    $ 7,078    $ 5,505    $ 3,413    $ 1,870
Income tax expense..........................................     2,754      1,623      2,902      2,357      1,433        785
                                                               -------    -------    -------    -------    -------    -------
Net Income..................................................   $ 4,102    $ 2,298    $ 4,176    $ 3,148    $ 1,980    $ 1,085
                                                               =======    =======    =======    =======    =======    =======
Net Income per share, basic.................................   $   .71    $   .40    $   .74    $   .56    $   .36    $   .20
Net Income per share, diluted...............................   $   .66    $   .37    $   .67    $   .51    $   .34    $   .19
OTHER DATA:
MRR.........................................................   $ 3,497    $ 3,006    $ 2,284    $ 1,844    $ 1,417    $ 1,288
Subscribers, net at end of period...........................   222,614    195,573    156,368    119,190     88,089     68,062
EBITDA(b)...................................................   $ 9,661    $11,556    $ 9,511    $ 6,996    $ 5,087    $ 3,691

                                                                AS OF      AS OF      AS OF      AS OF      AS OF      AS OF
                                                              SEPT. 30,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,
                                                                1998        1997       1996       1995       1994       1993
                                                              ---------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................   $15,043    $12,320    $14,003    $15,253    $14,971    $10,469
Goodwill and trademarks, net................................       127        192      2,568      2,018      1,748      1,861
Total assets................................................    49,014     42,269     37,909     31,961     28,883     28,327
Total debt, including capital leases........................        19         25         32        123        358        673
Total stockholders' equity..................................    34,315     29,717     27,620     24,289     21,208     19,421

---------------

(a) In December, 1997, Lifeline initiated a plan of reorganization and restructuring designed to account for its investment in technology for its new call center platform, the relocation of Lifeline's corporate headquarters to a new facility, and other initiatives to lower operating costs. As a result, Lifeline incurred nonrecurring charges of $4.3 million, which have been separately identified as a component of operating income in the statements of operations incorporated herein by reference to Lifeline's Annual Report on Form 10-K for fiscal year end 1997. Charges for the year ended December 31, 1997, are as follows:

Impairment of goodwill......................................  $1,798
Write-downs of property and equipment.......................     898
Severance compensation and benefits.........................     829
Real estate and other commitments...........................     785
                                                              ------
                                                              $4,310
                                                              ======

(b) EBITDA is derived by adding to income (loss) before income taxes, the sum of (i) interest expense, net, (ii) nonrecurring charges, and (iii) amortization of intangibles and depreciation expense and deducting other (income) expense.

     The following table provides a calculation of EBITDA and Adjusted EBITDA for each of the periods presented above:

                                           NINE
                                          MONTHS       YEAR       YEAR       YEAR       YEAR       YEAR
                                           ENDED      ENDED      ENDED      ENDED      ENDED      ENDED
                                         SEPT. 30,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,
                                           1998        1997       1996       1995       1994       1993
                                         ---------   --------   --------   --------   --------   --------
   Income before income taxes and
     extraordinary gain................   $6,856     $ 3,921     $7,078     $5,505     $3,413     $1,870
   Plus:
     Interest expense, net.............       --          --         --         --         --         --
     Nonrecurring charges..............       --       4,310         --         --         --         --
     Amortization of intangibles and
        depreciation expense...........    3,103       3,919      3,216      2,231      2,021      1,997
   Less:
     Other (income) expense............     (298)       (594)      (783)      (740)      (347)      (176)
                                          ------     -------     ------     ------     ------     ------
        EBITDA.........................   $9,661     $11,556     $9,511     $6,996     $5,087     $3,691
                                          ------     -------     ------     ------     ------     ------
   Plus:
     Installation related expenses.....       --          --         --         --         --         --
   Less:
     Installation revenues.............       --          --         --         --         --         --
                                          ------     -------     ------     ------     ------     ------
     Adjusted EBITDA...................   $9,661     $11,556     $9,511     $6,996     $5,087     $3,691
                                          ======     =======     ======     ======     ======     ======

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The pro forma financial information for the year ended December 31, 1997 reflects the pro forma effects of the Combination, the acquisition of Centennial (the "Centennial Acquisition") and the acquisition of Comsec/Narragansett Security, Inc. ("Comsec"), Multimedia Security Services, Inc. ("Multimedia") and Network Multi-Family Security Corporation ("Network") (the "1998 Acquisitions"), the offering by Protection One of its common stock in June 1998 in a side-by-side public and private offering (the "Equity Offerings"), the offering of Monitoring's 7 3/8% Senior Notes due 2005 (the "Debt Offering"), and the mergers. The pro forma financial data for the nine months ended September 30, 1998 reflects the pro forma effects of the 1998 Acquisitions, the Equity Offerings, the Debt Offering, and the mergers. The Combination was accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquirer. The 1998 Acquisitions were accounted for under the purchase method of accounting. The estimated purchase price allocations have been made on a preliminary basis and may change as additional information becomes known. The unaudited pro forma combined statement of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 have been presented as if the Combination, the Centennial Acquisition, the 1998 Acquisitions, Equity Offerings, the Debt Offering, and the mergers occurred as of the beginning of the periods presented. The unaudited pro forma condensed balance sheet as of September 30, 1998 is presented as if the mergers were consummated on that date.

     The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had the Combination, the Centennial Acquisition, the 1998 Acquisitions, the Equity Offerings, the Debt Offering, and the mergers occurred on the dates specified above. The unaudited pro forma combined financial information should be read in conjunction with the separate audited historical financial statements of Protection One and the notes thereto and the separate audited historical financial statements of Westinghouse Security and the notes thereto, each of which are incorporated by reference herein. The pro forma figures assume that (1) no Lifeline optionholders exercise vested options, (2) no Lifeline stockholders elect to receive additional shares of New Protection One common stock in lieu of all or part of the cash payment and (3) the exchange ratio in the Lifeline merger is 1.5193, based on the Average Closing Price as if calculated on December 4, 1998.

     At the effective date of the merger, each Lifeline stockholder will receive a combination of $14.50 in cash and a number of shares of New Protection One common stock for each share of Lifeline common stock he, she or it owns. The exact amount of cash and/or shares of New Protection One common stock to be received by each stockholder of Lifeline is dependent upon, among other things,
(1) the "Average Closing Price" of Protection One common stock on the New York Stock Exchange, which will determine the exchange ratio within a defined range, and (2) the allowed election by each Lifeline stockholder to substitute additional shares of New Protection One common stock for all or a portion of the $14.50 per share cash portion of the merger consideration. Accordingly, two alternative scenarios of unaudited pro forma combined financial statements are presented, which give effect to the range of possible amounts of New Protection One common stock and/or cash to be received by Lifeline stockholders upon consummation of the Lifeline merger. The "Max Cash" scenario assumes that all of the Lifeline stockholders elect to receive the $14.50 cash consideration, reflecting the maximum cash consideration which could be paid in the transaction. The "Max Stock" scenario assumes that all Lifeline stockholders elect to receive the $14.50 cash consideration in equivalent New Protection One common stock, reflecting the maximum stock consideration which could be paid in the transaction. All such scenarios are based upon the measurement of the "Average Closing Price" as of December 4, 1998, the most recent practicable date prior to the completion of this Prospectus.

                              PROTECTION ONE, INC.

            UNAUDITED PRO FORMA CONDENSED BALANCE SHEET -- MAX CASH
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                             NEW PROTECTION ONE
                                                                                                                  PRO FORMA
                                                  PROTECTION ONE           LIFELINE                              AS ADJUSTED
                                                AS OF SEPTEMBER 30,   AS OF SEPTEMBER 30,       MERGER       AS OF SEPTEMBER 30,
                                                       1998                  1998           ADJUSTMENTS(A)          1998
                                                -------------------   -------------------   --------------   -------------------
ASSETS
Cash and cash equivalents.....................      $   15,415              $ 3,626                              $   19,041
Other current assets..........................          94,946               21,141                                 116,087
Subscriber accounts and intangibles, net......         954,670                   --                                 954,670
Goodwill and trademarks.......................       1,214,518                  127            $157,039           1,371,684
Other assets..................................         145,121               24,120                                 169,241
                                                    ----------              -------                              ----------
                                                    $2,424,670              $49,014                              $2,630,723
                                                    ==========              =======                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...........................      $  222,112              $ 9,724                              $  231,836
Current portion of long-term debt.............         339,648                   --            $ 97,889             437,537
Long-term debt, net of current................         481,242                   --                                 481,242
Other liabilities.............................          31,823                4,975                                  36,798
                                                    ----------              -------                              ----------
                                                    $1,074,825              $14,699                              $1,187,413
Stockholders' equity..........................       1,349,845               34,315            $ 59,150           1,443,310
                                                    ----------              -------                              ----------
                                                    $2,424,670              $49,014                              $2,630,723
                                                    ==========              =======                              ==========

                              PROTECTION ONE, INC.

            UNAUDITED PRO FORMA CONDENSED BALANCE SHEET -- MAX STOCK
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                             NEW PROTECTION ONE
                                                                                                                  PRO FORMA
                                                  PROTECTION ONE           LIFELINE                              AS ADJUSTED
                                                AS OF SEPTEMBER 30,   AS OF SEPTEMBER 30,       MERGER       AS OF SEPTEMBER 30,
                                                       1998                  1998           ADJUSTMENTS(A)          1998
                                                -------------------   -------------------   --------------   -------------------
ASSETS
Cash and cash equivalents.....................      $   15,415              $ 3,626                              $   19,041
Other current assets..........................          94,946               21,141                                 116,087
Subscriber accounts and intangibles, net......         954,670                   --                                 954,670
Goodwill and trademarks.......................       1,214,518                  127            $152,615           1,367,260
Other assets..................................         145,121               24,120                                 169,241
                                                    ----------              -------                              ----------
                                                    $2,424,670              $49,014                              $2,626,299
                                                    ==========              =======                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...........................      $  222,112              $ 9,724                              $  231,836
Current portion of long-term debt.............         339,648                   --                                 339,648
Long-term debt, net of current................         481,242                   --                                 481,242
Other liabilities.............................          31,823                4,975                                  36,798
                                                    ----------              -------                              ----------
                                                    $1,074,825              $14,699                              $1,089,524
Stockholders' equity..........................       1,349,845               34,315            $152,615           1,536,775
                                                    ----------              -------                              ----------
                                                    $2,424,670              $49,014                              $2,626,299
                                                    ==========              =======                              ==========

---------------

(a) Reflects the purchase accounting in connection with the mergers whereby the equity in Lifeline is exchanged for a combination of New Protection One Stock and cash and the difference recorded as goodwill, as calculated below:

                                                                 MAX CASH    MAX STOCK
                                                                 --------    ---------
   Consideration given:
     Cash......................................................  $ 97,889    $     --
     New Protection One Common Stock...........................    93,465     186,930
                                                                 --------    --------
   Total Purchase Consideration................................   191,354     186,930
   Less: Lifeline net tangible assets as of September 30,
         1998..................................................    34,315      34,315
                                                                 --------    --------
   Excess of Purchase Consideration over net tangible assets
     acquired..................................................  $157,039    $152,615
                                                                 ========    ========

                              PROTECTION ONE, INC.

       UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- MAX CASH
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA    PROTECTION ONE
                                                                                            ADJUSTMENTS     PRO FORMA
                                          PROTECTION ONE                      PRO FORMA     FOR EQUITY     AS ADJUSTED
                                           NINE MONTHS                       ADJUSTMENTS     OFFERINGS     NINE MONTHS
                                              ENDED             1998           FOR 1998      AND DEBT         ENDED
                                          SEPT. 30, 1998   ACQUISITIONS(I)   ACQUISITIONS    OFFERING     SEPT. 30, 1998
                                          --------------   ---------------   ------------   -----------   --------------
Revenues................................     $277,097          $15,074                                       $292,171
Cost of revenues........................       88,027            6,343                                         94,370
                                             --------          -------                                       --------
 Gross Profit...........................     $189,070          $ 8,731                                       $197,801
Selling, general and administrative
 expense................................       61,301            3,726                                         65,027
Acquisition and transition expense......        7,327               --                                          7,327
Amortization of intangibles and
 depreciation expense...................       82,787            3,151           1,818(a)        317(d)        88,073
                                             --------          -------                                       --------
 Operating Income.......................     $ 37,655          $ 1,854                                       $ 37,374
Interest expense........................       37,330              244           2,991(b)     (4,186)(e)       36,379
Other (income) expense..................      (21,288)           5,134          (5,075)(c)                    (21,229)
                                             --------          -------                                       --------
 Income (loss) before income taxes......     $ 21,613          $(3,524)                                      $ 22,224
Income tax expense (benefit)............       13,251              (23)         (1,267)(g)     1,596(g)        13,557
Extraordinary gain......................        1,591               --                                          1,591
                                             --------          -------                                       --------
       Net Income (loss)................     $  9,953          $(3,501)                                      $ 10,258
                                             ========          =======                                       ========
       Net Income (loss) per share......     $    .10
                                             ========
Weighted average shares outstanding.....      102,445
EBITDA..................................     $120,442
Adjusted EBITDA.........................     $132,338

                                                                              NEW
                                                                         PROTECTION ONE
                                                                           PRO FORMA
                                             LIFELINE                     AS ADJUSTED
                                           NINE MONTHS      PRO FORMA     NINE MONTHS
                                              ENDED        ADJUSTMENTS       ENDED
                                          SEPT. 30, 1998   FOR MERGERS   SEPT. 30, 1998
                                          --------------   -----------   --------------
Revenues................................     $47,255                        $339,426
Cost of revenues........................      18,758                         113,128
                                             -------                        --------
 Gross Profit...........................     $28,497                        $226,298
Selling, general and administrative
 expense................................      18,836                          83,863
Acquisition and transition expense......          --                           7,327
Amortization of intangibles and
 depreciation expense...................       3,103          6,780(f)        97,956
                                             -------                        --------
 Operating Income.......................     $ 6,558                        $ 37,152
Interest expense........................          --          4,978(h)        41,357
Other (income) expense..................        (298)                        (21,527)
                                             -------                        --------
 Income (loss) before income taxes......     $ 6,856                        $ 17,322
Income tax expense (benefit)............       2,754         (5,744)(g)       10,567
Extraordinary gain......................          --                           1,591
                                             -------                        --------
       Net Income (loss)................     $ 4,102                        $  8,346
                                             =======                        ========
       Net Income (loss) per share......                                    $    .07
                                                                            ========
Weighted average shares outstanding.....                     10,257          112,702
EBITDA..................................                                    $135,108
Adjusted EBITDA.........................                                    $147,004

                              PROTECTION ONE, INC.

       UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- MAX STOCK
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA    PROTECTION ONE
                                                                                            ADJUSTMENTS     PRO FORMA
                                          PROTECTION ONE                      PRO FORMA     FOR EQUITY     AS ADJUSTED
                                           NINE MONTHS                       ADJUSTMENTS     OFFERINGS     NINE MONTHS
                                              ENDED             1998           FOR 1998      AND DEBT         ENDED
                                          SEPT. 30, 1998   ACQUISITIONS(I)   ACQUISITIONS    OFFERING     SEPT. 30, 1998
                                          --------------   ---------------   ------------   -----------   --------------
Revenues................................     $277,097          $15,074                                       $292,171
Cost of revenues........................       88,027            6,343                                         94,370
                                             --------          -------                                       --------
 Gross Profit...........................     $189,070          $ 8,731                                       $197,801
Selling, general and administrative
 expense................................       61,301            3,726                                         65,027
Acquisition and transition expense......        7,327               --                                          7,327
Amortization of intangibles and
 depreciation expense...................       82,787            3,151           1,818(a)        317(d)        88,073
                                             --------          -------                                       --------
 Operating Income.......................     $ 37,655          $ 1,854                                       $ 37,374
Interest expense........................       37,330              244           2,991(b)     (4,186)(e)       36,379
Other (income) expense..................      (21,288)           5,134          (5,075)(c)                    (21,229)
                                             --------          -------                                       --------
 Income (loss) before income taxes......     $ 21,613          $(3,524)                                      $ 22,224
Income tax expense (benefit)............       13,251              (23)         (1,267)(g)     1,596(g)        13,557
Extraordinary gain......................        1,591               --                                          1,591
                                             --------          -------                                       --------
       Net Income (loss)................     $  9,953          $(3,501)                                      $ 10,258
                                             ========          =======                                       ========
       Net Income (loss) per share......     $    .10
                                             ========
Weighted average shares outstanding.....      102,445
EBITDA..................................     $120,442
Adjusted EBITDA.........................     $132,338

                                                                              NEW
                                                                         PROTECTION ONE
                                                                           PRO FORMA
                                             LIFELINE                     AS ADJUSTED
                                           NINE MONTHS      PRO FORMA     NINE MONTHS
                                              ENDED        ADJUSTMENTS       ENDED
                                          SEPT. 30, 1998   FOR MERGERS   SEPT. 30, 1998
                                          --------------   -----------   --------------
Revenues................................     $47,255                        $339,426
Cost of revenues........................      18,758                         113,128
                                             -------                        --------
 Gross Profit...........................     $28,497                        $226,298
Selling, general and administrative
 expense................................      18,836                          83,863
Acquisition and transition expense......          --                           7,327
Amortization of intangibles and
 depreciation expense...................       3,103          6,697(f)        97,873
                                             -------                        --------
 Operating Income.......................     $ 6,558                        $ 37,235
Interest expense........................          --             --(h)        36,379
Other (income) expense..................        (298)                        (21,527)
                                             -------                        --------
 Income (loss) before income taxes......     $ 6,856                        $ 22,383
Income tax expense (benefit)............       2,754         (2,657)(g)       13,654
Extraordinary gain......................          --                           1,591
                                             -------                        --------
       Net Income (loss)................     $ 4,102                        $ 10,320
                                             =======                        ========
       Net Income (loss) per share......                                    $    .08
                                                                            ========
Weighted average shares outstanding.....                     20,514          122,959
EBITDA..................................                                    $135,108
Adjusted EBITDA.........................                                    $147,004

---------------

(a) Reflects the allocation of the acquisition cost of the acquisition of each of Comsec, and Multimedia, as if each acquisition had occurred on January 1, 1998. The Company completed the acquisition of Multimedia on March 3, 1998, and the acquisition of Comsec on March 17, 1998. In aggregate, Protection One allocated $150.3 million of the purchase cost to subscriber intangibles and $193.6 million to goodwill. Subscriber intangibles are amortized over

10 years; goodwill is amortized over 40 years; and property and equipment, net is estimated to have an average life of 3.5 years. An adjustment for the acquisition of Network was not required as it was added effective January 1, 1998.

(b) Reflects additional interest expense arising from the acquisition of each of Comsec and Multimedia, as if each acquisition had occurred at January 1, 1998. Protection One funded the acquisitions with $274.0 million of promissory note financing provided by Westar Capital.

(c) Reflects the removal of a nonrecurring charge taken by Comsec in connection with certain employee payments arising from the acquisition.

(d) Reflects the amortization of deferred financing fees incurred in connection with the Debt Offering.

(e) Reflects the application of funds raised in the Equity Offerings and the Debt Offering, as of January 1, 1998 to repay the borrowings under the Senior Credit Facility and purchase 35% of the Discount Notes, generating changes in interest expense as follows:

                                                                 PERIOD
                                                                 ENDED
                                                               8/22/1998
                                                               ----------
     Repay $246.9 million of borrowings under Senior Credit
      Facility..............................................    $(13,423)
     Purchase of 35% of Discount Notes......................    $ (2,196)
     Interest expense from the Debt Offering ($250 million
      at 7.416% for 6 months)...............................    $ 11,433
                                                                --------
                                                                $ (4,186)

(f) Reflects the allocation of the acquisition cost of the mergers, as if the acquisition had occurred on January 1, 1998. In aggregate, Protection One estimates the allocation of the purchase cost is as follows:

                                                                  MAX CASH    MAX STOCK
                                                                  --------    ---------
    Goodwill....................................................  $157,039    $152,615

     Goodwill is amortized over 40 years. An adjustment for the mergers and related purchase accounting will be required as of the effective date of the mergers due to the variable nature of the consideration.

(g) Reflects a 39% income tax rate, adjusted for non-deductible goodwill amortization.

(h) Reflects additional interest expense arising from the mergers, as if it had occurred at January 1, 1998, assuming Protection One had funded the cash portion of the merger consideration with additional financing under its revolving credit facility with Westar Capital.

(i) Includes the Comsec and Multimedia results of operations from January 1, 1998 through March 16, 1998 and March 1, 1998, respectively.

                              PROTECTION ONE, INC.

       UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- MAX CASH
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA
                                                 FORMER                                       ADJUSTMENTS
                                    WRSB     PROTECTION ONE   CENTENNIAL                        FOR THE         PRO FORMA
                                   TWELVE        TWELVE         TWELVE                        COMBINATION,     ADJUSTMENTS
                                   MONTHS        MONTHS         MONTHS                       THE CENTENNIAL    FOR EQUITY
                                   ENDED         ENDED          ENDED                         ACQUISITION       OFFERINGS
                                  DEC. 31,     SEPT. 30,       DEC. 31,         1998          AND THE 1998      AND DEBT
                                    1997          1997           1997      ACQUISITIONS(G)    ACQUISITIONS      OFFERING
                                  --------   --------------   ----------   ---------------   --------------   -------------
Revenues........................  $131,310      $ 98,493       $21,981         $96,936
Cost of revenues................    31,375        27,944         9,518          38,801
                                  --------      --------       -------         -------
   Gross Profit.................  $ 99,935      $ 70,549       $12,463         $58,135
Selling, general and
 administrative expense.........    74,131        19,978        14,194          23,853
Acquisition and transition
 expense........................       544         5,920            --              --
Amortization of intangibles and
 depreciation expense...........    35,472        38,227         5,816          20,778             (112)(a)
 Nonrecurring charge............    40,144            --            --              --          (40,144)(b)
                                  --------      --------       -------         -------
   Operating Income.............  $(50,356)     $  6,424       $(7,547)        $13,504
 Interest expense...............    31,005        29,842         2,271           1,995           (4,976)(c)      (23,628)(d)
 Other (income) expense.........        --           239            --              37
                                  --------      --------       -------         -------
     Income (loss) before income
       taxes....................  $(81,361)     $(23,657)      $(9,818)        $11,472
Income tax expense (benefit)....   (33,000)       (1,744)           --           3,101            8,971(h)        16,051(h)
                                  --------      --------       -------         -------
   Net Income (loss)............  $(48,361)     $(21,913)      $(9,818)        $ 8,371
                                  ========      ========       =======         =======
   Net Income (loss) per
     share......................
Weighted average shares
 outstanding....................                                                                                  37,500
EBITDA..........................
Adjusted EBITDA.................


                                  PROTECTION ONE                                 NEW
                                    PRO FORMA      LIFELINE                 PROTECTION ONE
                                   AS ADJUSTED      TWELVE                    PRO FORMA
                                      TWELVE        MONTHS                   AS ADJUSTED
                                      MONTHS        ENDED      PRO FORMA    TWELVE MONTHS
                                      ENDED        DEC. 31,   ADJUSTMENTS       ENDED
                                  DEC. 31, 1997      1997     FOR MERGERS   DEC. 31, 1997
                                  --------------   --------   -----------   --------------
Revenues........................     $348,720      $56,964                     $405,684
Cost of revenues................      107,638       22,079                      129,717
                                     --------      -------                     --------
   Gross Profit.................     $241,082      $34,885                     $275,967
Selling, general and
 administrative expense.........      132,156       23,329                      155,485
Acquisition and transition
 expense........................        6,464           --                        6,464
Amortization of intangibles and
 depreciation expense...........      100,181        3,919       13,393(e)      117,493
 Nonrecurring charge............           --        4,310                        4,310
                                     --------      -------                     --------
   Operating Income.............     $  2,281      $ 3,327                     $ (7,785)
 Interest expense...............       36,509         (594)       6,637(f)       42,552
 Other (income) expense.........          276           --                          276
                                     --------      -------                     --------
     Income (loss) before income
       taxes....................     $(34,504)     $ 3,921                     $(50,613)
Income tax expense (benefit)....       (6,621)       1,623      (25,876)(h)     (30,874)
                                     --------      -------                     --------
   Net Income (loss)............     $(27,883)     $ 2,298                     $(19,739)
                                     ========      =======                     ========
   Net Income (loss) per
     share......................                                               $   (.17)
                                                                               ========
Weighted average shares
 outstanding....................                                 10,257         117,960
EBITDA..........................                                               $113,466
Adjusted EBITDA.................                                               $133,335

                              PROTECTION ONE, INC.

       UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- MAX STOCK
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 PRO FORMA
                                                   FORMER                                       ADJUSTMENTS
                                      WRSB     PROTECTION ONE   CENTENNIAL                        FOR THE         PRO FORMA
                                     TWELVE        TWELVE         TWELVE                        COMBINATION,     ADJUSTMENTS
                                     MONTHS        MONTHS         MONTHS                       THE CENTENNIAL    FOR EQUITY
                                     ENDED         ENDED          ENDED                         ACQUISITION       OFFERINGS
                                    DEC. 31,     SEPT. 30,       DEC. 31,         1998          AND THE 1998      AND DEBT
                                      1997          1997           1997      ACQUISITIONS(G)    ACQUISITIONS      OFFERING
                                    --------   --------------   ----------   ---------------   --------------   -------------
Revenues..........................  $131,310      $ 98,493       $21,981         $96,936
Cost of revenues..................    31,375        27,944         9,518          38,801
                                    --------      --------       -------         -------
 Gross Profit.....................  $ 99,935      $ 70,549       $12,463         $58,135
Selling, general and
 administrative expense...........    74,131        19,978        14,194          23,853
Acquisition and transition
 expense..........................       544         5,920            --              --
Amortization of intangibles and
 depreciation expense.............    35,472        38,227         5,816          20,778             (112)(a)
Nonrecurring charge...............    40,144            --            --              --          (40,144)(b)
                                    --------      --------       -------         -------
 Operating Income.................  $(50,356)     $  6,424       $(7,547)        $13,504
Interest expense..................    31,005        29,842         2,271           1,995           (4,976)(c)      (23,628)(d)
Other (income) expense............        --           239            --              37
                                    --------      --------       -------         -------
   Income (loss) before income
     taxes........................  $(81,361)     $(23,657)      $(9,818)        $11,472
Income tax expense (benefit)......   (33,000)       (1,744)           --           3,101            8,971(h)        16,051(h)
                                    --------      --------       -------         -------
   Net Income (loss)..............  $(48,361)     $(21,913)      $(9,818)        $ 8,371
                                    ========      ========       =======         =======
   Net Income (loss) per share....
Weighted average shares
 outstanding......................                                                                                  37,500
EBITDA............................
Adjusted EBITDA...................

                                                                                  NEW
                                                                             PROTECTION ONE
                                      PRO FORMA     LIFELINE                   PRO FORMA
                                     AS ADJUSTED     TWELVE                   AS ADJUSTED
                                       TWELVE        MONTHS                      TWELVE
                                       MONTHS        ENDED      PRO FORMA        MONTHS
                                        ENDED       DEC. 31,   ADJUSTMENTS       ENDED
                                    DEC. 31, 1997     1997     FOR MERGERS   DEC. 31, 1997
                                    -------------   --------   -----------   --------------
Revenues..........................    $348,720      $56,964                     $405,684
Cost of revenues..................     107,638       22,079                      129,717
                                      --------      -------                     --------
 Gross Profit.....................    $241,082      $34,885                     $275,967
Selling, general and
 administrative expense...........     132,156       23,329                      155,485
Acquisition and transition
 expense..........................       6,464           --                        6,464
Amortization of intangibles and
 depreciation expense.............     100,181        3,919       13,282(e)      117,382
Nonrecurring charge...............          --        4,310                        4,310
                                      --------      -------                     --------
 Operating Income.................    $  2,281      $ 3,327                     $ (7,674)
Interest expense..................      36,509         (594)          --(f)       35,915
Other (income) expense............         276           --                          276
                                      --------      -------                     --------
   Income (loss) before income
     taxes........................    $(34,504)     $ 3,921                     $(43,865)
Income tax expense (benefit)......      (6,621)       1,623      (21,760)(h)     (26,758)
                                      --------      -------                     --------
   Net Income (loss)..............    $(27,883)     $ 2,298                     $(17,107)
                                      ========      =======                     ========
   Net Income (loss) per share....                                              $   (.13)
                                                                                ========
Weighted average shares
 outstanding......................                                20,514         128,217
EBITDA............................                                              $113,466
Adjusted EBITDA...................                                              $133,335

---------------

(a) Reflects the allocation of the acquisition cost of the Combination, the acquisition of Centennial and the 1998 Acquisitions, as if each had occurred on January 1, 1997. At December 31, 1997, Protection One carried balances of $538.3 million, $882.1 million and $14.9 million in subscriber intangibles, goodwill and property and equipment, net, respectively. Protection One added $212.1 million to subscriber intangibles, $439.2 million to goodwill and $4.9 million to property and equipment, net in its allocation of the aggregate acquisition cost of the 1998 Acquisitions.

(b) Reflects the removal of the non-recurring charge taken by Protection One in connection with the Combination.

(c) Reflects additional interest expense arising from the 1998 Acquisitions, offset by repayment of debt in the Combination, as if each had occurred on January 1, 1997.

(d) Reflects the redemption of $65.1 million, or 35%, of the outstanding Discount Notes and the repayment of $287.5 million of borrowings under the Senior Credit Facility.

(e) Reflects the allocation of the acquisition cost of the mergers, as if the acquisition had occurred on January 1, 1997. In aggregate, Protection One estimates the allocation of the purchase cost is as follows:

                                                                     MAX CASH    MAX STOCK
                                                                     --------    ---------
      Goodwill....................................................   $157,039    $152,615

     Goodwill is amortized over 40 years. An adjustment for the mergers and related purchase accounting will be required as of the effective date of the mergers due to the variable nature of the consideration.

(f) Reflects additional interest expense arising from the Mergers, as if it had occurred on January 1, 1997. The Company funded the Merger with additional financing under its revolving credit facility with Westar Capital.

(g) Includes the results for the year ended September 30,1997 for Comsec and the year ended December 31, 1997 for each of Multimedia and Network.

(h)  To reflect 39% tax rate, adjusted for non-deductible goodwill amortization.

                          THE LIFELINE SPECIAL MEETING

GENERAL

     We are furnishing this Prospectus to you in connection with the solicitation of proxies by the Lifeline board of directors for use at the Lifeline special meeting of stockholders. This Prospectus, the attached notice of special meeting of stockholders, the enclosed form of proxy and the stock election form and letter of transmittal are first being mailed to stockholders
of Lifeline on or about               , 1999.

MATTERS TO BE CONSIDERED AT THE LIFELINE SPECIAL MEETING

     At the Lifeline special meeting, holders of Lifeline common stock will consider and vote on a proposal to approve and adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this Prospectus.

     AFTER CAREFUL CONSIDERATION, THE LIFELINE BOARD HAS UNANIMOUSLY DETERMINED THAT THE LIFELINE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF LIFELINE AND ITS STOCKHOLDERS. THE LIFELINE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF LIFELINE COMMON STOCK VOTE TO APPROVE AND ADOPT IT AT THE SPECIAL MEETING.

DATE, TIME AND PLACE

     The Lifeline special meeting is scheduled to be held at 10:00 a.m., local
time, on                , January   , 1999, at the offices of Hale and Dorr,
LLP, located on the 26th Floor at 60 State Street, Boston, Massachusetts.

ACTIONS THAT LIFELINE STOCKHOLDERS ARE BEING ASKED TO TAKE BEFORE THE LIFELINE SPECIAL MEETING:

     1. COMPLETE THE PROXY CARD and send it to EquiServe so that they receive it
        NO LATER THAN             , 1999, at the following address:

                                       EquiServe
                                     P.O. Box 9391
                           Boston, Massachusetts 02205-9969

     2. IF YOU MAKE A STOCK ELECTION, complete the enclosed stock election form and letter of transmittal and send it and all of your stock certificates representing Lifeline common stock to ChaseMellon Shareholder Services
        so that they receive it NO LATER THAN             , 1999, at the
        following address:

                             PROTECTION ONE STOCK ELECTION
                         c/o ChaseMellon Shareholder Services
                              520 Pike Street, Suite 1220
                               Seattle, Washington 98101
                                Attn: Dennis L. Treibel

     3. IF YOU DO NOT MAKE A STOCK ELECTION, you will receive a separate letter of transmittal promptly following the closing of the mergers. That letter of transmittal will give you instructions on how, when and where to send your Lifeline stock certificates.

RECORD DATE; VOTING; REVOCATION OF PROXIES

     The Lifeline board of directors has fixed the close of business on December 15, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Lifeline special meeting. At that date, there
were outstanding           shares of Lifeline common stock, the holders of which
will be entitled to one vote per share on each matter submitted to the Lifeline special meeting.

     As of December 1, 1998 Lifeline's officers and directors owned and held the power to vote 991,884 shares of Lifeline common stock, representing approximately 17% of the outstanding shares on the record date. As a condition to Protection One's willingness to enter into the merger agreement, certain officers and directors have agreed, pursuant to voting agreements dated as of October 18, 1998, and without any additional consideration being paid to them, among other things, to vote all of their shares of Lifeline common stock in favor of approving and adopting the merger agreement at the Lifeline special meeting.

     Shares of Lifeline common stock represented by properly executed proxies will, unless such proxies have been properly revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions have been indicated, will be voted for approval and adoption of the merger agreement and in the best judgment of the individuals named in the accompanying proxy on any other matters which may properly come before the Lifeline special meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Clerk of Lifeline at the address given on the notice of stockholders' meeting accompanying this Prospectus. Any proxy may also be revoked by the stockholder's attendance at the Lifeline special meeting and voting in person. A notice of revocation need not be on any specific form. Abstentions may be specified with respect to the approval and adoption of the merger agreement by properly marking the "ABSTAIN" box on the proxy for such proposal. The affirmative vote of the holders of two-thirds of the outstanding Lifeline common stock entitled to vote at the Lifeline special meeting is required in order to approve and adopt the merger agreement. Abstentions and broker nonvotes will have the same effect as a vote against the approval and adoption of the merger agreement at the Lifeline special meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Lifeline board of directors. Lifeline will bear the costs relating to the solicitation of proxies. In addition to solicitation by mail, Lifeline's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and Lifeline reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Lifeline will reimburse them for their out-of-pocket expenses in this regard. In addition, Lifeline has retained MacKenzie Partners, Inc. to solicit proxies by and on behalf of the Lifeline board of directors. MacKenzie Partners, Inc. will be paid customary fees for these services.

ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP, Lifeline's principal accountants, are expected to be present at the Lifeline special meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

                                  THE MERGERS

BACKGROUND

     From January to April 1998, Protection One acquired 233,700 shares of Lifeline common stock through open market purchases. In April 1998, John E. Mack, III, Chief Strategic Officer of Protection One, contacted Ronald Feinstein, President, Chief Executive Officer and a director of Lifeline, to discuss Protection One's desire to arrange for Mr. Feinstein to meet the management of Protection One.

     Independently, during late 1997 and early 1998, Lifeline's board of directors and management began to explore the possibility of seeking a strategic business partner to accelerate Lifeline's growth, improve Lifeline's access to potential subscribers, broaden Lifeline's product offerings and obtain access to greater financial resources. On March 20, 1998, Lifeline engaged BT Alex. Brown to provide financial advisory services, including the identification and evaluation of candidates for potential business combinations. Pursuant to this engagement, BT Alex. Brown contacted 20 potential business combination partners (including Protection One) from June through August 1998 to assess their level of interest in a transaction with Lifeline. Of the 20 parties contacted, 12 (including Protection One) executed confidentiality agreements and received confidential information about Lifeline.

     In June 1998, Mr. Feinstein visited Protection One's facility in Culver City and met members of Protection One's senior management, including James Mackenzie, Mr. Mack, Tom Rankin, John Hesse, and Steve Williams and David Wittig, the President and Chief Executive Officer of Western Resources. Protection One discussed its investment in Lifeline and communicated its interest in either purchasing or entering into a strategic relationship with Lifeline. These discussions did not, however, give rise to a proposal with respect to a specific transaction. Following this meeting, Mr. Mack contacted Mr. Feinstein to arrange for Messrs. Wittig and Mack to visit Lifeline's headquarters in Cambridge, Massachusetts.

     Later that month, Mr. Feinstein contacted Mr. Mack and informed him that Lifeline had retained BT Alex. Brown to assist the board of directors of Lifeline in connection with a possible business combination involving Lifeline and potential strategic partners.

     On June 29, 1998, Messrs. Mack and Wittig met with Mr. Feinstein and representatives of BT Alex. Brown at Lifeline's Cambridge facility. Messrs. Mack and Wittig were informed by Mr. Feinstein that, if Protection One was interested in pursuing further discussions with Lifeline, it would have to do so in the context of the evaluation process being conducted by BT Alex. Brown.

     On July 6, 1998, Mr. Mack informed Mr. Feinstein that Protection One would be interested in pursuing further discussions and executed a confidentiality agreement. Thereafter, Protection One commenced its due diligence investigation of Lifeline.

     In July and August 1998, representatives of senior management of Lifeline and BT Alex. Brown met with representatives of interested parties to discuss Lifeline's strategy, operations and financial performance.

     On July 22, 1998, representatives of BT Alex. Brown and Hale and Dorr LLP, Lifeline's legal counsel, attended a meeting of Lifeline's board of directors in Weston, Massachusetts. At this meeting, BT Alex. Brown updated the board of directors on the status of discussions with each of the parties that had been contacted. The representatives of BT Alex. Brown and Hale and Dorr LLP also presented materials regarding a potential shareholder rights plan. At a subsequent telephonic meeting held on July 24, 1998, the Lifeline board of directors adopted a shareholder rights plan.

     On August 5, 1998, members of Protection One's management and certain advisors met with Lifeline's management and representatives of BT Alex. Brown and discussed Lifeline's strategy, operations and historical and projected financial performance. Also, certain members of Protection One's management and advisory team visited Lifeline's facility.

     In early August, BT Alex. Brown solicited preliminary indications of interest from the parties that had executed confidentiality agreements and had received confidential information regarding Lifeline. On

August 13, 1998, BT Alex. Brown received four preliminary, non-binding indications of interest from interested parties (including Protection One). From mid-August through September 1998, senior management of Lifeline and representatives of BT Alex. Brown met with the interested parties and their legal and other advisors in order to discuss due diligence information related to Lifeline.

     On September 9, 1998, members of Lifeline's senior management met with Mr. Mackenzie and Mr. Hesse and other officers and advisors of Protection One to discuss the proposed transaction and Lifeline's historical financial and operational performance.

     In mid-September, BT Alex. Brown distributed proposed contracts to each of the interested parties and requested final proposals on valuation and the terms of a definitive merger agreement from each party. During September, two of the four parties that had submitted preliminary indications of interest elected not to proceed further in the process.

     On September 23, 1998, the Lifeline board of directors met in Cambridge, Massachusetts to review the status of discussions with potential merger parties and authorized Lifeline's senior management and BT Alex. Brown to continue discussions with interested parties.

     On September 24, 1998, members of Protection One's senior management met with members of the executive committee of its board of directors via telephonic conference call to discuss the proposed acquisition of Lifeline by Protection One and the form of such a business combination. Among other things, matters discussed included Lifeline's historical performance, the growth of the personal security services industry and Lifeline's leading market position in that industry with respect to services targeted to elderly and physically challenged individuals, demographic trends with respect to the growing number of elderly persons in the United States and other factors affecting future business prospects, and the potentially positive effects the transaction may have with respect to Protection One's earnings, historical trading prices for Lifeline common stock and opportunities for economies of scale and other operating efficiencies and synergies.

     On September 29, 1998, Protection One and a publicly traded health care company each submitted definitive acquisition proposals to acquire 100% of the outstanding common stock of Lifeline. Protection One's offer contemplated acquiring Lifeline for $29.00 per share in cash and a 5% termination fee, and was conditioned upon the approval of Protection One's board of directors.

     On October 1, 1998, a representative of Protection One informed BT Alex. Brown that Protection One was not willing to proceed with an all-cash offer for Lifeline, but would be interested in proceeding with an offer of $14.50 per share in cash and $14.50 per share in Protection One common stock. Based on the offers received, the Company and BT Alex. Brown determined to ask each of the interested parties to submit revised proposals on October 8, 1998.

     From late September through October 15, 1998, management of Protection One and representatives of BT Alex. Brown had several telephone conferences to discuss Protection One's proposal, the amount of cash to be received in the Lifeline merger, price protection for declines in the trading price of Protection One common stock prior to the closing of the Lifeline merger, treatment of holders of options to purchase shares of Lifeline common stock and other matters related to the proposed transaction. During this time, the legal counsel to Protection One and Lifeline had several telephone conferences to discuss transaction structure and the documentation related to the proposed acquisition.

     On October 8, 1998, the full Protection One board of directors convened a special meeting via telephonic conference call to further discuss the proposed acquisition of Lifeline. Mr. Mackenzie updated the board of directors on the status of negotiations with Lifeline. Mr. Mackenzie and the board of directors again discussed topics including Lifeline's historical performance, market position, common stock trading price and opportunities for operating efficiencies and synergies. The Protection One board of directors also discussed alternatives such that the acquisition could be structured to be tax-free for federal income tax purposes for both Protection One and Lifeline stockholders. Following discussion on these topics, the Protection One board of directors unanimously approved an offer to be made that would involve the combination of Protection One and Lifeline under a new holding company to be formed by Protection One whereby shares of Protection One common stock held by existing Protection One stockholders would automatically be converted into an equal number of shares of the new holding company and Lifeline stockholders would receive a combination of cash and a fixed number of shares of the new holding company based on an adjustable exchange ratio to be determined based on the ratio of the trading prices of Protection One common stock and Lifeline common stock.

     On October 9, 1998, the Lifeline board of directors held a telephonic meeting to discuss the revised proposals submitted to BT Alex. Brown. Management was authorized and directed to continue negotiations with Protection One.

     On October 12, 1998, the Protection One board of directors convened another special meeting to discuss the status of negotiations regarding the proposed Lifeline acquisition and, after further deliberation, the Protection One board of directors unanimously approved revisions to the proposal allowing for, among other things, an adjustable exchange ratio with respect to shares of New Protection One common stock to be delivered to Lifeline stockholders in connection with the Lifeline merger and authorized senior management of Protection One to negotiate the terms and conditions of a merger agreement in the event that the Lifeline board of directors accepted the revised proposal.

     In connection with Protection One's negotiation of the merger agreement, senior management of Western Resources and Westar Capital participated in negotiations with respect to the voting agreement that Westar Capital agreed to execute providing for Westar Capital's vote of all of its shares in favor of the Protection One merger and against any action that would constitute a breach of the merger agreement. Concurrently with the negotiations regarding the structure and terms of the merger agreement, members of senior management of Protection One and Lifeline also negotiated the terms and conditions of the voting agreements executed by Lifeline's executive officers and directors and the stock option agreement affording Protection One the right to acquire from Lifeline shares of its common stock equal to 19.9% of the issued and outstanding shares of Lifeline common stock.

     On October 15, 1998, Mr. Feinstein and Dennis Hurley, Lifeline's Chief Financial Officer, and Lifeline's advisors from BT Alex. Brown and Hale and Dorr LLP, met with members of Protection One's senior management, including Messrs. Mack and Mackenzie, in Culver City, California and with other members of Protection One's senior management in Dallas, Texas in order to conduct due diligence with respect to Protection One's business and to discuss business and operational aspects of the proposed transaction.

     On October 18, a special meeting of the Lifeline board of directors was held in Boston, Massachusetts, which was also attended by representatives of BT Alex. Brown and Hale and Dorr LLP. The board of directors was briefed on the current state of negotiations with Protection One and reviewed the proposed merger agreement and related option agreement. The board of directors discussed potential alternatives to the proposed transaction, including remaining an independent entity. After receipt of an oral opinion (which opinion was subsequently confirmed in writing) from BT Alex. Brown to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Lifeline merger by holders of Lifeline common stock was fair from a financial point of view to such holders, the Lifeline board of directors unanimously approved the merger agreement and recommended that Lifeline stockholders approve the Lifeline merger and the merger agreement.

     On October 18, 1998 Protection One and Lifeline signed the merger agreement. On October 19, 1998, Protection One and Lifeline issued a joint press release announcing the signing of the merger agreement.

     Between October 19, 1998, and October 27, 1998, members of senior management of Protection One and Lifeline also discussed amending the merger agreement to allow stockholders of Lifeline to elect to take more shares of New Protection One common stock in lieu of cash that would otherwise be paid in the Lifeline merger. The Protection One board of directors and the Lifeline board of directors approved the amendment, which Protection One and Lifeline signed on October 28, 1998.

RECOMMENDATION OF THE PROTECTION ONE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF PROTECTION ONE BELIEVES THAT THE PROTECTION ONE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF PROTECTION ONE AND HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROTECTION ONE MERGER AND THE CONVERSION OF SHARES OF PROTECTION ONE COMMON STOCK INTO SHARES OF NEW PROTECTION ONE COMMON STOCK. WESTAR CAPITAL HAS SIGNED THE WESTAR VOTING AGREEMENT REQUIRING THAT IT CONSENT TO AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. PUBLIC STOCKHOLDERS OF PROTECTION ONE WILL NOT BE REQUIRED TO TAKE ANY ACTION TO APPROVE THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY BECAUSE WESTAR CAPITAL HAS EXECUTED A WRITTEN CONSENT EFFECTING SUCH CONSENT AND APPROVAL IN LIEU OF A STOCKHOLDERS MEETING.

     In approving the merger agreement and related transactions, the Protection One board of directors took into account a number of factors, including the following:

          1. The judgment, advice and analysis of Protection One's management;

          2. The historical financial condition, results of operations, cash flows and market position of Lifeline;

          3. The opportunities for operational efficiencies and synergies of Protection One and Lifeline;

          4. The demographic trends affecting the market for Lifeline's products and services;

          5. The potential benefits to Protection One's earnings from the acquisition of Lifeline;

          6. The terms and conditions of the merger agreement, including the exchange ratio provisions; and

          7. The requirement that Protection One be provided with an opinion of counsel as to the tax-free nature of the Protection One merger to Protection One stockholders.

     In view of the number of factors considered by the Protection One board of directors, the board of directors did not assign relative weights to the factors considered by it in reaching its conclusions. Rather, the board of directors viewed its conclusions and recommendations as being based on the totality of the information being presented to and considered by it. In addition, it may be the case that individual directors of Protection One assigned different weights to the various factors considered by them in voting to approve the mergers.

RECOMMENDATION OF THE LIFELINE BOARD OF DIRECTORS

     The Lifeline board of directors has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Lifeline and its stockholders. Accordingly, the Lifeline board of directors has unanimously approved the merger agreement and the Lifeline merger and unanimously recommends that the stockholders of Lifeline vote for approval and adoption of the merger agreement and the Lifeline merger.

     The Lifeline board of directors identified a number of potential benefits of the Lifeline merger to Lifeline and believes for these reasons the stockholders of Lifeline should vote for approval and adoption of the merger agreement and the Lifeline merger:

     - Lifeline's future success will be largely dependent upon its ability to significantly increase the number of its subscribers, and hence its revenues and profits. While Lifeline has experienced growth as an independent entity, the Lifeline board of directors believes that the proposed combination with Protection One will provide access to a significantly larger group of potential consumers, including referrals through Protection One and its majority owner, Western Resources, from their existing customer bases and access to direct marketing affinity groups.

     - Although Lifeline has an established and growing sales force and distribution channel, Protection One has a much larger consumer network and a presence in international markets. Lifeline's management believes that significantly greater customer growth could result from the enhanced sales channels and marketing presence of the combined company.

     - A combination with Protection One should provide Lifeline and its existing and potential customers with access to new products, services and technologies that Lifeline would not be able to provide as an independent supplier. In particular, Lifeline management believes that Protection One's experience and technology with respect to the development and operation of centralized call centers is an important benefit.

     - The combined company would have more extensive product offerings, distribution and support and financial resources that should make it a more effective competitor in the marketplace. In particular, Protection One had significant cost advantages in sourcing telecommunication services, product components and product assembly as a result of higher product and service volumes.

     - The combined company should be better positioned to grow through acquisitions, especially in light of Protection One's significant experience in identifying and effecting acquisitions.

     In making this determination, the Lifeline board of directors consulted with management of Lifeline, as well as its financial advisors and legal counsel, and considered a number of factors including, without limitation, the following:

          1. The following terms of the merger agreement and the option agreement:

             a. The consideration to be paid and the fact that the Lifeline merger would provide holders of Lifeline common stock with the opportunity to receive a significant premium over the price at which Lifeline common stock was trading in the months prior to execution of the merger agreement.

             b. The fact that the mergers would provide holders of Lifeline common stock with the opportunity to achieve some current liquidity through a partial cash payment while retaining an equity interest in the combined company.

             c. The likelihood of consummation of the Lifeline merger, including the limited conditions to the consummation of the Lifeline merger and the limited circumstances under which Protection One can terminate the merger agreement. See "THE MERGER AGREEMENT -- Certain Covenants -- Fees and Expenses" on page 58, "-- Conditions to the Mergers" on page 59 and "-- Termination of the Merger Agreement" on page 59.

             d. The fact that the merger agreement (which prohibits Lifeline, its subsidiaries and others on their behalf from soliciting, initiating or knowingly encouraging or facilitating any inquiries or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal (as defined herein under "THE MERGER AGREEMENT -- Certain Covenants -- Conduct of Business Pending the Mergers" beginning on page
        57) or entering into or maintaining or continuing discussions or negotiating with any person regarding an Acquisition Proposal or agreeing to endorse any Acquisition Proposal) does permit Lifeline (conditioned upon the execution of a confidentiality agreement and receipt of advice from its financial and legal advisors, as set forth in the merger agreement) to furnish non-public information to, and to enter into discussions or negotiations with, any person that makes an unsolicited bona fide written proposal to acquire Lifeline pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, and to terminate the merger agreement upon the payment of a $5,500,000 termination fee to Protection One.

             e. The provisions of the merger agreement that require Lifeline to pay Protection One a termination fee of $5,500,000 and reimburse Protection One for $1,000,000 in out-of-pocket expenses under certain circumstances as described under the "MERGER AGREEMENT --

Certain Covenants -- Fees and Expenses" on page 58, and the provisions of the option agreement that permit Protection One, under certain circumstances as described under "RELATED AGREEMENTS AND TRANSACTIONS -- Stock Option Agreement" beginning on page 61 to purchase up to 1,159,410 shares of Lifeline common stock at a cash purchase price of $29.000 per share. Although the Lifeline board of directors initially resisted the grant of the option and sought to decrease the amount of the termination fee, the Lifeline board of directors determined that the negative features of the Option and termination fee were outweighed by the benefits to be derived from consummation of the merger described therein.

             f. The treatment of the Lifeline merger as a "tax-free exchange" for federal income tax purposes. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" beginning on page 51.

          2. The opinion of BT Alex. Brown to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Lifeline merger was fair to holders of Lifeline common stock from a financial point of view. For a more detailed discussion of the opinion of BT Alex. Brown, you should read the text under the caption "THE MERGERS -- Opinion of Financial Advisor to the Board of Directors of Lifeline" beginning on page 47. The full text of BT Alex. Brown's written opinion, which sets forth the assumptions made, matters considered and limitations on review undertaken by BT Alex. Brown is attached hereto as Annex C and is incorporated herein by reference. Lifeline stockholders are urged to read the opinion of BT Alex. Brown in its entirety.

          3. Historical and pro forma information concerning the financial performance and condition, business operations and prospects of each of Lifeline and Protection One as separate entities and on a pro forma combined basis.

          4. The risk to Lifeline stockholders of continuing as a free-standing public enterprise given the relatively small size of Lifeline in the healthcare marketplace and the volatility of the equity markets. In particular, even slight revenue or earnings shortfalls to analyst forecasts could have a significant adverse effect upon Lifeline's stockholder value.

          5. The non-financial terms of the transaction and general understanding of how the companies would be managed, including the fact that Lifeline is expected to be operated separately and remain headquartered in Massachusetts.

          6. The greater liquidity in Protection One common stock.

          7. The opportunity for Lifeline stockholders to vote on whether to approve and adopt the Lifeline merger.

     The Lifeline board of directors also considered negative factors relating to the Lifeline merger, including (i) the risk that the benefits sought in the Lifeline merger would not be fully achieved; (ii) the risk that the Lifeline merger would not be consummated, and the effect of the public announcement of the Lifeline merger; (iii) the risk that the trading price of Protection One common stock may be adversely affected by the announcement of the Lifeline merger or otherwise, and that decreases in such price might not be fully reflected in changes in the exchange ratio; (iv) the effect of the announcement of the Lifeline merger on Lifeline's ability to attract and retain key management, marketing and technical personnel; (v) the fact that Western Resources would own a controlling interest in New Protection One following the consummation of the mergers; and (vi) other risks described above under "Risk Factors."

     The foregoing sets forth the material factors considered by the Lifeline board of directors in its consideration of the Lifeline merger.

     In view of the wide variety of factors, both positive and negative, considered by the Lifeline board of directors, the Lifeline board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. The determination was made after consideration of all of the factors as a whole. In addition, individual directors of Lifeline may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS OF LIFELINE

     Lifeline engaged BT Alex. Brown to act as its exclusive financial advisor in connection with the Lifeline merger based on BT Alex. Brown's reputation, experience and expertise in similar transactions. On October 18, 1998, at a meeting of the Lifeline board of directors held to evaluate the proposed Lifeline merger, BT Alex. Brown rendered to the Lifeline board of directors an oral opinion (which opinion was subsequently confirmed by delivery of written
opinions dated October 18, 1998 and December   , 1998) to the effect that, as of
such date and based upon and subject to certain matters stated in such opinions, the consideration to be received by holders of Lifeline common stock in the Lifeline merger (the "Consideration") was fair, from a financial point of view, to the holders of Lifeline common stock. No limitations were imposed by the Lifeline board of directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinions.

     The full text of the written opinion of BT Alex. Brown dated as of December , 1998, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this Prospectus and is incorporated herein by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE LIFELINE BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE LIFELINE SPECIAL MEETING OR AS TO WHETHER SUCH STOCKHOLDER SHOULD ELECT TO RECEIVE ADDITIONAL SHARES OF NEW PROTECTION ONE COMMON STOCK IN LIEU OF SOME OR ALL OF THE CASH CONSIDERATION TO BE RECEIVED BY SUCH STOCKHOLDER. The summary of the opinion of BT Alex. Brown in this Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning Lifeline and Protection One and certain internal analyses and other information furnished to BT Alex. Brown by Lifeline and Protection One. BT Alex. Brown also held discussions with members of the senior management of Lifeline and Protection One regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the Lifeline common stock and the Protection One common stock; (ii) compared certain financial and stock market information for Lifeline and Protection One with similar information for certain other companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part; (iv) reviewed the terms of the merger agreement; and (v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

     As described in its opinion, BT Alex. Brown has not independently verified the information described above and for purposes of its opinion has assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Lifeline and Protection One, BT Alex. Brown assumed that such information reflects the best currently available judgments and estimates of the management of Lifeline and Protection One, as the case may be, as to the matters covered thereby. In addition, BT Alex. Brown has not made an independent evaluation or appraisal of the assets or liabilities of Lifeline or Protection One, nor has it been furnished with any such evaluation or appraisal. BT Alex. Brown has assumed that the Lifeline merger will qualify as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended. BT Alex. Brown's opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of its opinion letter.

     The following is a summary of the material analyses included within the report presented by BT Alex. Brown to the Lifeline board of directors in connection with its opinion dated October 18, 1998:

     Analysis of Selected Public Companies. BT Alex. Brown compared certain financial and stock market information for Lifeline and Protection One with similar information for the following selected publicly held companies: (i) in the case of Lifeline: APAC TeleServices, Inc., Precision Response Corporation,

SITEL Corporation, Sykes Enterprises, Incorporated, TeleSpectrum Worldwide Inc., TeleTech Holdings, Inc. and West TeleServices Corporation (the "Lifeline Selected Companies") and (ii) in the case of Protection One: Adelphia Communications, Cablevision Systems, Jones Intercable, Inc. and TCA Cable TV, Inc. (the "Protection One Selected Companies") and Pittston Brink's Group ("Pittston Brink's"). For Lifeline and the Lifeline Selected Companies, BT Alex. Brown calculated equity market value relative to each company's calendar year 1998 and 1999 earnings per share ("EPS"), and adjusted market values (equity market value plus debt less cash and equivalents) relative to each company's latest twelve months ("LTM") revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"). BT Alex. Brown compared these multiples to the implied multiples for Lifeline in the Lifeline merger. All multiples were based on closing stock prices on October 16, 1998. EPS estimates for the Lifeline Selected Companies were based on analysts' estimates as reported by I/B/E/S, a market research database. EPS estimates for Lifeline were based on Lifeline management estimates. For the Lifeline Selected Companies, this analysis indicated multiples of LTM revenues of 0.5x to 1.9x (with a mean of 1.3x) compared to 3.0x for Lifeline; multiples of LTM EBITDA of 4.8x to 12.6x (with a mean of 8.8x) compared to 14.3x for Lifeline; multiples of calendar year 1998 EPS of 16.1x to 27.9x (with a mean of 20.1x) compared to 32.4x for Lifeline; and multiples of calendar year 1999 EPS of 5.8x to 20.2x (with a mean of 13.2x) compared to 27.1x for Lifeline.

     For Protection One and the Protection One Selected Companies, BT Alex. Brown calculated adjusted market values relative to each company's LTM and latest quarter annualized ("run-rate") EBITDA. This analysis indicated LTM and run-rate EBITDA multiples for the Protection One Selected Companies of 12.4x to 18.0x (with a mean of 14.2x) and 11.2x to 18.3x (with a mean of 13.8x), respectively. These multiples were compared to Protection One trading multiples of LTM EBITDA and run-rate EBITDA of 16.0x and 12.2x, respectively. For Protection One and Pittston Brink's, BT Alex. Brown calculated adjusted market values relative to each company's run-rate EBITDA and monthly recurring revenue. BT Alex. Brown also calculated adjusted market value per subscriber for each company and calculated each company's expected growth in EBITDA in calendar year 1999 based on analysts' research reports. These analyses yielded multiples of run-rate EBITDA and monthly recurring revenue of 7.1x and 68.7x, respectively, for Pittston Brink's, compared to 12.2x and 72.0x, respectively, for Protection One. These analyses yielded enterprise value per subscriber and projected calendar year 1999 EBITDA growth of $1,753 and 13%, respectively, for Pittston Brink's, compared to $1,514 and 34%, respectively, for Protection One.

     Analysis of Selected Merger and Acquisition Transactions. BT Alex. Brown reviewed the purchase price and implied transaction multiples paid in the following seven merger and acquisition transactions (acquiror/target): APAC TeleServices, Inc./ITI Marketing Services, Inc.; HBO & Company/National Health Enhancement Systems, Inc.; Tyco International Ltd./ADT Limited; SITEL Corporation/ Tele-Action, S.A.; SITEL Corporation/Mitre Plc; TeleTech Holdings, Inc./Access 24 Service Corporation Pty Limited; and ADT Limited/Alert Centre, Inc. (collectively, the "Selected Merger and Acquisition Transactions"). For the Selected Merger and Acquisition Transactions, this analysis indicated multiples of LTM revenues of 0.9x to 3.6x (with a mean of 2.2x) compared to 3.0x for Lifeline, multiples of LTM EBITDA of 8.8x to 23.1x (with a mean of 13.7x) compared to 14.3x for Lifeline, and multiples of LTM net income of 11.8x to 68.7x (with a mean of 34.2x) compared to 35.4x for Lifeline.

     Premiums Paid Analysis. BT Alex. Brown reviewed the range of premiums paid in 203 change-of-control transactions with transaction values of $100 million to $250 million involving non-finance companies. These transactions indicated a range of premiums, based on the target company's stock price one-month prior of (51.7)% to 540% (with a mean of 41.4% and a median of 34.5%) and one-day prior of (42.6)% to 189.2% (with a mean of 25.7% and a median of 20.0%). The premiums payable in the Lifeline merger based on the closing stock price of Lifeline common stock one-month prior, and one-day prior, to public announcement of the Lifeline merger were 52.3% and 31.5%, respectively.

     Discounted Cash Flow Analysis. BT Alex. Brown performed a discounted cash flow analysis of Lifeline to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Lifeline could generate over the periods January 1, 1999 through December 31, 2003 based on the estimates of the management of Lifeline. The discounted cash flow analysis was determined by (i) adding (x) the present value at December 31, 1998 of Lifeline's projected free cash flows over the five-year period from January 1, 1999 through December 31, 2003 and (y) the present value of the terminal value for Lifeline in 2003, and
(ii) adding the projected net cash of Lifeline at December 31, 1998. The range of estimated terminal values for Lifeline at the end of 2003 was calculated by applying terminal value multiples ranging from 8.0x to 10.0x to the projected 2003 EBITDA of Lifeline, representing the estimated values of Lifeline beyond the year 2003. The cash flows and terminal values of Lifeline were discounted to present value using discount rates ranging from 12.0% to 16.0%. This analysis yielded equity reference ranges for Lifeline common stock of $26.26 to $36.76 per share. BT Alex. Brown also performed a similar analysis based on alternative estimates for the performance of Lifeline provided by Lifeline's management. This analysis yielded equity reference ranges for Lifeline common stock of $20.89 to $28.86 per share.

     Accretion/Dilution Analysis. BT Alex. Brown analyzed the pro forma effect of the Lifeline merger on the after-tax cash flow (defined as net income plus depreciation and amortization) of Protection One in calendar year 1999, based, in the case of Lifeline, on the estimates of the management of Lifeline and, in the case of Protection One, on estimates of equity research analysts, both before and after giving effect to certain cost savings and other potential synergies anticipated by the management of Lifeline and Protection One to result from the Lifeline merger (excluding non-recurring costs resulting from the Lifeline merger). This analysis indicated that the Lifeline merger would be dilutive to Protection One's after-tax cash flow in calendar year 1999 without giving effect to cost savings and other potential synergies and accretive to Protection One's after-tax cash flow in calendar year 1999 assuming certain levels of cost savings and other potential synergies were achieved. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and market risks, the timing and amount of synergies, the cost associated with achieving such synergies and other factors.

     The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to the Lifeline board of directors or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lifeline and Protection One. No company, transaction or business used in such analyses as a comparison is identical to Lifeline, Protection One, or the proposed Lifeline merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the Lifeline board of directors in its evaluation of the proposed Lifeline merger and should not be viewed as determinative of the views of the Lifeline board of directors or Lifeline's management with respect to the consideration or the Lifeline merger.

     Lifeline selected BT Alex. Brown to serve as its exclusive financial advisor based on BT Alex. Brown's reputation, experience and expertise in similar transactions. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, BT Alex. Brown may actively trade the securities of Lifeline, Protection One or Western Resources for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement dated March 20, 1998 between Lifeline and BT Alex. Brown, Lifeline has agreed to pay BT Alex. Brown $500,000 for rendering its opinion, which amount will be credited against a transaction fee equal to 1.0% of the Consideration payable upon consummation of the Lifeline merger. In addition, Lifeline has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

APPRAISAL AND DISSENTERS' RIGHTS

     The holders of Protection One common stock do not have appraisal rights under the Delaware General Corporation Law (the "DGCL") as a result of the mergers. If the Lifeline merger becomes effective, any Lifeline stockholder who does not vote his, her or its shares of Lifeline common stock ("Dissenting Shares") in favor of the Lifeline merger (a "Dissenting Stockholder") and who follows the procedures prescribed under Chapter 156B of the General Laws of the Commonwealth of Massachusetts (the "MBCL") may require Lifeline (as it exists after the Effective Time (as defined below under "THE MERGER AGREEMENT -- The Mergers" on page 55) as the surviving corporation) to pay the fair value, as determined in accordance with the MBCL, for those Dissenting Shares. The following is a summary of certain features of the relevant Massachusetts law, the statutory provisions of which are set forth in full in Annex B annexed hereto. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise such rights should carefully review and follow those provisions.

     A Dissenting Stockholder who desires to exercise his appraisal rights must:
(i) file a written objection to the Lifeline merger with Lifeline before the stockholders' vote on approval of the merger agreement at the Lifeline special meeting, stating such Dissenting Stockholder's intention to demand payment for his, her or its dissenting shares if the merger agreement is approved and the merger is consummated; (ii) not vote his, her or its shares in favor of the merger agreement; and (iii) within twenty days of the date of mailing of a notice by Lifeline (as it exists after the Effective Time) to objecting stockholders that the Lifeline merger has become effective, make written demand to Lifeline (as it exists after the Effective Time) for payment for the Dissenting Shares. Such written objection should be delivered to Lifeline Systems, Inc., 640 Memorial Drive, Cambridge, Massachusetts, 02139-4851,
Attention: Vice President, Finance. It is recommended that such objection and such demand be sent by registered or certified mail, return receipt requested.

     A Dissenting Stockholder who files the required written objection with Lifeline prior to the Lifeline special meeting need not vote against the merger agreement. Any Lifeline stockholder who does not file the written objection or who votes in favor of the merger agreement will waive his, her or its appraisal rights. LIFELINE STOCKHOLDERS SHOULD NOTE THAT RETURNING A PROPERLY SIGNED PROXY CARD THAT DOES NOT INDICATE A VOTE OR ABSTENTION ON APPROVAL OF THE MERGER AGREEMENT WILL CONSTITUTE A VOTE IN FAVOR OF THE MERGER AGREEMENT. A VOTE AGAINST THE MERGER AGREEMENT DOES NOT, ALONE, CONSTITUTE A WRITTEN OBJECTION. IN ACCORDANCE WITH THE MBCL, NOTICE THAT THE LIFELINE MERGER HAS BECOME EFFECTIVE WILL BE SENT TO EACH DISSENTING STOCKHOLDER WITHIN TEN DAYS AFTER THE DATE ON WHICH THE LIFELINE MERGER BECOMES EFFECTIVE.

     The value of the Lifeline common stock will be determined initially by Lifeline (as it exists after the Effective Time) and the Dissenting Stockholder. If, during the period of thirty days after the expiration of the period during which the foregoing demand for payment may be made, Lifeline (as it exists after the Effective Time) and the Lifeline stockholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Middlesex County, Massachusetts asking that the court determine the value of the Lifeline common stock of all Dissenting Stockholders. The bill in equity must be filed within four months after the date of expiration of the foregoing thirty-day period. After a hearing, the court will determine the fair value of the Lifeline common stock and will order Lifeline (as it exists after the Effective Time) to make payment of such value, with interest, if any, to the Lifeline stockholders entitled to such payment, upon transfer by them to Lifeline (as it exists after the Effective Time) of the certificate or certificates representing their Lifeline common stock. Although Lifeline and Protection One believe it is unlikely, they have made no decision whether or not the surviving company would file such a bill in equity in Superior Court if no agreement on value is reached. If it does not, any Dissenting Stockholder with whom agreement has not been reached will likely be required to incur the expense of initiating any such proceeding.

     For appraisal proceeding purposes, value is determined as of the day before the approval of the merger agreement by Lifeline stockholders, excluding any element of value arising from the expectation or accomplishment of the Lifeline merger.

     If a Lifeline stockholder withdraws his, her or its demand for appraisal or fails to establish entitlement to appraisal rights under the MBCL, such Lifeline stockholder will forfeit the right to appraisal and his, her or its Dissenting Shares will be deemed to have been converted into the right to receive shares of New Protection One common stock as of the Effective Time (without interest).

     Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Lifeline merger except upon the grounds that the Lifeline merger will be or is illegal or fraudulent as to such stockholder. However, under Massachusetts case law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

     The law pertaining to the statutory appraisal remedy also contains provisions regarding costs, dividends on dissenting shares, rights under dissenting shares prior to purchase, discontinuance of dissenters' rights, and certain miscellaneous matters. See Annex B.

ACCOUNTING TREATMENT

     The Lifeline merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Lifeline, including direct costs of the mergers, will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess purchase consideration allocated to goodwill. The conversion of Protection One common stock into New Protection One common stock will be treated as a reorganization with no change in the recorded amount of Protection One's assets and liabilities. The historical financial statements of Protection One will become the financial statements of New Protection One. The results of New Protection One's operations will include the results of operations of Lifeline from the date of the completion of the mergers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

     The following is a discussion of the material federal income tax consequences of the mergers and is based on the opinions of Weil, Gotshal & Manges LLP, counsel to Protection One, and Hale and Dorr LLP, counsel to Lifeline. Such opinions are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder, current administrative rulings and interpretations, and current judicial decisions. All of the foregoing are subject to change at any time, possibly with retroactive effect. The discussion set forth below does not address all aspects of federal income taxation that may be relevant to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules under the federal income tax laws, such as non-United States persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code or stockholders who acquired their Protection One or Lifeline shares pursuant to the exercise of employee stock options, employee stock purchase plans or otherwise as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that holders of Protection One common stock and holders of Lifeline common stock hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Code.

     None of Protection One, Lifeline or New Protection One intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the mergers. Protection One has received an opinion from its counsel, Weil, Gotshal & Manges LLP, to the effect that the Protection One merger will qualify as an exchange within the meaning of Section 351 of the Code and a reorganization within the meaning of Section 368 of the Code. Accordingly, no gain or loss will be recognized by New Protection One, Protection One or Merger Sub (Del.) as a result of the Protection One merger and no gain or loss will be recognized by holders of Protection One common stock as a result of the receipt of New Protection One common stock pursuant to the Protection One merger. Lifeline has received an opinion from its counsel, Hale and Dorr LLP, to the effect that the Lifeline merger will qualify as an exchange within the meaning of Section 351 of the Code. Accordingly, no gain or loss will be recognized by Lifeline as a result of the Lifeline merger and no gain or loss will be recognized by holders of Lifeline common stock as a result of the receipt of New Protection One common stock pursuant to the Lifeline merger except (i) gain realized, if any, will be recognized to the extent of the cash consideration (as described in the text under the caption "THE MERGER AGREEMENT -- Conversion of Lifeline Common Stock" beginning on page 55) received, (ii) gain or loss may be recognized with respect to the cash received in lieu of fractional shares and
(iii) gain or loss may be recognized with respect to the cash received by holders who properly exercise their appraisal rights. In rendering such opinions, counsel to each of Protection One and Lifeline have relied upon certain representations made by New Protection One, Protection One, Lifeline and Westar Capital.

     Tax Implications to Protection One stockholders. No gain or loss will be recognized for federal income tax purposes by holders of Protection One common stock who exchange their Protection One common stock for New Protection One common stock pursuant to the Protection One merger.

     The aggregate tax basis of New Protection One common stock received as a result of the Protection One merger will be the same as the stockholder's aggregate tax basis in the Protection One common stock surrendered in the exchange. The holding period of the New Protection One common stock held by holders of Protection One common stock as a result of the exchange will include the period during which such stockholders held the Protection One common stock exchanged.

     Tax Implications to Lifeline stockholders. No gain or loss will be recognized for federal income tax purposes by holders of Lifeline common stock who exchange their Lifeline common stock for New Protection One common stock pursuant to the Lifeline merger except (i) gain realized, if any, will be recognized to the extent of the cash consideration received, (ii) gain or loss may be recognized with respect to cash received in lieu of fractional shares as discussed below and (iii) gain or loss may be recognized with respect to the cash received by holders who properly exercise their appraisal rights.

     In the case of clause (i) of the preceding paragraph, gain will be measured by the excess of the sum of the fair market value of the New Protection One common stock received plus the cash consideration over the tax basis of the shares of Lifeline common stock exchanged in the Lifeline merger (excluding the basis allocable to fractional shares for which cash is received). Any such gain will be recognized to the extent of the cash consideration received and will be long-term capital gain if the shares of Lifeline common stock have been held for more than one year at the Effective Time.

     Cash received in lieu of fractional share interests will be treated as received in exchange for a fractional share of New Protection One common stock. Gain or loss recognized on such exchange will be measured by the difference between the amount of cash received and the portion of the tax basis in the shares of the Lifeline common stock surrendered that is allocable to such fractional share. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such fractional share of New

Protection One common stock is considered to have been held for more than one year at the Effective Time.

     Cash received by a holder of Lifeline common stock in satisfaction of appraisal rights will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Lifeline common stock surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Lifeline common stock had been held for more than one year at the Effective Time.

     The aggregate tax basis of New Protection One common stock received as a result of the Lifeline merger will be the same as the stockholder's aggregate tax basis in the Lifeline common stock surrendered in the exchange, decreased by the basis allocable to fractional shares for which cash is received in the Lifeline merger and by the amount of the cash consideration, and increased by the amount of gain recognized on the exchange. The holding period of the New Protection One common stock held by holders of Lifeline common stock as a result of the exchange will include the period during which such stockholder held the Lifeline common stock exchanged.

     Under the Code, a holder of Lifeline common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to any cash consideration received, cash received in lieu of fractional share interests or cash received upon the exercise of appraisal rights pursuant to the Lifeline merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholdings rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     Tax Implications to New Protection One, Protection One, Lifeline, Merger Sub (Del.) and Merger Sub (Mass.). No gain or loss will be recognized for federal income tax purposes by New Protection One, Protection One, Lifeline, Merger Sub (Del.) or Merger Sub (Mass.) as a result of the mergers.

     STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

POTENTIAL ANTITRUST REVIEW

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Lifeline merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and specified waiting period requirements have been satisfied. Western Resources, as the ultimate parent of Protection One, and Lifeline each filed with the Antitrust Division and the FTC a Notification and Report Form (the "Notification and Report Form") with respect to the Lifeline merger on November 23, 1998. The initial waiting period for each of these filings was scheduled to expire at 11:59 p.m. on December 23, 1998.

     The Antitrust Division or the FTC may request additional information from Protection One and Lifeline regarding the Lifeline merger. Under the HSR Act, if additional information is requested, the waiting period would be extended and will expire at 11:59 p.m., on the twentieth calendar day after the date of substantial compliance by both parties with such request for additional information. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Antitrust Division and the FTC frequently scrutinize the legality of transactions such as the Lifeline merger under antitrust laws. At any time before or after the Lifeline special meeting, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Lifeline merger or seeking the divestiture of substantial assets of Protection One or its subsidiaries or Lifeline or its subsidiaries.

     In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Lifeline merger or seeking divestiture of certain assets of Protection One or Lifeline. No state authorities have indicated that they will undertake an investigation of the Lifeline merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Lifeline merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. Protection One is under no obligation to seek to divest any of its assets if such action would be required in order to consummate the Lifeline merger.

STOCK EXCHANGE LISTING

     New Protection One has applied for the listing of New Protection One common stock on the New York Stock Exchange under the symbol POI. It is a condition to the mergers that the shares of New Protection One common stock to be issued to Lifeline stockholders in connection with the Lifeline merger shall have been approved for listing on the New York Stock Exchange or the Nasdaq Stock Market, subject only to official notice of issuance.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of New Protection One common stock received by Protection One and Lifeline stockholders in the mergers will be freely transferable, except that shares of New Protection One common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Protection One or Lifeline prior to the mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Act (or Rule 144 in the case of such persons who become affiliates of New Protection One) or as otherwise permitted under the Act. Persons who may be deemed to be affiliates of Protection One, Lifeline or New Protection One generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. Certain directors and officers of Lifeline will deliver a letter agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of New Protection One common stock issued to such persons in or pursuant to the mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

FINANCING THE MERGERS

     It is expected that the total cash to be paid to stockholders of Lifeline will be funded through the use of cash or cash equivalents and short-term investments of Protection One and Lifeline available at the time such cash is paid and through new borrowings. The amount of cash to be paid to each stockholder of Lifeline will depend on the stated preferences of the Lifeline stockholders on the stock election form and letter of transmittal, cash paid in lieu of fractional shares of New Protection One common stock and cash paid in respect of any Dissenting Shares under the MBCL. Therefore, the amount of cash to be funded cannot now be determined. See "THE MERGER AGREEMENT -- Conversion of Lifeline common stock" beginning on page 55. It is currently expected that any new borrowings to fund the cash to be paid to stockholders of Lifeline will be made through borrowings in the bank borrowings, borrowings from private or public lenders, or through a combination of the foregoing.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the merger agreement, a copy of which is attached hereto as Appendix A, and incorporated herein by reference. The following summary is qualified in its entirety by reference to the text of the merger agreement.

THE MERGERS

     Merger Sub (Del.) and Merger Sub (Mass.) will be merged into Protection One and Lifeline, respectively, pursuant to the terms and conditions of the merger agreement. Each of Protection One and Lifeline will become a wholly owned subsidiary of New Protection One following the mergers.

     The closing of the mergers will take place within three business days following the Lifeline special meeting or on such other date that the parties agree upon subject to the conditions set forth in the merger agreement. The mergers will become effective at the time specified in the certificate of merger filed with the Secretary of State of the State of Delaware with respect to the Protection One merger and at the time specified in the articles of merger filed with the Secretary of State of the Commonwealth of Massachusetts with respect to the Lifeline merger (the "Effective Time").

CONVERSION OF PROTECTION ONE COMMON STOCK

     At the Effective Time, pursuant to the terms of the merger agreement, (a) each issued and outstanding share of Protection One common stock, other than shares held by New Protection One, Protection One or Merger Sub (Del.), will be converted into one share of New Protection One common stock, and upon such conversion all such shares of Protection One common stock will be canceled and retired and will cease to exist, and (b) all shares of Protection One common stock held by New Protection One, Protection One or Merger Sub (Del.) will be canceled and retired and will cease to exist without payment of any consideration therefor.

CONVERSION OF LIFELINE COMMON STOCK

     At the Effective Time, each share of Lifeline common stock, other than shares held or owned by New Protection One, Merger Sub (Del.), Merger Sub (Mass.) or Lifeline and shares with respect to which dissenters' rights are properly exercised, together with the associated rights issued or issuable pursuant to the Rights Agreement dated as of July 24, 1998 between Lifeline and State Street Bank and Trust Company, as amended (the "Rights Agreement"), shall be cancelled and extinguished and shall be converted into and become a right to receive (without interest thereon) (x) (subject to the proviso set forth below) $14.50 in cash, (y) the number of shares of New Protection One common stock equal to the Exchange Ratio (as defined below), and (z) cash in lieu of fractional shares; provided, however, that each holder of Lifeline common stock shall be entitled to elect to receive, in lieu of all or any part of the cash consideration, additional shares of New Protection One common stock in an amount equal to the portion of the cash consideration with respect to which the election is made divided by the greater of (1) the Average Closing Price (as defined below) and (2) $9.50.

     The term "Exchange Ratio" means:

     (A) 1.7857 if the Average Closing Price is less than $7.00;

     (B) the quotient obtained by dividing (x) $12.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $7.00 but less than $8.19;

     (C) 1.5263 if the Average Closing Price is equal to or greater than $8.19 but less than $9.50;

     (D) the quotient obtained by dividing (x) $14.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $9.50 but less than $11.00; and

     (E) 1.3182 if the Average Closing Price is equal to or greater than $11.00.

     The term "Average Closing Price" means the average of the closing prices of Protection One common stock on the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Protection One common stock actually traded ending three trading days prior to the date on which stockholders of Lifeline approve the Lifeline merger.

     IN ORDER TO RECEIVE STOCK IN LIEU OF ANY OR ALL OF THE CASH CONSIDERATION, EACH LIFELINE STOCKHOLDER MUST MAKE AN ELECTION ON THE FORM INCLUDED WITH THIS PROSPECTUS (THE "ELECTION FORM") TO RECEIVE SUCH ADDITIONAL SHARES OF NEW PROTECTION ONE COMMON STOCK. YOU DO NOT NEED TO COMPLETE THE ELECTION FORM, UNLESS YOU ARE MAKING A STOCK ELECTION. UNLESS YOU ARE MAKING A STOCK ELECTION, DO NOT SEND YOUR LIFELINE STOCK CERTIFICATES AT THIS TIME.

EXCHANGE OF CERTIFICATES

     As of the Effective Time, a bank or trust company shall act as exchange agent in effecting the exchange, for the Lifeline merger consideration, of certificates that, prior to the Effective Time, represented Lifeline common stock entitled to be exchanged. Promptly after the Effective Time (but in any event within three business days thereof), New Protection One shall cause to be mailed to each record holder of such certificates a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Lifeline merger consideration therefor. Subject to any applicable withholding tax requirements, upon the surrender of each such certificate, together with a duly completed and executed letter of transmittal, the exchange agent shall (x) pay to the holder of such certificate cash equal to the amount of cash due such holder after giving effect to any election made by such holder and (y) issue to such holder a certificate for that number of shares of New Protection One common stock equal to the number of shares of New Protection One common stock due to such holder; such certificate representing Lifeline common stock shall forthwith be cancelled. Each such certificate (other than certificates representing Lifeline common stock held by New Protection One) shall represent solely the right to receive the Lifeline merger consideration therefor until so surrendered and exchanged.

     Protection One stockholders are not required to exchange their certificates representing shares of Protection One common stock. Under the merger agreement, such certificates shall automatically represent the same number of shares of New Protection One common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by each of Protection One, New Protection One, Merger Sub (Del.), Merger Sub (Mass.) and Lifeline as to, among other things, (a) organization and qualification to do business, (b) capitalization, (c) authority to enter into and consummate the transactions under the merger agreement, (d) compliance with contracts, charter documents and laws, (e) filings with the SEC, (f) lack of litigation, (g) material adverse changes, (h) environmental matters, (i) no undisclosed liabilities, and (j) absence of brokers.

REPRESENTATIONS AND WARRANTIES OF PROTECTION ONE, NEW PROTECTION ONE, MERGER SUB (DEL.) AND MERGER SUB (MASS.)

     In the merger agreement, each of Protection One, New Protection One, Merger Sub (Del.) and Merger Sub (Mass.) also made representations and warranties as to
(i) the interim operation of Merger Sub (Del.) and Merger Sub. (Mass.), and (ii) financing of the transactions contemplated by the merger agreement.

REPRESENTATIONS AND WARRANTIES OF LIFELINE

     In the merger agreement, Lifeline also made representations and warranties as to (i) its subsidiaries, (ii) transactions with affiliates, (iii) employee benefits and contracts, (iv) liens on assets, (v) the Rights Agreement, (vi) taxes, (vii) intellectual property, (viii) prepayment of liabilities, (ix) inapplicability of
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

the voting agreements and the stock option agreement (referred to below), and
(x) discussions with third parties.

CERTAIN COVENANTS

  Conduct of Business Pending the Mergers

     Pursuant to the merger agreement, Lifeline has agreed that, with certain exceptions, prior to the Effective Time, the business of Lifeline and its subsidiaries shall be conducted only in, and Lifeline and its subsidiaries shall not take any action except in, the ordinary course of business consistent with past practices of Lifeline and its subsidiaries. Lifeline shall use all reasonable efforts to maintain and to preserve its and each of its subsidiary's business organization, assets, employees and advantageous business relationships. More particularly, Lifeline has agreed that neither it, nor any of its subsidiaries, shall directly or indirectly do, among other things, any of the following: (a) with certain exceptions, issue any capital stock or rights to acquire capital stock; (b) pledge or encumber any of its assets or the assets of any of its subsidiaries; (c) sell or dispose of any of its assets, except the sale of products in the ordinary course of business; (d) amend its charter, by-laws or similar organizational documents or amend the Rights Agreement in a manner inconsistent with the merger agreement; (e) split, combine or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend or distribution; (f) redeem, purchase or otherwise acquire any of its capital stock or rights to acquire capital stock; (g) with certain exceptions, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of assets or securities of Lifeline, or acquire or make an investment in any other entity;
(h) transfer the stock of any of its subsidiaries to any of its other subsidiaries or any assets or liabilities to any new or existing subsidiary of Lifeline; (i) enter into an agreement with respect to the release or the relinquishment of any material contract right or any comparable event; (j) with certain exceptions, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity or make any loans or advances; (k) make or commit to make any capital expenditures which, individually or in the aggregate, exceed $500,000; (l) except as may be required by a change in law or by generally accepted accounting principles, change any accounting principles or practices; (m) pay, discharge, satisfy or settle any material litigation, claims, liabilities or obligations, other than required payments, discharges or satisfactions of accounts payable and other similar liabilities in the ordinary course of business consistent with past practices;
(n) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing license, lease, contract or other document; (o) with certain exceptions, adopt or amend any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or former employee or, except in the ordinary course of business consistent with past practices, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement, or agreement; (p) take any action with respect to any severance or termination pay benefits or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date of the merger agreement; or (q) make or revoke any tax election or settle or compromise any tax liability, or (r) take certain actions with respect to its employee stock purchase plan. Lifeline has also agreed not to take any action with respect to an Acquisition Proposal (as defined below) unless it is a Qualified Acquisition Proposal.

     "Acquisition Proposal" means (i) any tender offer or exchange offer for more than 20% of the Lifeline common stock on a fully-diluted basis, (ii) any merger, consolidation, sale of 20% or more of the assets of Lifeline and its subsidiaries, taken as a whole, recapitalization, accumulation of shares or proxy solicitation or other business combination involving Lifeline or any of its subsidiaries, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. As used herein, "Qualified Acquisition Proposal" means a bona fide, unsolicited, written Acquisition Proposal at a price per share of Lifeline common stock and on terms and conditions that the Lifeline board of directors (after consultation with a financial advisor) determines to be superior to the Lifeline merger and to be in the best interests of Lifeline and its stockholders including, as part of the board of directors' determination, that as to any cash consideration to be paid pursuant to the Qualified Acquisition Proposal, the third party making the Qualified Acquisition Proposal has all requisite funds on hand or is reasonably capable of obtaining any requisite funds.

     Pursuant to the merger agreement, Protection One has agreed that neither it nor any of its subsidiaries will, directly or indirectly, take or knowingly permit any act or omission that is reasonably likely to materially hinder, delay, impair or inhibit the consummation of the transactions contemplated by the merger agreement.

  Employee Stock Options and Benefit Plans

     Pursuant to the merger agreement, as of the Effective Time, options to receive shares of Lifeline common stock shall be converted into options to receive shares of New Protection One common stock, or, at the option of the holders of such options, cash in an amount up to 25% of such options, each as determined by a conversion ratio established in the merger agreement.

  Access to Information

     Pursuant to the merger agreement, Lifeline has agreed, except as prohibited under applicable law, that it shall afford to Protection One complete access, at all reasonable times, from the date of the merger agreement to the Effective Time, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Protection One all financial, operating and other data and information as Protection One may reasonably request.

     Pursuant to the merger agreement, Lifeline and Protection One have agreed to give each other prompt notice of the occurrence, or the failure to occur, of any event which occurrence or failure to occur causes any representation or warranty made by such party in the merger agreement to be untrue or inaccurate in any material respect, or any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

  Fees and Expenses

     Pursuant to the merger agreement, with certain exceptions, each party to the merger agreement agreed that it shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of the merger agreement, and no party may recover any such fees and expenses from any other party upon any termination of the merger agreement. Lifeline has agreed to immediately pay to Protection One $5,500,000 in cash if: (a) (i) there shall have been publicly announced or proposed or commenced prior to the termination of the merger agreement any Acquisition Proposal which is not publicly withdrawn prior to the Lifeline Meeting, (ii) the merger agreement is terminated, and
(iii) within 12 months after such termination, Lifeline consummates an Acquisition Proposal; (b) Lifeline shall have elected to terminate the merger agreement to enter into an agreement with a third party to consummate a Qualified Acquisition Proposal; (c) Lifeline shall have elected to terminate the merger agreement because its board of directors (i) failed to recommend the Lifeline merger and an Acquisition Proposal has been made prior to such failure to recommend the Lifeline merger or (ii) took any action with respect to an Acquisition Proposal; or (d) Lifeline amends the Rights Plan in a way which adversely effects the parties' ability to perform under the merger agreement. Furthermore, Lifeline has agreed to immediately pay Protection One $1,000,000 in cash if Lifeline shall have elected to terminate the merger agreement because the Lifeline board of directors failed to recommend the Lifeline merger and no Acquisition Proposal has been made prior to such failure to recommend the Lifeline merger.

  Certain Other Covenants

     The merger agreement also contains customary covenants applicable to transactions like the mergers, including, among others, covenants relating to
(a) the taking of all actions and the doing of all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, (b) Acquisition Proposals, and (c) indemnification and insurance.

CONDITIONS TO THE MERGERS

     The obligations of Protection One and Lifeline to consummate the mergers are subject to certain conditions, including the following: (a) the proposal to Lifeline's stockholders regarding the Lifeline merger shall have been approved;
(b) the registration statement of the New Protection One common stock shall have been declared effective and shall remain in effect and no stop order suspending such effectiveness shall have been issued; (c) the shares of New Protection One common stock issuable pursuant to the merger agreement shall have been approved for listing on the Nasdaq Stock Market or the New York Stock Exchange; (d) the waiting periods (and any extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act shall have been terminated or shall have expired; and (e) no preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the mergers shall be in effect.

     The obligation of Lifeline to consummate the Lifeline merger is subject to certain additional conditions, including the following: (a) the accuracy of the representations and warranties of Protection One, New Protection One, Merger Sub (Del.) and Merger Sub (Mass.) set forth in the merger agreement; (b) the receipt by Lifeline of a satisfactory opinion of its tax counsel and (c) the Protection One Merger shall have been approved by the stockholders of Protection One.

     The obligation of Protection One to consummate the Protection One merger is subject to additional conditions, including the following: (a) the accuracy of the representations and warranties of Lifeline set forth in the merger agreement and (b) the receipt by Protection One of a satisfactory opinion of its tax counsel.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Protection One and Lifeline boards of directors. The merger agreement also may be terminated by Lifeline (a) if the Effective Time has not occurred on or before April 30, 1999 due to a failure of any of the conditions of Lifeline required to effect the Lifeline merger as set forth in the merger agreement, (b) if, prior to the Effective Time, Protection One, New Protection One, Merger Sub (Del.) or Merger Sub (Mass.) fail to perform any material obligation under the merger agreement, (c) in order for Lifeline to enter into an agreement with a third party to consummate a Qualified Acquisition Proposal, or (d) if the mergers are enjoined by a court of competent jurisdiction. Furthermore, the merger agreement also may be terminated by Protection One (a) if the Effective Time shall not have occurred on or before April 30, 1999 due to the failure of any of the conditions of Protection One required to consummate the Protection One merger, as set forth in the merger agreement, (b) if the Lifeline board of directors fails to recommend the Lifeline merger or takes any action with regard to any Acquisition Proposal, (c) if Lifeline fails to perform any material obligation under the merger agreement,
(d) if, prior to the Effective Time, Lifeline alters or amends the Rights Agreement in a manner that adversely affects the parties' ability to consummate the transactions contemplated by the merger agreement, (e) if Lifeline's stockholders shall have voted against the merger agreement and the Lifeline merger, or (f) the mergers are enjoined by a court of competent jurisdiction.

AMENDMENTS AND WAIVERS

     The merger agreement may not be amended except by action of the Protection One or Lifeline boards of directors; provided, however, that after approval of the mergers by the stockholders of Lifeline or Protection One, no amendment may be made without the further approval of the stockholders of Lifeline or Protection One to the extent such further approval would be required under Massachusetts law, with respect to the Lifeline merger, or Delaware law, with respect to the Protection One merger. At any time prior to the Effective Time, whether before or after the Lifeline special meeting, any party to the merger agreement by action taken by its board of directors, may (i) extend the time for the performance of any of the obligations or acts of any other party thereto or
(ii) with certain exceptions, waive compliance with any of the agreements of any other party or with any conditions to its own obligations.

                      RELATED AGREEMENTS AND TRANSACTIONS

LIFELINE VOTING AGREEMENTS

     The following description of certain terms of the Lifeline voting agreements (as defined below) is only a summary and does not purport to be complete.

  Voting and Proxies

     In order to induce Protection One to enter into the merger agreement, each of Everett N. Baldwin, Heather E. Edelman, Ronald Feinstein, John D. Gugliotta, Dennis M. Hurley, Joseph E. Kasputys, Ph.D., Thomas E. Loper, Richard M. Reich, Carolyn C. Roberts, L. Dennis Shapiro, Donald G. Strange, Gordon C. Vineyard, M.D. and Susan Bailis (each a "Lifeline Holder") entered into a Voting Agreement with Protection One on October 18, 1998 (each a "Lifeline Voting Agreement"). Pursuant to the Lifeline Voting Agreements, the Lifeline Holders have agreed to vote an aggregate of 991,884 shares of Lifeline common stock, representing approximately 17% of the total outstanding shares of Lifeline common stock as of December 15, 1998, along with any additional shares of Lifeline common stock held by such Lifeline Holder (collectively, the "Lifeline Voting Agreement Shares"), (i) in favor of the Lifeline merger, the merger agreement and the transactions contemplated by the merger agreement, and (ii) against any Acquisition Proposal and any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Lifeline under the merger agreement or which would result in any of the conditions to Lifeline's obligations under the merger agreement not being fulfilled. In order to effect the intentions of the parties under the Lifeline Voting Agreements, each Lifeline Holder appointed John E. Mack and John W. Hesse as their true and lawful proxies and attorneys-in-fact to vote any and all of the Lifeline Voting Agreement Shares.

  Prohibited Actions

     With certain exceptions, during the term of the Lifeline Voting Agreements each Lifeline Holder has agreed, among other things, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of its respective Lifeline Voting Agreement Shares, (ii) grant any other proxies or enter into any other voting agreements with regard to the Lifeline Shares, (iii) take any action that would make any representation or warranty of such Lifeline Holder untrue or that would prevent such Lifeline Holder from performing its obligations under its Lifeline Voting Agreement, or (iv) exercise any dissenter's rights under the MBCL. Furthermore, each Lifeline Holder has agreed to notify Protection One of any additional Lifeline Voting Agreement Shares that it acquires.

  Other Provisions

     Each Lifeline Voting Agreement also contains provisions relating to, among other things, representations and warranties by the Lifeline Holders and specific performance of the Lifeline Voting Agreements. Each Lifeline Voting Agreement terminates upon the earlier to occur of (i) the Effective Time, (ii) the termination of the merger agreement in accordance with its terms, and (iii) April 30, 1999.

WESTAR CAPITAL VOTING AGREEMENT

     The following description of certain terms of the Westar Capital Voting Agreement (as defined below) is only a summary and does not purport to be complete.

  Voting and Proxies

     In order to induce Lifeline to enter into the merger agreement, Westar Capital entered into a Voting Agreement with Lifeline on October 18, 1998 (the "Westar Capital Voting Agreement"). Pursuant to the Westar Capital Voting Agreement, Westar Capital has agreed to vote the shares of Protection One common stock owned by it (the "Westar Capital Shares"), (i) in favor of the Protection One merger, the merger agreement and the transactions contemplated by the merger agreement, and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Protection One under the merger agreement or which would result in any of the conditions to Protection One's obligations under the merger agreement not being fulfilled. In the event Westar Capital fails to approve the Protection One merger on or before the date of the Lifeline special meeting, in order to effect the intentions of the parties under the merger agreement, Westar Capital constituted and appointed Ronald Feinstein and Dennis M. Hurley as its true and lawful proxies and attorneys-in-fact to vote any and all of the Westar Capital Shares to approve the Protection One merger.

  Prohibited Actions

     During the term of the Westar Capital Voting Agreement, Westar Capital has agreed, with certain exceptions, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of any of the Westar Capital Shares, (ii) grant any other proxies or enter into any other voting agreement with regard to the Westar Capital Shares, or (iii) take any action that would make any representation or warranty of Westar Capital under the Westar Capital Voting Agreement untrue or incorrect or that would have the effect of preventing or disabling Westar Capital from performing its obligations under the Westar Capital Voting Agreement.

  Other Provisions

     The Westar Capital Voting Agreement also contains provisions relating to, among other things, representations and warranties by Westar Capital and specific performance of the Westar Capital Voting Agreement. The Westar Capital Voting Agreement terminates upon the earlier to occur of (i) the Effective Time,
(ii) the termination of the merger agreement in accordance with its terms, and
(iii) April 30, 1999, if the Effective Time has not occurred on or before April 30, 1999 due to the failure of any of the conditions to the obligations of Protection One, New Protection One, Merger Sub (Del.) and Merger Sub (Mass.) to effect the mergers set forth in the merger agreement.

STOCK OPTION AGREEMENT

     The following description of certain terms of the stock option agreement is only a summary and does not purport to be complete.

     As an inducement and as a condition to enter into the merger agreement, Lifeline and Protection One entered into a stock option agreement, whereby Lifeline granted Protection One an option entitling it to purchase up to 1,159,410 shares of Lifeline common stock (representing approximately 19.9% of the outstanding shares of Lifeline common stock) at an exercise price per share equal to $29.00. The option granted may be exercised by Protection One in whole or in part, at any time from time to time after (i)(A) the termination of the merger agreement, and (B) the occurrence of any circumstance that would entitle Protection One to receive the $5,500,000 fee described in "THE MERGER
AGREEMENT -- Certain Covenants -- Fees and Expenses" on page 58 or (ii) the commencement of any Acquisition Proposal.

     If at any time the option is then exercisable, Protection One may elect, in lieu of exercising its option to purchase the Lifeline common stock to receive a cash amount of the excess of (a) the exercise price of the option, over (b) the higher of (i) the highest price per share of the Lifeline common stock paid by any person pursuant to an Acquisition Proposal or (ii) the closing price of the Lifeline common stock on the Nasdaq Stock Market on the last trading day immediately prior to the date of such election.

     The stock option agreement also contains provisions relating to, among other things, representations and warranties of Lifeline and Protection One, registration rights of Protection One, and specific performance of the stock option agreement.

     Notwithstanding the foregoing, Protection One's profit on the exercise of such option shall not exceed $9,000,000 after taking into account the exercise price of the options and the $5,500,000 and $1,000,000 amounts payable by Lifeline described in "THE MERGER AGREEMENT -- Certain Covenants -- Fees and Expenses" on page 58.

     No party to the stock option agreement may assign any of its rights or obligations under the stock option agreement without the prior written consent of the other party except that Protection One may assign its rights and obligations thereunder to any of its direct or indirect wholly owned subsidiaries. The right to exercise the option granted under the stock option agreement shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the merger agreement pursuant to the circumstances under which Protection One is not entitled to receive the $5,500,000 fee described in "THE MERGER AGREEMENT -- Certain Covenants -- Fees and Expenses", (iii) the date on which Protection One receives a profit from the stock option agreement and the merger agreement of $9,000,000, and (iv) one year after the date on which the merger agreement is terminated.

AMENDMENT TO RIGHTS AGREEMENT

     The following description of certain terms of the Rights Agreement Amendment (as defined below) is only a summary and does not purport to be complete.

     As an inducement and as a condition to enter into the merger agreement, the Lifeline board of directors amended the terms of the Rights Agreement so that the transactions contemplated by the merger agreement would not trigger the exercisability of the rights to purchase Lifeline common stock under the Rights Agreement by an Amendment No. 1 to Rights Agreement dated October 18, 1998 between Lifeline and State Street Bank and Trust Company.

                           BUSINESS OF PROTECTION ONE

     Protection One is a leading provider of security alarm monitoring and related services in North America and Europe, with approximately 1.5 million subscribers as of September 30, 1998. Protection One has grown rapidly by participating in both the expansion and the consolidation of the security alarm monitoring industry.

     Protection One's revenues consist primarily of recurring payments for monitoring and related services. Protection One monitors digital signals communicated by security systems installed at subscribers' premises. Security systems are designed to detect burglaries, fires and other events. Through a network of approximately 60 service branches in North America and 44 service branches in Europe, Protection One provides repair of security systems and, in select markets, armed response to verify that an actual emergency has occurred.

     Protection One provides its services to the residential, commercial and wholesale segments of the alarm monitoring market. Protection One believes the residential alarm monitoring segment, which represents in excess of 80% of its customer base, is the most attractive because of its stronger growth prospects, higher gross margins and larger potential size. Of Protection One's customer base, approximately 52% reside in single-family households and approximately 21% reside in multi-family complexes such as apartments and condominiums. Commercial subscribers represent 17% of the customer base and subscribers served by independent alarm dealers that subcontract monitoring services to Protection One represent 10% of the customer base. Protection One intends to grow its presence in each of these key market segments, although the residential market remains the most important for Protection One's growth strategy.

RECENT DEVELOPMENTS

     Since November 1997, Protection One has transformed itself from a regional company into a nationwide provider of security alarm services through a series of significant acquisitions. The most important of these acquisitions was the November 1997 combination with the security business of Western Resources, a transaction that increased Protection One's size by approximately 440,000 subscribers.

     Subsequent to the Combination consummated on November 24, 1997 in which Protection One combined with WestSec, Inc., a Kansas corporation and wholly owned subsidiary of Monitoring ("WestSec"), and Westar Security, Inc., a Kansas corporation and direct, wholly owned subsidiary of Protection One ("Westar") and through June 1998, Protection One used its strengthened financial position and national infrastructure to acquire more than 500,000 subscribers, obtain a leading position in the multi-family market segment and enter new markets in the United Kingdom and Canada. Beginning in August 1998, Protection One acquired CET in a multi-step process for an aggregate purchase price of approximately $140 million. CET is a leading European security alarm company with approximately 60,000 subscribers and 36 branch offices, located primarily in France, as well as Belgium, Germany, the Netherlands and Switzerland. This acquisition established a significant platform for Protection One in Europe, which Protection One believes will allow it to participate in the additional consolidation Protection One expects to take place in Europe. As a result of these latest acquisitions, Protection One has further expanded its geographic reach, increased its customer density in key markets and expects to realize operating efficiencies through the integration of these acquisitions.

     In June 1998, Protection One issued approximately $400 million of its common stock in a concurrent public offering and private placement (collectively, the "Equity Offerings"), using the proceeds to repay borrowings under its senior credit facility and to repurchase a portion of its Discount Notes.

     In August 1998, Monitoring issued $250 million aggregate principal amount of 7 3/8% Senior Notes due 2005 (the "Debt Offering"), using the proceeds to repay borrowings under its senior credit facility and in connection with certain acquisitions.

                              BUSINESS OF LIFELINE

     Lifeline provides 24-hour personal response monitoring services to its subscribers, primarily elderly individuals with medical or age-related conditions as well as physically challenged individuals throughout the United States and Canada. These subscribers communicate with Lifeline through products designed, manufactured and marketed by Lifeline consisting principally of a communicator that connects to the telephone line in the subscriber's home and a personal help button, which is worn or carried by the individual subscriber and which, when activated, initiates a telephone call from the subscriber's communicator to Lifeline's central monitoring facilities or to community hospitals in the United States and Canada that perform their own monitoring locally using equipment manufactured or software written by Lifeline. Lifeline's primary monitoring center is in Cambridge, Massachusetts. Lifeline's principal service, called LIFELINE(R), consists of a monitoring service utilizing equipment manufactured by Lifeline.

     Through use of the LIFELINE(R) service, individuals in need of help are able to signal monitoring personnel in one of Lifeline's response centers. These monitors identify the nature and extent of the subscriber's particular need and manage the situation by notifying the subscriber's friends, neighbors, and/or emergency personnel, as set forth in a predetermined protocol established by the subscriber. Lifeline also offers a supportive home monitoring service which emphasizes social support for elderly individuals who live alone.

     The equipment used for the LIFELINE(R) service includes a communicator, which connects to the telephone line in the subscriber's home and a personal help button, which is worn or carried by the individual subscriber. When pressed, the personal help button sends a radio signal to the communicator;

the communicator automatically dials a response center where monitoring personnel answer the call and dispatch the designated responders, typically a friend or relative of the subscriber and/or emergency service, when help is needed. Most of the time, however, subscribers' calls require reassurance and support as a result of their isolation or loneliness.

     Lifeline primarily markets its services and products to hospitals, institutions, and other service providers in a variety of health care related fields. Hospitals, however, have historically been Lifeline's primary market. Lifeline believes that hospitals offer Lifeline's services and products to capture revenues from the sale of the service, improve healthcare for the communities they serve, enhance community relations, market other hospital services to the subscriber base, and/or contain healthcare costs by facilitating early discharge from the hospital and allowing the subscriber to remain in his or her own home.

                         BUSINESS OF NEW PROTECTION ONE

     New Protection One, a direct wholly owned subsidiary of Protection One, has not conducted any substantial business activities to date, other than those incident to its formation, its execution of the merger agreement and related agreements and its participation in the preparation of this Prospectus. Immediately following the consummation of the mergers, New Protection One will become a holding company for Protection One and Lifeline and their respective subsidiaries. Accordingly, the business of New Protection One, through its wholly owned subsidiaries Protection One and Lifeline and their respective subsidiaries, will be the businesses currently conducted by Protection One and Lifeline and their respective subsidiaries. See "BUSINESS OF PROTECTION ONE" beginning on page 62 and "BUSINESS OF LIFELINE" beginning on page 63.

                        MANAGEMENT OF NEW PROTECTION ONE

     The board of directors of New Protection One presently consists of the same 12 persons who serve on the board of directors of Protection One, all of whom are elected annually. The board of directors of Protection One was elected at the most recent stockholders meeting on April 23, 1998. The directors nominated by Western Resources and elected at the stockholders meeting are Peter C. Brown, Howard A. Christensen, Joseph J. Gardner, William J. Gremp, Steven L. Kitchen, Carl M. Koupal, Jr., John C. Nettels, Jr. and Jane Dresner Sadaka.

     Certain information concerning the current directors of Protection One is set forth below:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
James M. Mackenzie, Jr....................  51    President, Chief Executive Officer and
                                                  Director
Robert M. Chefitz.........................  39    Director
Ben M. Enis...............................  56    Director
James Q. Wilson...........................  67    Director
Peter C. Brown............................  40    Director
Howard A. Christensen.....................  65    Director
Joseph J. Gardner.........................  61    Director
William J. Gremp..........................  56    Director
Steven L. Kitchen.........................  53    Director
Carl M. Koupal, Jr........................  45    Director
John C. Nettels, Jr.......................  42    Director
Jane Dresner Sadaka.......................  44    Director

     James M. Mackenzie, Jr. has been President, Chief Executive Officer and a director of Protection One since 1991.

     Robert M. Chefitz has been a director of Protection One since September 1991. Mr. Chefitz joined Patricof & Co. Ventures, Inc., an investment management firm ("Patricof"), in 1987, where he currently serves as a Managing Director. Mr. Chefitz also serves as a general partner to various venture capital partnerships managed by Patricof. Mr. Chefitz currently serves on the board of directors of Xpedite Systems, Inc. and is also a director of several private companies.

     Ben M. Enis has been a director of Protection One since October 1994. He has been a Professor of Marketing at the University of Southern California since 1982. Mr. Enis currently serves on the board of directors of Countrywide Credit Industries, Inc.

     James Q. Wilson has been a director of Protection One since June 1996. Mr. Wilson has recently retired from his position as a Professor of Management at the University of California at Los Angeles. Mr. Wilson is currently a director of New England Electric System and State Farm Mutual Life Insurance Company.

     Peter C. Brown has been a director of Protection One since November 1997. He has served as Co-Chairman of AMC Entertainment, Inc., an entertainment company ("AMCE"), since May 1998 and as President of AMCE since January 1997. He served as Executive Vice President of AMCE from August 1994 to January 1997, and has served as AMCE's Chief Financial Officer since November 1991. Mr. Brown currently serves as director of AMCE and is Chairman of the Board of Trustees of Entertainment Properties Trust, a recently formed real estate investment trust.

     Howard A. Christensen has been a director of Protection One since November 1997. During the past five years, he has served as President and Chief Executive Officer of Christensen & Associates, an investor relations and strategic planning firm.

     Joseph J. Gardner has been a director of Protection One since November 1997. During the past five years, he has served as the President of Condev Properties, a real estate development company.

     William A. Gremp has been a director of Protection One since November 1997. He has been Senior Vice President and Managing Director of the Utilities and Strategic Finance Group of First Union Capital Markets Group, a banking firm, since April 1996. From 1989 to April 1996, he was a Managing Director in the Global Power Group at Chase Manhattan Bank. Mr. Gremp is also a director of St. Joseph Light & Power Company.

     Steven L. Kitchen has been a director of Protection One since November 1997. During the past five years, he has served as an Executive Vice President and Chief Financial Officer of Western Resources. He is also a director of Central National Bank.

     Carl M. Koupal, Jr. has been a director since November 1997 and has been Executive Vice President and the Chief Administrative Officer for Western Resources since July 1995. From January 1995 to July 1995, Mr. Koupal was Executive Vice President of Corporate Communications, Marketing and Economic Development for Western Resources. Prior to that time, he served as Western Resources' Vice President, Corporate Marketing and Economic Development. Mr. Koupal also currently serves as a director of Hanover Compressor Co.

     John C. Nettels, Jr. has been a director of Protection One since November 1997. During the last five years, he has been a partner in the law firm of Morrison & Hecker L.L.P.

     Jane Dresner Sadaka has been a director of Protection One since November 1997. She is an Advisory Board Member of DLJ Merchant Banking Fund II. She served as a Special Limited Partner of Kellner, DiLeo & Co. from 1992 until 1997, and prior to that time was a General Partner, Head of Research, for Kellner, DiLeo & Co. Ms. Sadaka is also Executive Vice President of the New York University of School of Business Alumni Association.

EXECUTIVE OFFICERS

     The executive officers of New Protection One will be the same as those executive officers of Protection One. The name, age and current position(s) with Protection One of each executive officer of Protection One are as set forth below.

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
James M. Mackenzie, Jr.....................  51    President, Chief Executive Officer and
                                                   Director
John W. Hesse..............................  49    Executive Vice President, Chief Financial
                                                   Officer and Secretary
John E. Mack, III..........................  39    Executive Vice President and Chief
                                                   Strategic Officer
Thomas K. Rankin...........................  41    President -- Protection One Alarm
                                                   Monitoring
George A. Weinstock........................  61    Executive Vice President
Steven A. Millstein........................  46    President -- Protection One Mobile Services

     For information with respect to the business experience of Mr. Mackenzie, see "-- Directors."

     John W. Hesse has been Executive Vice President, Chief Financial Officer and Secretary of Protection One since 1991.

     John E. Mack, III was Vice President -- Business Development of Protection One from 1991 until August 1996, and was Executive Vice President -- Business Development from August 1996 to October 1998, when he was named Executive Vice President and Chief Strategic Officer. Mr. Mack has also been an Assistant Secretary of Protection One since October 1994.

     Thomas K. Rankin was Vice President -- Branch Management of Protection One from September 1991 to August 1996, and was Executive Vice President -- Branch Management from August 1996 to October 1998, when he was named
President -- Protection One Alarm Monitoring. Mr. Rankin has also been an Assistant Secretary of Protection One since October 1994.

     George A. Weinstock has been Executive Vice President of Monitoring since November 1993 and Executive Vice President of Protection One since June 1994, and was a director of Protection One from November 1993 to May 1994. Prior to November 1993, Mr. Weinstock served as President of American Home Security, Inc.

     Steven A. Millstein was Executive Vice President -- New Market Development of the Protection One from November 1997 to October 1998, when he was named President -- Protection One Mobile Services. Prior to November 1997, Mr. Millstein served as President of WestSec since its formation in December 1996 and President of Westar Security since May 1995. Prior to that time, he was Vice President, Marketing and Sales for Acoustics Development Corporation, a manufacturer of telephone booths and interactive media enclosures.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Protection One common stock as of November 30, 1998 by each person known to Protection One to beneficially own more than 5% of its outstanding common stock and what ownership is expected to be following the mergers.

                                                              SHARES BENEFICIALLY OWNED
                                                                  PRIOR TO MERGERS
                                                              -------------------------
NAME AND ADDRESS                                                NUMBER       PERCENT(1)
----------------                                              -----------    ----------
Western Resources, Inc.(2)..................................  114,505,372       85.4%
  818 S. Kansas Avenue
  Topeka, KS 66612
James M. Mackenzie, Jr.(3)..................................      431,381          *
John W. Hesse(3)............................................      349,273          *
John E. Mack, III(3)........................................      271,840          *
Thomas K. Rankin(3).........................................      274,589          *
Steven A. Millstein.........................................          100          *
George M. Weinstock(3)......................................       45,752          *
Peter C. Brown..............................................           --          *
Robert M. Chefitz(3)(4).....................................       46,452          *
Howard A. Christensen.......................................           --          *
Ben Enis(3).................................................       30,000          *
Joseph J. Gardner...........................................           --          *
William J. Gremp............................................           --          *
Steven L. Kitchen...........................................          300          *
Carl M. Koupal, Jr..........................................           --          *
John C. Nettels, Jr.........................................        1,500          *
Jane Dresner Sadaka.........................................           --          *
James Q. Wilson(3)..........................................       20,100          *
All directors and executive officers of Protection One as a
  group (17 persons)........................................    1,472,687        1.2

---------------

 *  Represents less than one percent.

(1) Based upon 126,839,941 shares of Protection One common stock outstanding at November 30, 1998, plus shares underlying options that are currently exercisable or that become exercisable within 60 days after November 30, 1998.

(2) Western Resources, through its wholly owned subsidiary, Westar Capital, has sole voting power and sole investment power with respect to these 114,505,372 shares. Includes 2,750,238 shares issuable upon the exercise of an option to purchase additional shares of common stock at a price of $15.50 per share and 4,426,232 shares issuable upon conversion of approximately $49.6 million aggregate principal amount of Convertible Notes held by Westar Capital.

(3) Includes shares subject to options that are exercisable within 60 days of
    December   , 1999 as follows: Mr. Mackenzie, 143,000 shares; Mr. Hesse,
    155,000 shares; Mr. Mack, 161,000 shares; Mr. Rankin, 161,000 shares; Mr. Weinstock, 12,000 shares; Mr. Chefitz, 30,000 shares; Mr. Enis, 30,000 shares and Mr. Wilson, 20,000 shares.

(4) Mr. Chefitz disclaims beneficial ownership to all but 16,452 shares listed in the table as owned by him. The remaining 30,000 shares are subject to an option held by Patricof.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     In considering the respective recommendations of the Protection One board of directors and the Lifeline board of directors with respect to the merger agreement and the transactions contemplated thereby, stockholders of Protection One and stockholders of Lifeline should be aware that certain members of the management of Protection One and Lifeline and the Protection One board of directors and the Lifeline board of directors have certain interests in the mergers that are different from, or in addition to, the interests of stockholders of Protection One and stockholders of Lifeline generally.

PROTECTION ONE

     Directors and Officers of New Protection One. All of the current directors and executive officers of Protection One will be the directors and executive officers of New Protection One. See "MANAGEMENT OF NEW PROTECTION ONE" beginning on page 65.

     Employee/Non-Employee Director Stock Option Programs. At the Effective Time, each outstanding option or right to purchase shares of Protection One common stock (a "Protection One Option") will be assumed by New Protection One in such manner that it is converted into an option to purchase the same number of shares of New Protection One common stock at the same exercise price. Each Protection One Option assumed by New Protection One will have the same terms and conditions as then are applicable to such Protection One Option. As of November 30, 1998, directors and executive officers of Protection One held outstanding Protection One Options to purchase 1,424,500 shares of Protection One Common stock at exercise prices ranging from $6.50 to $15 per share.

LIFELINE

     Employee Stock Option Programs. The merger agreement provides that, at the Effective Time, each outstanding option or right to purchase shares of Lifeline common stock (a "Lifeline Option") will be assumed by New Protection One in such manner that it is converted into an option to purchase shares of New Protection One common stock, as provided below. Following the Effective Time, each such Lifeline Option will be exercisable upon the same terms and conditions as are in effect for such Lifeline Option at the Effective Time, except that (i) each such Lifeline Option will be exercisable for that number of shares of New Protection One common stock (rounded upward to the nearest whole share) equal to the product of (x) the Option Exchange Ratio (as defined below) and (y) the number of shares of Lifeline common stock which could have been obtained by exercising such options immediately prior to the Effective Time (after giving effect to any election made to receive cash in lieu of options, as described below) and (ii) the exercise price of such Lifeline Option will be equal to the exercise price of such option immediately prior to the Effective Time divided by the Option Exchange Ratio (rounded downward to the nearest whole cent). The merger agreement also provides that holders of Lifeline Options who have not elected to exercise such options during the period between the date of the merger agreement and the Effective Time may elect to receive a cash payment with respect to up to 25% of the number of shares of Lifeline common stock subject to such options in lieu of receiving options to acquire shares of New Protection One common stock. This election must be made at least 30 days prior to the Effective Time. The amount of the cash payment shall equal (A) the sum of (x) $14.50 plus (y) the product of the Exchange Ratio and the Average Closing Price, less (B) the exercise price per share payable immediately prior to the Effective Time under the Lifeline Options.

     In connection with the Lifeline merger, the vesting period for all outstanding stock options under Lifeline's stock option plans (the "Lifeline Plans") accelerates in full upon the consummation of the Lifeline merger. As of November 30, 1998, directors and executive officers of Lifeline held outstanding Lifeline Options to purchase, 720,434 shares of Lifeline common stock under the Lifeline Plans at exercise prices ranging from $3.00 to $24.00 per share.

     The following table sets forth information with respect to the number of vested Lifeline Options, and the acceleration of exercisability of Lifeline Options, held by the persons set forth below.

                        LIFELINE OFFICERS AND DIRECTORS

                                               NUMBER OF VESTED             NUMBER OF OPTIONS
                  NAME                     OPTIONS AT NOV. 30, 1998   ACCELERATING AT EFFECTIVE TIME
                  ----                     ------------------------   ------------------------------
Bailis, Susan............................            1,000                         2,000
Baldwin, Everett.........................           10,500                         3,000
Edelman, Heather.........................           17,711                        20,121
Feinstein, Ronald........................          248,404                        43,206
Gugliotta, John..........................           19,574                        21,846
Hurley, Dennis...........................           24,193                        45,285
Kasputys, Joseph.........................           22,500                         3,000
Loper, Thomas............................           34,418                        37,134
Reich, Richard...........................           19,704                        30,207
Roberts, Carolyn.........................           11,000                         3,000
Shapiro, L. Dennis.......................           22,500                         3,000
Strange, Donald..........................           20,577                        31,054
Tritman, Steven..........................               --                            --
Vineyard, Gordon.........................           22,500                         3,000
Vizzini, Paul............................               --                            --
                                                   -------                       -------
          Totals.........................          474,581                       245,853
                                                   =======                       =======

     Directors' and Officers' Liability Insurance. The merger agreement provides that, for a period of six years after the Effective Time, directors' and officers' liability insurance will be maintained covering the directors and officers who are currently covered, in their capacities as directors and officers, by Lifeline's existing directors' and officers' liability insurance policies on terms substantially no less advantageous to such persons than the existing insurance to the extent such coverage can be maintained or procured by the payment of an annual premium not exceeding 200% of the current annual premium paid by Lifeline for its existing coverage (which current annual premium is approximately $127,000).

                DESCRIPTION OF NEW PROTECTION ONE CAPITAL STOCK

GENERAL

     The authorized capital stock of New Protection One consists of 250,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.10 par value per share. As of November 30, 1998, there were 1,000 shares of New Protection One common stock issued to Protection One and no shares of New Protection One preferred stock outstanding.

     On July 30, 1997, Protection One and Western Resources entered into a Contribution Agreement (as amended, the "Contribution Agreement"). Pursuant to the Contribution Agreement, on November 24, 1997 (the "Acquisition Date"), Protection One issued to Western Resources an aggregate of 68,673,402 shares of Protection One common stock, which shares represented 82.4% of the shares of Protection One common stock outstanding immediately after such issuance. In consideration for the issuance of such shares to Western Resources, Western Resources transferred to Protection One all of the outstanding stock of WestSec and Westar, which companies conducted the security alarm monitoring business of Western Resources, and an aggregate of $367.4 million in cash and securities. Subsequently, Protection One contributed the capital stock of WestSec to Monitoring. The Contribution Agreement will apply to and be binding on New Protection One as a result of the Protection One merger.

     Pursuant to the Contribution Agreement, Protection One also granted to Western Resources the option to purchase up to 2,750,238 additional shares of Protection One common stock at a price of $15.50 per share (the "Western Option"). The Western Option will allow Western Resources to acquire up to 2,750,238 shares of New Protection One common stock following the mergers. Western Resources' right to exercise the Western Option will terminate on the earlier of (a) October 31, 1999 or (b) the 45th day after the last day on which any of the 6 3/4% Convertible Senior Subordinated Notes due 2003 ("Convertible Notes") issued by Monitoring remain outstanding.

     As of November 30, 1998, Western Resources through its wholly owned subsidiary, Westar Capital, Inc., beneficially owned 114,505,372 shares of Protection One common stock, which represented approximately 85.4% of the issued and outstanding shares of Protection One common stock as of that date, as adjusted for the exercise of the Western option and the conversion of the Convertible Notes held by Western Resources. The 114,505,372 shares include 2,750,238 shares issuable upon exercise of the Western Option and 4,426,232 shares issuable upon conversion of approximately $49.6 million aggregate principal amount of Convertible Notes held by Western Resources.

     New Protection One is a Delaware corporation and as such is subject to
Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL ("Section 203") prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things (i) mergers and consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to certain exercises, exchanges, conversions, distributions, or offers to purchase with respect to securities outstanding prior to the time that the Interested Stockholder became such and that generally, do not increase the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder, or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     The Contribution Agreement governing the November 1997 transaction, however, provides that during the 10-year period following the consummation of the transaction, a merger or a sale of all or substantially all of the assets of Protection One involving Western Resources or any affiliate of Western Resources generally will, under the terms of the Contribution Agreement, require the prior approval of a majority of the independent directors of Protection One, and Western Resources may acquire more than 85% of the outstanding shares of common stock or other voting securities of Protection One only under specified circumstances and subject to specified limitations. In addition, certain fiduciary obligations are imposed under Delaware law on Western Resources in its capacity as majority stockholder of POI.

     The foregoing could have the effect of discouraging others from attempting takeovers of New Protection One and, as a consequence, they may also inhibit temporary fluctuations in the market price of the New Protection One common stock that often result from actual or rumored takeover attempts. Western Resources' controlling ownership position may also have the effect of preventing changes in the management of New Protection One. It is possible that such controlling ownership position could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

     Western Resources has indicated that in connection with the mergers and in the event of any offering of Protection One common stock or securities convertible into New Protection One common stock offered by New Protection One, Protection One or Monitoring from time to time, it may purchase a sufficient number of securities such that Western Resources, through Westar Capital, continues to beneficially own in excess of 80% of New Protection One's common stock, although Western Resources has no obligation to do so. Western Resources is contractually prohibited under the Contribution Agreement from acquiring more than 88.5% of the outstanding common stock of Protection One at any given time as long as at least approximately $51.8 million aggregate principle amount of the Convertible Notes is outstanding and no more than 85% if the aggregate principle amount of the Convertible Notes falls below $51.8 million.

COMMON STOCK

     The holders of New Protection One common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of New Protection One common stock do not possess cumulative voting rights, and members of the board of directors of New Protection One are elected by a plurality vote. The holders of New Protection One common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors of New Protection One out of funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock then outstanding. In the event of the liquidation, dissolution or winding up of New Protection One, the holders of New Protection One common stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors, subject to prior liquidation rights of New Protection One preferred stock, if any, then outstanding. The New Protection One common stock has no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the New Protection One common stock. All outstanding shares of New Protection One common stock are duly authorized, validly issued, fully paid and non-assessable.

     As a result of Western Resources' ownership of a majority of New Protection One's common stock, it has the ability to elect directors and otherwise approve matters to be presented to stockholders.

     The Transfer Agent and Registrar for the New Protection One common stock is ChaseMellon Stockholder Services.

PREFERRED STOCK

     The Certificate of Incorporation of New Protection One authorizes 5,000,000 shares of New Protection One preferred stock. The board of directors of New Protection One has the authority to issue the New Protection One preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders of New Protection One. Although the issuance of New Protection One preferred stock may, in certain circumstances, have the effect of delaying, deferring or preventing a change in control of New Protection One without further action by the stockholders of New Protection One and may adversely affect the voting and other rights of the holders of common stock, including the loss of voting control to others, any change of control will require the approval of Western Resources, which controls New Protection One through its ownership of in excess of 80% of the issued and outstanding shares of New Protection One common stock.

                 COMPARISON OF RIGHTS OF LIFELINE STOCKHOLDERS,
                        PROTECTION ONE STOCKHOLDERS AND
                        NEW PROTECTION ONE STOCKHOLDERS

DIFFERENCES IN THE RIGHTS OF THE STOCKHOLDERS OF PROTECTION ONE AND NEW PROTECTION ONE

     The rights of the stockholders of Protection One and New Protection One will be identical except that Protection One has 150,000,000 shares of Protection One common stock authorized and New Protection One has 250,000,000 shares of New Protection One common stock authorized.

DIFFERENCES IN THE RIGHTS OF THE STOCKHOLDERS OF LIFELINE AND NEW PROTECTION ONE

     Lifeline is governed by Massachusetts law, and New Protection One will be governed by Delaware law. The corporation laws of Massachusetts and Delaware differ in many respects. Furthermore, the Articles of Organization of Lifeline (the "Lifeline Articles of Organization"), the Certificate of Incorporation of New Protection One (the "New Protection One Certificate of Incorporation"), and bylaws of each differ in many respects. The principal differences which could materially affect the rights of stockholders are summarized below. This summary does not purport to be a complete statement of the changes in the rights of stockholders which may occur as a result of the Lifeline merger or a complete enumeration of the differences between the corporations laws of Massachusetts and Delaware.

  Indemnification and Limitation of Liability

     The DGCL generally permits indemnification of officers, directors, employees and agents of a Delaware corporation against expenses (including attorneys' fees) incurred in connection with a derivative action and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements incurred in connection with a third party action, provided there is a determination by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel, or (iv) by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation (and, with respect to any third party criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful). Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation.

     The MBCL similarly permits indemnification of expenses in a derivative or third party action, except that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated not to have acted in good faith and in the reasonable belief that his action was in the best interests of the corporation or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such benefit plan.

     Delaware law requires indemnification when a present or former director or officer has successfully defended the action on the merits or otherwise. Massachusetts law permits indemnification to the extent authorized in the corporation's articles of organization or its bylaws or as set forth in a stockholders' vote. The bylaws of Lifeline (the "Lifeline Bylaws") provide that Lifeline shall indemnify each of its officers and directors against all liabilities and expenses incurred in connection with any action in which such officer or director is involved, as a defendant or otherwise.

     Expenses incurred by an officer or director in defending an action may be paid in advance under Delaware and Massachusetts law if such director or officer undertakes to repay such amounts should it be determined ultimately that he is not entitled to indemnification. Delaware law also permits the advancement of expenses to former officers and directors or other employees and agents of the corporation without such an undertaking to repay such amounts. In addition, both Delaware and Massachusetts law permit a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify such person against the liability covered by the policy.

     The MBCL prohibits indemnification of an officer or director who has been adjudicated not to have acted in good faith. Both Delaware and Massachusetts corporations may include in their corporate charters a provision eliminating or limiting the liability of a director in certain circumstances to the corporation or its stockholders for monetary damages for a breach of certain fiduciary duties as a director notwithstanding any provision of law imposing such liability. Both of the Lifeline Bylaws and the Certificate of Incorporation of New Protection One contain similar provisions.

     The SEC has expressed its position that the indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Inspection Rights

     The MBCL requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the original, or attested copies of, the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders and their record addresses and the amount of stock held by each holder. The MBCL further provides that if any officer or agent of a corporation having charge of such corporate records (or copies thereof) refuses or neglects to exhibit them in legible form or to produce for examination a list of stockholder names, record addresses and amount of stock held by each, such officer or agent or the corporation will be liable to any stockholder for actual damages sustained by reason of such refusal or neglect. In an action for damages or a proceeding in equity under the foregoing provision, however, it is a defense to such action that the actual purpose and reason for the inspection being sought is to secure a list of stockholders or other information for the purpose of selling the list or other information or of using them for purposes other than in the interest of the person seeking them, as a stockholder, relative to the affairs of the corporation. The foregoing rights relating to inspection are deemed to include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the rights of inspection provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which, if such request is refused by the corporation, may be obtained by petitioning a court for the appropriate order. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating (i) that such holder is acting in good faith and for the purposes of advancing the interests of the corporation and protecting such holder's own interest as a stockholder and (ii) that the requested documents are relevant to those purposes.

     Under the DGCL, any stockholder shall have the right to inspect, for any purpose reasonably related to such person's interest as a stockholder, the corporation's stock ledger, a list of stockholders, and the corporation's other books and records, and to make copies or extracts therefrom. If the corporation, or an officer or agent thereof, refuses to permit an inspection sought by a stockholder or does not reply to the demand within five business days after the demand has been made, the stockholder may apply to the Court of Chancery for an order to compel such inspection. To obtain such an order, where a stockholder seeks to inspect the corporation's books and records, other than its stock ledger or list of stockholders, such stockholder shall first establish (i) that such stockholder has complied with the DGCL respecting the form and manner of making demand for inspection of such documents; and (ii) that the inspection such stockholder seeks is for a purpose reasonably related to such person's interest as a stockholder. Where the stockholder seeks to inspect the corporation's stock ledger or list of stockholders and such stockholder has complied with the DGCL's requirements respecting the form and manner of making demand for inspection of such documents, the burden of proof will be upon the corporation to establish that the inspection is for an improper purpose.

     The Lifeline Bylaws provide that the original or attested copies of the Lifeline Articles of Organization, the Lifeline Bylaws and records of all meetings of the incorporators and stockholders, and the stock records, shall be kept in Massachusetts at the principal office of the corporation, or at an office of its transfer agent or of the clerk. The Lifeline Bylaws also provide that such corporate documents shall be available at all reasonable times to the inspection of any stockholder for any proper purpose but not to secure a list of stockholders or other information for the purpose of selling said list or copies thereof or of using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the corporation.

  Place of Meeting of Stockholders

     The Lifeline Bylaws provide that all meetings of the stockholders shall be held within Massachusetts. The Bylaws of New Protection One (the "New Protection One Bylaws") provide that all stockholder meetings may be held at any place within or without the State of Delaware.

  Annual Meeting of Stockholders

     Under the MBCL, the notice of the annual meeting must contain the purpose of the meeting, while the purpose of the annual meeting need not be included in the notice of the annual meeting under the DGCL.

     The Lifeline Bylaws provide that the purposes for which any annual meeting of stockholders is to be held, in addition to those prescribed by law, by the Lifeline Articles of Organization or by the Lifeline Bylaws, may be specified by the directors or the president. The New Protection One Bylaws provide that directors shall be elected at the annual meeting, and any other business may be transacted which is within the power of the stockholders and allowed by law; provided, however, that unless the notice of the meeting, or waiver of notice of such meeting sets forth the general nature of any proposal to (i) approve or ratify a contract or transaction with a director or with a corporation, firm or association in which the director has an interest; (ii) amend the New Protection One Certificate of Incorporation, (iii) approve a reorganization or merger involving New Protection One; (iv) elect to wind up or dissolve the corporation; or (v) effect a plan of distribution upon liquidation otherwise than in accordance with liquidation preferences of outstanding shares with liquidation preferences, no such proposal may be approved at an annual meeting.

  Lifeline Special Meetings of Stockholders

     Under the MBCL, special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act may be called by the president or by the directors and, unless otherwise provided in the articles of organization or bylaws, must be called by the clerk (or, in certain circumstances, any other officer) upon written application by stockholders who hold at least 40% in interest of the capital stock entitled to vote thereon. The DGCL allows special meetings of the stockholders to be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws.

     In accordance with the MBCL, the Lifeline Bylaws provide that special meetings of stockholders may be called by the president, by the board of directors of Lifeline or upon written application of stockholders who hold at least 10% of the capital stock of Lifeline entitled to vote at the proposed meeting. Special meetings shall be noticed by the clerk (or, in certain circumstances, any other officer).

     The New Protection One Bylaws provide that a special meeting of the stockholders may be called by the chairman of the board (if any), by the president, by the board of directors, by any two directors, or by one or more stockholders holding not less than 10% of the voting power of the corporation. Except as otherwise provided by law, notice of all meetings of stockholders shall be given in writing to the stockholders entitled to vote at the meetings by the secretary, or assistant secretary or transfer agent (if so authorized by the board of directors) or in the case of the neglect or refusal or other failure so to do by such persons, by any director

  Notice of Stockholder Meetings

     The Lifeline Bylaws provide that notice of stockholder meetings be given at least seven days before such meeting.

     The New Protection One Bylaws provide that notice of any meeting of stockholders shall be sent to each stockholder not less than ten, nor more than sixty days before the meeting. The notice shall be deemed given at the time when delivered personally or when deposited in the mail or dispatched by other means of written communication. In case a meeting of the New Protection One stockholders at which new directors are to be elected is called, the names of such nominees which the board of directors intends to present for election must be included in the notice of the meeting. Proof that notice was given shall be made by affidavit of the secretary, assistant secretary, transfer agent or other person who gives such notice. Such affidavit shall be prima facie evidence of the giving of such notice.

     The stockholder meeting notice provisions of the MBCL and the DGCL are substantially the same as those set forth in the Lifeline Bylaws and the New Protection One Bylaws, respectively.

  Voting Requirements and Quorums for Stockholder Meetings

     Under the MBCL, unless the articles of organization or bylaws provide otherwise, a majority of the issued and outstanding stock entitled to vote at any meeting constitutes a quorum. Except for the election of directors and other fundamental matters, the MBCL does not prescribe the percentage vote required for stockholder action.

     Under the DGCL, the certificate of incorporation or bylaws may set forth the quorum requirements, but, in no event, shall a quorum consist of less than one-third of the shares entitled to vote at the meeting, except that, where a separate vote by a class is required, a quorum shall consist of no less than one-third of the shares of such class. In the absence of such specification in the certificate of incorporation or bylaws of the corporation, (i) a majority of the shares entitled to vote shall constitute a quorum, (ii) in all matters other than the election of the directors, the affirmative vote of the majority of the shares present or represented by proxy shall be the act of the stockholders,
(iii) the directors shall be elected by a plurality of the votes of the shares present or represented by proxy, and (iv) where a separate vote by class is required, a majority of the shares of such class shall constitute a quorum and a majority of the shares of such class present or represented by proxy shall be the act of such class.

     Under the Lifeline Bylaws, a majority of the shares of the corporation then outstanding and entitled to vote constitutes a quorum for the transaction of business. Lifeline's Bylaws also provide that action of the stockholders on any matter properly brought before a meeting requires, and may be effected by, the affirmative vote of the holders of a majority of the stock present or represented and entitled to vote and voting on such matter (except where a different vote is required by law, the Lifeline Articles of Organization or the Lifeline Bylaws), provided that such majority shall be at least a majority of the number of shares required to constitute a quorum for action on such matter. Except where a different vote is required by law, the Lifeline Articles of Organization or the Lifeline Bylaws, any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. The New Protection One Certificate of Incorporation and Bylaws have substantially the same stockholder quorum and voting requirements.

  Action By Consent of Stockholders

     Under the MBCL, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing. Under Delaware law, unless the certificate of incorporation provides otherwise, any action to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all of the stockholders were present and voted consent to the action in writing. The New Protection One Certificate of Incorporation does not provide otherwise.

  Proxies

     The MBCL permits the authorization by a stockholder to vote by proxy to be valid for no more than six months unless coupled with an interest. The DGCL permits a proxy to be valid for up to three years unless the proxy provides for a longer period.

  Approval of Business Combinations and Asset Sales

     Generally, under the MBCL, the affirmative vote of two-thirds of the shares of each class of stock outstanding and entitled to vote or which would be adversely affected by a merger or asset sale are necessary to approve a merger or a sale of all or substantially all of the corporation's assets. Under the DGCL, the affirmative vote of only a majority of the shares of stock outstanding and entitled to vote are necessary to approve a merger or asset sale. Recent amendments to Delaware law permit a company to merge with a direct or indirect wholly owned subsidiary without stockholder approval under certain circumstances so as to cause the corporation to become a holding company. Neither New Protection One nor Lifeline have special provisions regarding these issues.

  Anti-Takeover Legislation

     Under Section 203 of the DGCL, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three year moratorium unless specified conditions are met. The MBCL contains an analogous anti-takeover law which is set forth in Chapter 110F of the General Laws of Massachusetts. The Massachusetts anti-takeover law does not presently apply to Lifeline because the Lifeline Bylaws contain a provision expressly electing not to be governed by such section.

  Dissenters' Rights

     Under the MBCL, dissenting stockholders who follow prescribed statutory procedures are entitled to dissenters' rights in connection with any merger or sale of substantially all the assets of a corporation and in connection with certain mergers, reclassifications and other transactions which may adversely affect the rights or preferences of stockholders. The DGCL provides similar rights in the case of a merger or consolidation of a corporation except that such rights are not provided as to shares of a corporation listed on a national securities exchange or held of record by more than 2,000 stockholders where such stockholders are required to accept in such a merger only (i) shares of the surviving or resulting corporation, (ii) shares of a corporation listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of a fraction of shares, or (iv) any combination thereof. Delaware law does not provide dissenters' rights in connection with sales of substantially all of the assets of a corporation, reclassifications of stock or other amendments to the certificate of incorporation which adversely affect a class of stock; provided, however, that a corporation may provide in its certificate of incorporation that appraisal rights shall be available as a result of an amendment to its certificate of incorporation, a merger or a sale of all or substantially all of its assets. The New Protection One

Certificate of Incorporation, however, does not provide for the appraisal rights described in the preceding sentence.

  Classified Board

     The MBCL requires, unless a corporation chooses otherwise, and the DGCL permits, but does not require, a board of directors to be divided into classes with each class having a term of office longer than one year. Massachusetts law limits the term of directors on a classified board to five (5) years. The Lifeline Bylaws provide for three classes of directors, with each director to serve until the third annual meeting following the annual meeting at which such director was elected. New Protection One does not have classes of directors.

  Removal of Directors

     Under the DGCL, a director serving on a board which is not classified may be removed with or without cause by a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation whose board is classified, stockholders may effect such removal only for cause unless the certificate of incorporation provides otherwise. As New Protection One does not have a classified board of directors, its directors may be removed with or without cause as described above. Under the MBCL, any director or the entire board of directors may be removed, except as otherwise provided in the articles of organization or bylaws, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except that directors of a class elected by a particular class of stockholders may be removed only by the vote of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors. In addition, the Lifeline Bylaws permit all such removals and the removal of a director with cause by a vote of the majority of the directors then in office.

  Change in Number of Directors

     Under the MBCL, the number of directors is determined in the manner provided in the corporation's bylaws, but shall not in any event be less than three. The board of directors may be enlarged by the stockholders or, if authorized by the bylaws, by vote of a majority of directors. The Lifeline Bylaws allow the stockholders or a majority of the directors to increase the number of directors.

     Under the DGCL the number of directors shall be fixed by or in the manner provided in the bylaws unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors shall be made only by amendment to the certificate.

     Pursuant to the New Protection One Bylaws, unless the number of directors shall be fixed in the certificate of incorporation, the number of directors shall be fixed from time to time by the board of directors or the stockholders of New Protection One, and unless and until so fixed the number shall be twelve.

  Interested Director Transactions

     Delaware law provides that no transaction between a corporation and a director or officer or any entity in which any of them have an interest, is void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) after full disclosure the transaction is approved by the disinterested directors, which may be less than a quorum, or the stockholders or (ii) the transaction is fair to the corporation at the time it is approved. The MBCL provides that directors who vote for and officers who knowingly participate in loans to officers or directors are jointly and severally liable to the corporation for any part of the loan which is not repaid, unless (i) a majority of the directors who are not direct or indirect recipients of such loans, or (ii) the holders of a majority of the shares entitled to vote for such directors, have approved or ratified the loan as one which in the judgment of such directors or stockholders, as the case may be, may reasonably be expected to benefit the corporation.

  Filling Vacancies on the Board of Directors

     Under the MBCL, any vacancy in a classified board of directors, however occurring, including a vacancy resulting from enlargement of the board, shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum, in the manner prescribed in the bylaws, or, in the absence of any such provision in the bylaws, by the directors. The Lifeline Bylaws provide that unless and until filled by the stockholders, any vacancy resulting from an enlargement of the board, may be filled by a majority of the directors present at any meeting of the directors at which a quorum is present.

     Under the DGCL, vacancies and newly created directorships may be filled by a majority of directors then in office, unless otherwise provided in the corporation's certificate of incorporation or bylaws, provided that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. The New Protection One Bylaws further provide that the stockholders may elect a director at any time to fill a vacancy not filled by the directors.

  Payment of Dividends and Repurchases

     Except with regard to a distribution of stock of the corporation, under the MBCL, the directors of a corporation voting in favor of the action will be jointly and severally liable if a distribution to stockholders (i) is made when the corporation is insolvent, (ii) renders the corporation insolvent or (iii) violates the corporation's articles of organization. Stockholders to whom a corporation makes any distribution (except a distribution of stock of the corporation) if the corporation is, or is thereby rendered, insolvent, are liable to the corporation for the amount of such distribution made, or for the amount of such distribution that exceeds the amount that could have been made without rendering the corporation insolvent, but in either event only to the extent of the amount paid or the distribution to them, respectively. In such event, a stockholder who pays on a judgment or otherwise more than such holder's proportionate share of such distribution or excess shall have a claim for contribution against the other stockholders.

     Under the DGCL, the directors of a corporation will be jointly and severally liable to the corporation and its creditors in the event of a dissolution or insolvency if they pay a dividend that is not out of the corporation's surplus or net profits in the fiscal year the dividend is declared and/or the preceding fiscal year to the full amount unlawfully paid. Any director against whom a claim is successfully asserted shall be entitled to contribution from the other directors who voted for such dividend, stock purchase or stock redemption. Also, such director, to the extent of the amount paid by such director, shall be subrogated to the rights of the corporation against the stockholders who received such proceeds with knowledge that such dividend, stock purchase or stock redemption was unlawful.

  Classes of Stock

     Lifeline has only one class of stock, each share of which shall participate equally in dividends and distributions upon dissolution of the corporation. Pursuant to the MBCL, if the articles of organization so provide, the directors may determine the preference, voting powers, qualifications, and special or relative rights or privileges of any class of stock before the issuance of any share of that class. However, the Lifeline Articles of Incorporation do not grant the directors such power.

     The DGCL has a similar provision allowing the directors of a Delaware corporation to determine the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of a class of stock if the certificate of corporation so provides. The New Protection One Certificate of Incorporation permits the board of directors to make such a designation for preferred stock. Such preferred stock may have dividend and distribution rights superior to those of the New Protection One common stock.

  Rights Agreement

     Each share of Lifeline common stock has a right attached to it to acquire another share of Lifeline common stock for a certain price if someone attempts to acquire Lifeline without the approval of Lifeline's board of directors. However, the New Protection One common stock does not have such a right.

                                 LEGAL MATTERS

     The validity of the shares of New Protection One common stock to be issued in the mergers will be passed upon by, and an opinion with respect to certain federal income tax consequences of the Protection One merger will be rendered to Protection One and New Protection One by, Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

     An opinion with respect to certain federal income tax consequences of the Lifeline merger on holders of shares of Lifeline common stock will be rendered to Lifeline by Hale and Dorr LLP, Boston, Massachusetts.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and schedules of Protection One, Inc. and its accounting predecessor, Westinghouse Security, appearing in its Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein. The consolidated financial statements and schedules of Lifeline Systems, Inc. appearing in its Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein.

        STOCKHOLDER PROPOSALS FOR NEW PROTECTION ONE 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders of New Protection One to be held in 1999 must be received by New Protection One no later than December 8, 1998 in order to be considered for inclusion in New Protection One's proxy statement and form of proxy relating to such meeting. Such proposals should be directed to the company's executive offices at 6011 Bristol Parkway, Culver City, California, 90230, ATTENTION:
Corporate Secretary. Proposals must comply with the proxy rules of the SEC relating to stockholder proposals in order to be included in the proxy materials.

     In accordance with the rules and regulations of the SEC, New Protection One's management will have discretionary authority to vote on any proposal raised by a stockholder at the 1999 Annual Meeting if the proponent of such proposal fails to notify New Protection One of such proposal on or before February 22, 1999.

                                    ANNEX A
                         AMENDED AND RESTATED AGREEMENT
                      AND PLAN OF CONTRIBUTION AND MERGER

                          DATED AS OF OCTOBER 28, 1998

                                  BY AND AMONG

                              PROTECTION ONE, INC.
                            (A DELAWARE CORPORATION)

                 PROTECTION ONE ACQUISITION HOLDING CORPORATION
                            (A DELAWARE CORPORATION)

                              P-1 MERGER SUB, INC.
                         (A MASSACHUSETTS CORPORATION)

                              P-1 MERGER SUB, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                             LIFELINE SYSTEMS, INC.
                         (A MASSACHUSETTS CORPORATION)

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE 1
     THE MERGERS......................................................   A-2
     1.1  The Mergers.................................................   A-2
     1.2  Effective Time..............................................   A-2
     1.3  Effect of the Merger........................................   A-2
     1.4  Further Actions.............................................   A-2
     1.5  Articles of Organization; By-Laws; Directors and Officers...   A-2
     1.6  Corporate Identity..........................................   A-3
ARTICLE 2
     CONVERSION OF SECURITIES.........................................   A-3
     2.1  Conversion of Securities....................................   A-3
     2.2  Conversion of Securities -- The Parent Merger...............   A-5
     2.3  Cancellation of Certain New Parent Stock; Other Matters        A-6
          Affecting New Parent Common Stock...........................
     2.4  Exchange of Certificates....................................   A-6
ARTICLE 3
     REPRESENTATIONS AND WARRANTIES...................................   A-8
     3.1  Organization and Qualification..............................   A-8
     3.2  Capitalization..............................................   A-9
     3.3  Authority...................................................   A-9
     3.4  Compliance..................................................  A-10
     3.5  Commission Filings..........................................  A-10
     3.6  Litigation..................................................  A-11
     3.7  Changes.....................................................  A-11
     3.8  Environmental Matters.......................................  A-11
     3.9  Compliance with Laws; Permits...............................  A-12
    3.10  No Undisclosed Material Liabilities.........................  A-13
    3.11  Interim Operations of Merger Subs...........................  A-13
    3.12  Broker's Fees...............................................  A-13
    3.13  Financing...................................................  A-13
ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................  A-13
     4.1  Organization and Qualification..............................  A-13
     4.2  Subsidiaries................................................  A-13
     4.3  Capitalization..............................................  A-14
     4.4  Authority...................................................  A-15
     4.5  Compliance..................................................  A-15
     4.6  Commission Filings..........................................  A-15
     4.7  Litigation..................................................  A-16
     4.8  Changes.....................................................  A-16
     4.9  Transactions with Affiliates................................  A-17
    4.10  Environmental Matters.......................................  A-17
    4.11  Employee Benefits and Contracts.............................  A-18
    4.12  Liens on Assets.............................................  A-19
    4.13  Rights Agreement............................................  A-19
    4.14  Taxes.......................................................  A-19
    4.15  Compliance with Laws; Permits...............................  A-20
    4.16  Intellectual Property.......................................  A-20
    4.17  No Undisclosed Material Liabilities.........................  A-20

                                       (i)

                                                                        PAGE
                                                                        ----
    4.18  Brokers.....................................................  A-20
    4.19  Prepayment of Indebtedness..................................  A-21
    4.20  Provisions Inapplicable.....................................  A-21
    4.21  No Existing Discussions.....................................  A-21
ARTICLE 5
     CONDUCT OF BUSINESS..............................................  A-21
     5.1  Company Conduct Prior to Effective Time.....................  A-21
     5.2  Parent Conduct Prior to Effective Time......................  A-23
     5.3  Commission Filings..........................................  A-23
     5.4  Joint Proxy Statement/Information Statement; Registration     A-23
          Statement...................................................
     5.5  Employee Stock Options and Benefit Plans....................  A-24
     5.6  Further Assurances..........................................  A-25
     5.7  Accountants' "Comfort" Letters..............................  A-25
ARTICLE 6
     ADDITIONAL AGREEMENTS............................................  A-25
     6.1  Access to Information.......................................  A-25
     6.2  Notification of Certain Matters.............................  A-26
     6.3  Fees and Expenses...........................................  A-26
     6.4  Additional Agreements.......................................  A-26
     6.5  No Solicitation.............................................  A-27
     6.6  Employee Stock Purchase Plan................................  A-28
     6.7  Indemnification and Insurance...............................  A-28
     6.8  Fair Price Structure........................................  A-29
     6.9  Guaranty....................................................  A-29
    6.10  Certain Tax Related Representations.........................  A-29
ARTICLE 7
     CONDITIONS.......................................................  A-29
     7.1  Conditions to Obligation of Each Party to Effect the          A-29
          Mergers.....................................................
     7.2  Conditions to Obligation of the Company to Effect the         A-30
          Company Merger..............................................
     7.3  Conditions to Obligation of the Parent, New Parent and the    A-30
          Merger Subsidiaries to Effect the Mergers...................
ARTICLE 8
     TERMINATION, AMENDMENT AND WAIVER................................  A-31
     8.1  Termination.................................................  A-31
     8.2  Effect of Termination.......................................  A-32
     8.3  Amendment...................................................  A-32
     8.4  Waiver......................................................  A-32
ARTICLE 9
     GENERAL PROVISIONS...............................................  A-32
     9.1  Closing.....................................................  A-32
     9.2  Publicity...................................................  A-32
     9.3  Notices.....................................................  A-32
     9.4  Interpretation..............................................  A-33
     9.5  Representations and Warranties; etc.........................  A-33
     9.6  Miscellaneous...............................................  A-33
     9.7  Validity....................................................  A-34
     9.8  Descriptive Headings........................................  A-34

                                      (ii)

                             TABLE OF DEFINED TERMS

Acquiring Person............................................  4.13
Acquisition Proposal........................................  6.5(a)
Affiliates..................................................  9.4
Agreement...................................................  Recital
Average Closing Price.......................................  2.1(a)(i)
Cash Consideration..........................................  2.1(a)
Certificate of Merger.......................................  1.2
Certificates................................................  2.4(a)
Closing.....................................................  9.1
Closing Date................................................  9.1
Code........................................................  Recital
Company.....................................................  Recital
Commission..................................................  3.5(a)
Company 1998 Commission Filings.............................  4.6(a)
Company 1997 10-K...........................................  4.2
Company 1997 Balance Sheet..................................  4.12
Company Applicable Laws.....................................  4.15
Company Assets..............................................  4.12
Company Commission Filings..................................  4.6(a)
Company Disclosure Schedule.................................  Article 4 Introduction
Company Material Adverse Effect.............................  4.1
Company Merger..............................................  Recital
Company Merger Consideration................................  2.1(a)
Company Option..............................................  4.3
Company Option Plan.........................................  4.3
Company Shares..............................................  2.1(a)(i)
Company Subsidiary..........................................  4.2
Delaware Law................................................  1.1
Dissenting Shares...........................................  2.1(b)
Effective Time..............................................  1.2
Election Form...............................................  2.1(c)
Election Deadline...........................................  2.1(d)
ESPP........................................................  4.3(vi)
Environmental Law...........................................  3.8(a)
Environmental Reports.......................................  4.10(c)
ERISA.......................................................  4.11(b)
Exchange Act................................................  3.4(b)
Exchange Agent..............................................  2.4(a)
Exchange Fund...............................................  2.4(a)
Exchange Ratio..............................................  2.1(a)(i)
Financial Advisor...........................................  6.5(a)
Governmental Entity.........................................  4.10(a)
Hart-Scott-Rodino Act.......................................  3.4(b)
Hazardous Materials.........................................  3.8(a)
Indemnified Parties.........................................  6.7
Information Statement.......................................  5.4(a)(i)
Joint Proxy/Information Statement...........................  5.4(a)(i)
Massachusetts Law...........................................  1.1
Merger......................................................  1.1
Merger Sub I................................................  Recital
Merger Sub II...............................................  Recital

                                      (iii)

Merger Subsidiary...........................................  1.1
New Parent..................................................  Recital
New Parent Common Stock.....................................  2.1(a)(i)
Notice of Qualified Acquisition Proposal....................  6.5(c)
Option Exchange Ratio.......................................  5.5(a)
Parent......................................................  Recital
Parent Applicable Laws......................................  3.9
Parent Commission Filings...................................  3.5(a)
Parent Common Stock.........................................  2.1(a)(i)
Parent Disclosure Schedule..................................  Article 3 Introduction
Parent Material Adverse Effect..............................  3.1
Parent Merger...............................................  Recital
Parent Merger Consideration.................................  2.2
Parent Option...............................................  3.2(a)
Parent Option Plan..........................................  3.2(a)
Parent Preferred Shares.....................................  3.2(a)
Parent Shares...............................................  2.2
Parent Subsidiaries.........................................  3.1
Party.......................................................  1.1
Proxy Statement.............................................  5.4(a)(i)
Qualified Acquisition Proposal..............................  6.5(a)
Qualified Commercial Bank...................................  2.4(d)
Registration Statement......................................  5.4(a)(i)
Rights Agreement............................................  4.13
Securities Act..............................................  3.4(b)
Special Meeting.............................................  2.1(b)
Stock Election..............................................  2.1(a)
Stock Option Agreement......................................  Recital
Substitute Option...........................................  5.5(a)
Surviving Corporation.......................................  1.1
Tax.........................................................  4.14
Tax Returns.................................................  4.14
Third Party.................................................  6.5(a)
Trigger Event...............................................  6.3(d)
Voting Agreement............................................  4.13
Western Resources Voting Agreement..........................  Recital
1994 Plan...................................................  3.2
1991 Directors Plan.........................................  4.3
1991 Plan...................................................  4.3

                                      (iv)

                         AMENDED AND RESTATED AGREEMENT
                      AND PLAN OF CONTRIBUTION AND MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER (this "Agreement"), dated as of October 28, 1998, is by and among Protection One, Inc., a corporation organized under the laws of the State of Delaware (the "Parent"), Protection One Acquisition Holding Corporation, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (the "New Parent"), P-1 Merger Sub, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of New Parent (the "Merger Sub I"), P-1 Merger Sub, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of New Parent (the "Merger Sub II"), and Lifeline Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company").

                                   BACKGROUND

     A. The Parent, New Parent, Merger Sub I, Merger Sub II and the Company are parties to an Agreement and Plan of Contribution and Merger dated as of October 18, 1998 (the "Initial Merger Agreement") and wish to amend and restate the Initial Merger Agreement in its entirety by executing this Agreement to permit holders of Company Shares (as defined below) to make the Stock Election (as defined below).

     B. The respective Boards of Directors of the Company and Merger Sub I have each duly approved the merger of Merger Sub I and the Company on the terms and subject to the conditions of this Agreement (the "Company Merger"), as a result of which the Company will become a wholly owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub I has duly approved the Company Merger and the board of directors of the Company has duly resolved to recommend approval of the Company Merger by its stockholders.

     C. The respective boards of directors of Parent and Merger Sub II have each duly approved the merger of Merger Sub II and Parent on the terms and subject to the conditions of this Agreement (the "Parent Merger"), as a result of which Parent will become a wholly owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub II has duly approved the Parent Merger and the Board of Directors of Parent has duly resolved to recommend approval of the Parent Merger by its stockholders.

     D. Concurrently with the execution and delivery of the Initial Merger Agreement and as a condition to Parent's willingness to enter into the Initial Merger Agreement and this Agreement, Parent and the Company entered into a Stock Option Agreement (the "Stock Option Agreement") attached as Annex A hereto.

     E. Concurrently with the execution and delivery of the Initial Merger Agreement, and as a condition to Parent's willingness to enter into the Initial Merger Agreement and this Agreement, Parent and each director and executive officer of the Company entered into a Voting Agreement (the "Voting Agreement") in the form attached as Annex B hereto.

     F. Concurrently with the execution and delivery of the Initial Merger Agreement, and as a condition to the Company's willingness to enter into the Initial Merger Agreement and this Agreement, the Company and Westar Capital, Inc., the controlling stockholder of Parent, entered into a Voting Agreement (the "Western Resources Voting Agreement") attached as Annex C hereto.

     G. For United States federal income tax purposes, it is intended that the formation of New Parent and the Mergers to effectuate the contribution of all of the outstanding shares of Common Stock of the Company and Parent to New Parent constitute an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Parent Merger also constitute a reorganization within the meaning of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, New Parent, Merger Sub I, Merger Sub II and the Company hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGERS

     1.1 The Mergers. Subject to and upon the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) (i) Merger Sub I shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the Massachusetts Business Corporation Law (the "Massachusetts Law"), the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of New Parent, and (ii) Merger Sub II shall be merged with and into Parent in accordance with this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware Law"), the separate corporate existence of Merger Sub II shall cease and Parent shall continue as the surviving corporation and as a wholly owned subsidiary of New Parent. The Company Merger and the Parent Merger are herein collectively referred to as the "Mergers" and each individually as a "Merger". The Company and Parent, as the surviving corporations after the Mergers, are herein sometimes collectively referred to as the "Surviving Corporations" and each individually as a "Surviving Corporation". Merger Sub I and Merger Sub II are herein sometimes collectively referred to as the "Merger Subsidiaries" and each individually as a "Merger Subsidiary". Parent, New Parent, the Company, Merger Sub I and Merger Sub II are herein referred to collectively as the "Parties" and each individually as a "Party."

     1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 7 hereof, the Parties shall cause the Mergers to be consummated concurrently by (a) delivering to the Secretary of State of the Commonwealth of Massachusetts Articles of Merger with respect to the Company Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Massachusetts Law and (b) filing a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Parent Merger, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the time of the later of such filings to occur being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, (i) the Company shall continue its corporate existence under the laws of the Commonwealth of Massachusetts and the Company Merger shall have the effects set forth in Section 80 of Chapter 156B of the Massachusetts Law and (ii) Parent shall continue its corporate existence under the laws of the State of Delaware and the Parent Merger shall have the effects set forth in Section 259 of the Delaware Law.

     1.4 Further Actions. If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in such Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations or otherwise to carry out this Agreement, the officers and directors of such Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations or the Merger Subsidiaries, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or otherwise to carry out this Agreement.

     1.5 Articles of Organization; By-Laws; Directors and Officers. Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

          (i) The Articles of Organization of the Company as in effect immediately prior to the Effective Time (including the purposes of the Surviving Corporation and the total number of shares and the par value, if any, of each class of stock which the Surviving Corporation is authorized to issue) shall be the Articles of Organization of the Company as a Surviving Corporation, and the Certificate of Incorporation of Parent as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Parent as a Surviving Corporation (except that the Certificate of Incorporation of Parent shall be amended by virtue of the Parent Merger to change the name of Parent to "Protection One Holding Corporation"), in each case until thereafter amended as provided by law and such Articles of Organization or Certificate of Incorporation, as the case may be.

          (ii) The respective Bylaws of each of Company and Parent in each case as in effect immediately prior to the Effective Time, shall be the Bylaws of Company and Parent, respectively, as a Surviving Corporation in each case until thereafter amended as provided by law and the Articles of Organization or Certificate of Incorporation, as the case may be, of such Surviving Corporation and such Bylaws; and

          (iii) (x) The directors of Merger Sub I and Merger Sub II immediately prior to the Effective Time shall be the directors of Company and Parent, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and (y) the officers of Parent and Company immediately prior to the Effective Time shall be the officers of Parent and Company, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

     1.6 Corporate Identity. The Company and Parent agree that immediately after the Effective Time, the corporate name of New Parent shall be changed to "Protection One, Inc." (and the Company and Parent agree that they shall take such actions in connection with the consummation of the transactions contemplated by this Agreement as may be necessary to ensure that such name change may be effected without further action by the stockholders of New Parent immediately following the consummation of the Mergers).

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

     2.1  Conversion of Securities -- The Company Merger

     (a) At the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub I, the Company, the Surviving Corporation of the Company Merger or the holder of any of the following securities:

          (i) subject to Section 2.1(b), each share of Common Stock, $0.02 par value per share, of the Company (the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled pursuant to clause (ii) below and any Dissenting Shares (as defined below)) together with the associated Right (hereafter defined) issued or issuable pursuant to the Rights Agreement (hereafter defined) shall be cancelled and extinguished and be converted into and become a right to receive (without interest thereon) (x) (subject to the proviso set forth below) $14.50 in cash (the "Cash Consideration"), (y) the number of shares of New Parent Common Stock, $.01 par value per share ("New Parent Common Stock") equal to the Exchange Ratio (as defined below) and
     (z) cash in lieu of fractional shares as contemplated by Section 2.4(b); provided, however, that each holder of Company Shares shall be entitled to elect (the "Stock Election") to receive, in lieu of all or any portion of the Cash Consideration, additional shares of New Parent Common Stock in an amount equal to the portion of the Cash Consideration with respect to which the Stock Election is made divided by the greater of (1) the Average Closing Price (as defined below) and (2) $9.50 (the consideration referred to in clauses (x), (y) and (z) being collectively referred to as the "Company Merger Consideration").

          The term "Exchange Ratio" means:

             (A) 1.7857 if the Average Closing Price is less than $7.00;

             (B) the quotient obtained by dividing (x) $12.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $7.00 but less than $8.19;

             (C) 1.5263 if the Average Closing Price is equal to or greater than $8.19 but less than $9.50;

             (D) the quotient obtained by dividing (x) $14.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $9.50 but less than $11.00; and

             (E) 1.3182 if the Average Closing Price is equal to or greater than $11.00.

     The term "Average Closing Price" means the average of the closing prices of the Parent Common Stock, par value $.01 per share (the "Parent Common Stock") on the Nasdaq National Market or the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three trading days prior to the date on which stockholders of the Company approve the Merger;

          (ii) each Company Share that is issued and outstanding immediately prior to the Effective Time and owned by New Parent, the Merger Subsidiaries or the Company shall be cancelled and retired, and no payment shall be made with respect thereto; and

          (iii) each share of Merger Sub I's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Company Merger.

     (b) Notwithstanding Section 2.1(a), Company Shares outstanding immediately prior to the Effective Time and held by a holder who, acting in accordance with Sections 86 to 98 of Chapter 156B of the Massachusetts Law, (i) prior to the special meeting at which the Company's stockholders vote to approve the Company Merger (the "Special Meeting") has delivered to the Company written notice of such holder's intention to demand payment for his Company Shares if the Company Merger is effectuated and (ii) has not voted in favor of the Merger ("Dissenting Shares"), shall not be converted into a right to receive the Company Merger Consideration, unless such holder withdraws or otherwise loses his right to demand payment for his Company Shares. If after the Effective Time such holder withdraws or loses his right to demand payment for his Company Shares, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Company Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1(a)(i).

     (c) Subject to paragraph (d) below, each person who is a record holder of Company Shares (other than holders of shares of Company Shares to be cancelled as set forth in Section 2.1(a)(ii) or Dissenting Shares) shall have the right to submit an election form (the "Election Form") specifying the portion of the Cash Consideration, if any, that such person desires to have converted into the right to receive New Parent Common Stock pursuant to the proviso set forth in Section 2.1(a)(i) above.

     (d) Stock Elections shall be made by record holders of Company Shares by mailing to the Exchange Agent an Election Form. Parent, New Parent and the Company shall each use its reasonable best efforts to mail the Election Form (which shall be part of an appropriate letter of transmittal), with a Proxy Statement (as defined in Section 5.4), to the record holders of the Company Shares for the Special Meeting, and to all persons who become record holders of Company Shares during the period between the record date for the Special Meeting and 10:00 a.m. New York City time, on the date five calendar days prior to the Special Meeting. The Election Form will be available upon request to any person who becomes a record holder of Company Shares after such date and prior to the close of business on the business day prior to the Special Meeting. Any Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York City time on the date of the Special Meeting

(the "Election Deadline"), an Election Form properly completed and signed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Certificates representing Company Shares, or by an appropriate guarantee of delivery of such Certificates representing Company Shares from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States or such other person acceptable to New Parent, as set forth in such Election Form. Any holder of Company Shares who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Shares may at any time prior to the Election Deadline revoke his election and withdraw his Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline. New Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in the Election Forms. The decision of New Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither New Parent or the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of Company Shares. As of the Election Deadline, all holders of Company Shares at the Election Deadline that shall not have submitted to the Exchange Agent or shall have properly revoked an effective, properly completed Election Form, shall be deemed not to have made a Stock Election. If New Parent or the Exchange Agent shall determine that any purported Stock Election was not properly made, such purported Stock Election shall be of no force and effect.

     (e) Parent (with the consent of the Company which shall not be unreasonably withheld) shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the issuance and delivery of certificates for New Parent Common Stock into which shares of Company Shares are converted in the Company Merger, and the payment of cash for shares of Company Shares converted into the right to receive cash in the Company Merger.

     (f) The Company shall give the New Parent and Merger Sub I prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Company Shares, and New Parent and Merger Sub I shall have the right to participate in (and control) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of New Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     2.2  Conversion of Securities -- The Parent Merger

     At the Effective Time, by virtue of the Parent Merger and without any action on the part of Merger Sub II, Parent, the Surviving Corporation of the Parent Merger or the holder of any of the following securities:

          (i) each share of Parent Common Stock ("Parent Shares"), issued and outstanding immediately prior to the Effective Time (other than Parent Shares to be cancelled pursuant to clause (ii) below) shall be converted into and become one fully paid and nonassessable share of New Parent Common Stock (the "Parent Merger Consideration");

          (ii) each Parent Share that is issued and outstanding and owned by Parent, New Parent, or Merger Sub II shall be cancelled and retired, and no shares of New Parent Common Stock shall be issued with respect thereto; and

          (iii) each share of Merger Sub II's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Parent Merger.

     2.3 Cancellation of Certain New Parent Stock; Other Matters Affecting New Parent Common Stock.

     (a) At the Effective Time, the shares of New Parent Common Stock held by Parent shall be cancelled and retired and all consideration paid by Parent in respect thereof shall be returned. No shares of stock or other securities of New Parent or any other corporation shall be issuable, and no other payment or consideration shall be made, with respect to such shares of New Parent Common Stock.

     (b) At the Effective Time, New Parent shall assume all stock options and warrants of Parent issued and outstanding immediately prior to the Effective Time and such assumed options and warrants will be exercisable for the same exercise price and for the same number of shares of New Parent Common Stock as previously applied to Parent Common Stock. The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

     2.4  Exchange of Certificates.

     (a) As of the Effective Time, a bank or trust company to be designated by the Parent or the New Parent prior to the record date for the Special Meeting and consented to by the Company (such consent not to be unreasonably withheld or delayed) (the "Exchange Agent") shall act as exchange agent in effecting the exchange, for the Company Merger Consideration, of certificates (the "Certificates") that, prior to the Effective Time, represented Company Shares entitled to exchange pursuant to Section 2.1(a)(i). The New Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Certificates formerly representing Company Shares, cash together with certificates for such number of shares of New Parent Common Stock into which the Company Shares are converted pursuant to Section 2.1(a)(i)(together with any dividends or distributions with respect thereto with a record date after the Effective Time, the "Exchange Fund"). Promptly after the Effective Time (but in any event within three business days thereof), the New Parent shall cause to be mailed to each record holder of Certificates that immediately prior to the Effective Time represented Company Shares (and which shall not previously have been surrendered in connection with a Stock Election) a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Company Merger Consideration therefor. Subject to any applicable withholding tax requirements, upon the surrender of each such Certificate together with a duly completed and executed letter of transmittal, the Exchange Agent shall (x) pay to the holder of such Certificate formerly representing Company Shares cash equal to the amount of cash due such holder after giving effect to any Stock Election made by such holder and (y) issue to the holder of such Certificate a certificate for that number of shares of the New Parent Common Stock equal to the number of shares of New Parent Common Stock due under the Company Merger Consideration elected by such holder, and such Certificate shall forthwith be cancelled. Only certificates for whole shares of New Parent Common Stock shall be issued, with cash paid in lieu of fractional shares as provided in Section 2.4(b) below. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Company Shares held by New Parent or the Company or Dissenting Shares) shall represent solely the right to receive the Company Merger Consideration therefor. If any certificates for New Parent Common Stock are to be issued to a person other than the holder in whose name the Certificate formerly representing Company Shares surrendered in exchange therefor is registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificates for New Parent Common Stock to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Company Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (b) No fractional shares of New Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the New Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the New Parent. As promptly as practicable following the Effective Time, the New Parent shall pay to each record holder of Company Shares an amount in cash, if any, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Company Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Average Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders subject to the terms of Section 2.4(c).

     (c) No dividends or other distributions with respect to New Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate formerly representing Company Shares with respect to the shares of New Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(b), and all such dividends, other distributions and cash in lieu of fractional shares of New Parent Common Stock shall be paid by New Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the due and valid surrender of such Certificate in accordance with this
Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws and laws with respect to the withholding of taxes, following the due and valid surrender of any such Certificate there shall be paid to the holder of the Certificate representing whole shares of New Parent Common Stock issued in the exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Parent Common Stock and the amount of any cash payable in lieu of a fractional share of New Parent Common Stock to which such holder is entitled pursuant to Section 2.4(b) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of New Parent Common Stock. The New Parent shall make available to the Exchange Agent cash (or the other property so distributed) for these purposes.

     (d) To the extent not immediately required for payment for fractional shares or dividends, the Exchange Fund (excluding shares of New Parent Common Stock) shall be invested by the Exchange Agent, as directed by the New Parent (so long as such directions do not impair the rights of holders of Company Shares), in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $300,000,000 in assets (a "Qualified Commercial Bank"); and any net earnings with respect thereto shall be paid to the New Parent as and when requested by the New Parent.

     (e) Promptly following the date that is one year after the Effective Time, the Exchange Agent shall deliver to the New Parent all shares of New Parent Common Stock, cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Company Share may surrender such Certificate to the New Parent and receive (subject to applicable abandoned property, escheat and similar laws) in exchange therefor (subject to any applicable withholding tax requirements) the Company Merger Consideration therefor, together with payment for any fractional shares or dividends pursuant to Sections 2.4(b) and (c) without any interest thereon but such holders shall have no greater rights against any Surviving Corporation or the New Parent than may be accorded to general creditors of any Surviving Corporation or the New Parent under applicable law.

     (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Company, the Parent or the Surviving Corporations of any Company Shares or Parent Shares. If, after the Effective Time, Certificates formerly representing Company Shares are presented to the Surviving Corporation of the Company Merger or the Exchange Agent, they shall be cancelled and exchanged (subject to any applicable withholding tax requirements) for the Company Merger Consideration, as provided in this Article 2, subject to applicable law in the case of Dissenting Shares.

     (g) From and after the Effective Time, holders of Certificates theretofore evidencing Company Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law. From and after the Effective Time, holders of Certificates theretofore evidencing Parent Shares shall cease to have any rights as stockholders of the Parent except as provided herein or by law, but shall have all rights as stockholders of New Parent with respect to the number of shares of New Parent Common Stock into which such Parent Shares were converted in the Parent Merger. After the Effective Time, Certificates formerly representing Parent Shares automatically shall be deemed to represent an equivalent number of shares of New Parent Common Stock.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Merger Consideration or the Parent Merger Consideration, as appropriate, and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of New Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     (i) If at any time during the period between the date of this Agreement and the Effective Time, (A) any change in the outstanding shares of capital stock of Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, (B) Parent pays or declares an extraordinary dividend with a record date prior to the Effective Time, or (C) Parent issues Parent Common Stock at prices below the current market price thereof (as reasonably determined by Parent and excluding issuance of shares upon exercise of existing options or warrants or upon conversion of outstanding securities convertible into shares of Parent Common Stock), the Exchange Ratio shall be equitably adjusted.

     (j) If the New Parent or the Exchange Agent is required by applicable withholding tax requirements to withhold amounts from the Company Merger Consideration, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deductions and holdings were made by New Parent or the Exchange Agent.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
             OF THE PARENT, NEW PARENT AND THE MERGER SUBSIDIARIES

     The Parent, New Parent, Merger Sub I and Merger Sub II each represents and warrants to the Company, except as set forth on a Disclosure Schedule previously delivered to the Company the ("Parent Disclosure Schedule") with respect to any representation or warranty set forth below, as follows:

     3.1 Organization and Qualification. Each of the Parent, New Parent, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Parent, New Parent, Merger Sub I and Merger Sub II is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have or reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Parent and its subsidiaries ("the Parent Subsidiaries") taken as a whole (but excluding any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which the Parent or Parent Subsidiaries operate (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this

Agreement) (a "Parent Material Adverse Effect"). Copies of the charter documents and by-laws of the Parent, New Parent, Merger Sub I and Merger Sub II have heretofore been delivered to the Company and such copies are accurate and complete as of the date hereof.

     3.2  Capitalization.

     (a) The authorized capital stock of the Parent consists of (a) 150,000,000 Parent Shares and (b) 5,000,000 shares of preferred stock, $0.10 par value per share (the "Parent Preferred Shares"). As of the date of this Agreement:

          (i) 126,825,441 Parent Shares were validly issued and outstanding, fully paid and nonassessable and no Parent Preferred Shares were issued or outstanding;

          (ii) No Parent Shares and no Parent Preferred Shares were held in the treasury of the Parent;

          (iii) 9,245,529 Parent Shares are reserved for issuance pursuant to the Convertible Notes.

          (iv) 4,200,000 Parent Shares are reserved for issuance pursuant to the Parent's 1997 Long-Term Incentive Plan (the "1997 LTIP");

          (v) 2,750,238 Parent Shares are reserved for issuance pursuant to an option issued to Western Resources, Inc., the parent company of Westar Capital, Inc.;

          (vi) 1,214,678 Parent Shares are reserved for issuance pursuant to certain warrants issued in 1993 and 1995;

          (vii) 973,165 Parent Shares are reserved for issuance pursuant to the Parent's 1994 Stock Option Plan (the "1994 Plan");

          (viii) 560,134 Parent Shares are reserved for issuance pursuant to the Parent's employee stock purchase plan;

          (ix) 347,800 Parent Shares are reserved for issuance pursuant to the Parent's 401(k) plan; and

          (x) 103,697 Parent Shares are reserved for issuance pursuant to a warrant held by a bank.

The 1997 LTIP and the 1994 Plan are sometimes hereinafter referred to collectively as the "Parent Option Plans" and individually as a "Parent Option Plan," and the options granted thereunder are hereinafter referred to collectively as the "Parent Options" and individually as a "Parent Option." Except as set forth above in this Section 3.2, as of the date hereof, there are no other shares of capital stock or other equity securities of the Parent outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Parent or any of the Parent Subsidiaries is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Parent or any of the Parent Subsidiaries or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and, as of the date hereof, there are no contracts, commitments, understandings or arrangements by which the Parent or any of the Parent Subsidiaries is or may become bound to issue additional shares of their capital stock or options, warrants or rights to purchase or acquire any additional shares of their capital stock or securities convertible into or exchangeable or exercisable for any such shares. All of the outstanding Parent Shares have been validly issued and are fully paid and non-assessable.

     (b) The authorized capital stock of the New Parent consists of (a) 250,000,000 shares of New Parent Common Stock of which 1,000 shares are issued and outstanding and owned beneficially and of record by Parent and (b) 50,000,000 shares of preferred stock, $0.10 par value per share, none of which are issued or outstanding. All of the outstanding shares of New Parent Common Stock have been validly issued and are fully paid and non-assessable.

     3.3 Authority. Each of the Parent, New Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the

Parent, New Parent, Merger Sub I and Merger Sub II and the consummation by the Parent, New Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Parent, New Parent, Merger Sub I and Merger Sub II and by the Parent as the sole stockholder of New Parent and by New Parent as the sole stockholder of the Merger Subsidiaries and no other corporate proceedings on the part of the Parent, New Parent or the Merger Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Parent, New Parent or the Merger Subsidiaries except for the approval of the Parent Merger by holders of Parent Common Stock. This Agreement has been duly executed and delivered by the Parent, New Parent, Merger Sub I and Merger Sub II and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws pertaining to creditors' rights in general.

     3.4  Compliance.

     (a) Neither the execution and delivery of this Agreement by the Parent, New Parent and the Merger Subsidiaries nor the consummation by them of the transactions contemplated hereby, nor compliance by the Parent, New Parent and the Merger Subsidiaries with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, New Parent or the Merger Subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Parent, New Parent or the Merger Subsidiaries or
(y) any note, bond, mortgage, indenture, deed of trust, license, lease, or any other agreement or instrument or obligation to which the Parent, New Parent or the Merger Subsidiaries is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Parent Applicable Law (as defined in Section 3.9 below); except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, would not have a Parent Material Adverse Effect and would not materially adversely affect the ability of the Parent, New Parent and the Merger Subsidiaries to perform their obligations under this Agreement.

     (b) Other than in connection with or in compliance with the provisions of the Massachusetts Law, Delaware Law, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "blue sky" laws of various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), no notice to, filing with, or authorization, consent or approval of, any Governmental Entity (as defined in Section 4.10(a)) is necessary for the consummation by the Parent, New Parent or the Merger Subsidiaries of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, in the aggregate, materially impair the ability of the Parent, New Parent and the Merger Subsidiaries to perform their obligations hereunder and would not have a Parent Material Adverse Effect.

     3.5  Commission Filings.

     (a) The Parent has filed with the Commission all required reports, schedules, forms, statements and other documents from January 1, 1994 through the date hereof. All documents filed by the Parent with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 1994 are referred to herein as the "Parent Commission Filings." The Parent Commission Filings (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed (or, if filed and amended prior to the date of this Agreement, at the time they were amended prior to the date hereof, or, if first filed after the date of this Agreement and amended, at the time they were amended) contain any untrue statement of material fact, and (iii) did not at the time they were filed (or, if filed and amended prior to the date of this Agreement, at the time they were amended prior to the date hereof, or, if first filed after the date of this Agreement and amended, at the time they were amended) omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including any related notes or schedules) included in the Parent Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presented in all material respects the consolidated financial position of the Parent and the Parent Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes.

     (b) None of the information supplied or to be supplied by the Parent, New Parent or the Merger Subsidiaries for inclusion or incorporation by reference in
(i) the Registration Statement (as defined herein) will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Information Statement (as defined herein) will, at the date mailed to stockholders of the Company and Parent and at the time of the meeting of stockholders of the Company to be held in connection with the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Parent, New Parent, the Merger Subsidiaries, their respective officers and directors or any of their subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Information Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the Commission and, as and to the extent required by law, disseminated to the stockholders of Parent. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder and the Joint Proxy Statement/Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in such documents.

     3.6 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Parent, threatened against the Parent, New Parent, the Merger Subsidiaries or any of the Parent Subsidiaries that could reasonably be expected to have a Parent Material Adverse Effect or to materially adversely affect the Parent's, New Parent's, Merger Sub I's or Merger Sub II's ability to perform its respective obligations under this Agreement.

     3.7 Changes. Except as contemplated by this Agreement or as disclosed in the Parent Disclosure Schedule or in the Parent Commission Filings, since June 30, 1998, the Parent and the Parent Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course, and there has not occurred any change, effect, condition, event or circumstance which has a Parent Material Adverse Effect.

     3.8  Environmental Matters.

     (a) The Parent and the Parent Subsidiaries have complied in all respects with all applicable Environmental Laws (as defined below), except for such noncompliance which would not have a Parent Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any foreign, U.S. federal, provincial, state or local law, statute, ordinance, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation, any statute, ordinance, regulation or order pertaining to (i) release, manufacture, use, processing, distribution, treatment, storage, disposal, handling, generation or transportation of Hazardous Materials (as defined below); (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; and
(viii) health and safety of employees and other persons. As used herein the term "Environmental Laws" shall include, without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. sec.sec. 1251, et seq.; the Clean Air Act, 42 U.S.C. sec.sec. 7401, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), 7 U.S.C. sec. 136; the Surface Mining Control and Reclamation Act of 1977 (SMCRA), 30 U.S.C. sec.sec. 1201, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. sec.sec. 9601, et seq. (CERCLA); the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613; the Emergency Planning and Community Right-to-Know Act of 1986 (CEPCRA), 42 U.S.C. sec.sec. 11001, et seq.; the Resource Conversation and Recovery Act of 1976 (OSHA) as amended, 29 U.S.C. sec.sec. 655 and 657; the Carpenter-Presley-Tanner Hazardous Substances Account Act; the California Health & Safety Code sec.sec. 25300, et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C; the Massachusetts Oil and Hazardous Materials Release, Prevention and Response Act, M.G.L. c. 21E; the Massachusetts Toxics Use Reduction Act, M.G.L. c. 211; the Massachusetts Air Pollution Control Act, M.G.L. c. 111, sec.sec. 142A-142M; and the Massachusetts Water Pollution Control Act, M.G.L. c. 21, together, in each case, with any amendment thereto, and the regulations and rules adopted and the official publications promulgated thereunder and all substitutions thereof. As used herein the term "Hazardous Materials" shall mean (i) any chemical, compound, material, mixture or substance that is defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity" and (ii) any petroleum, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a governmental solid waste stream, and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources.

     (b) There have been no releases of any Hazardous Materials into the environment by the Parent or any Parent Subsidiary, or, to the knowledge of the Parent by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Parent or any Parent Subsidiary which had a Parent Material Adverse Effect.

     3.9 Compliance with Laws; Permits. Neither the Parent nor any Parent Subsidiary (a) is in violation of, or has violated, any Parent Applicable Laws (as defined below) or (b) has received any notice from any Governmental Entity or any other person that either the Parent or any Parent Subsidiary is in violation of, or has violated, any Parent Applicable Laws, except for violations which, individually or in the aggregate, do not have a Parent Material Adverse Effect. The Parent or each Parent Subsidiary have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not have a Parent Material Adverse Effect. As used herein the term "Parent Applicable Laws" means all applicable provisions of any laws, statutes, ordinance, codes, rules, regulations or any agency requirements, permits, licenses, judgments, orders, injunctions, decrees or arbitration awards of any Governmental Entities applicable to the Parent or any Parent Subsidiary and material to the conduct of the businesses of the Parent or any Parent Subsidiary as those businesses are now being conducted and the ownership and operation of any of the assets, properties or facilities of the Parent or any Parent Subsidiary, provided, however, that the term Parent Applicable Laws shall not include any Environmental Laws.

     3.10 No Undisclosed Material Liabilities. Except as disclosed in the Parent Commission Filings or on the Parent Disclosure Schedule, and except for liabilities arising since June 30, 1998 in the ordinary course of business, there are no liabilities of the Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Parent Material Adverse Effect.

     3.11 Interim Operations of Merger Subs. Each of the Merger Subsidiaries was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     3.12 Broker's Fees. Except for Barnes Associates, Inc., no agent, broker, person or firm acting on behalf of the Parent, New Parent, Merger Sub I or Merger Sub II is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     3.13 Financing. The Parent has, and will have at the Effective Time, funds and financing arrangements available to it sufficient to provide the funds necessary to pay the cash portion of the Company Merger Consideration and to consummate the Company Merger.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent, New Parent and the Merger Subsidiaries, except as set forth on a Disclosure Schedule previously delivered to the Parent (the "Company Disclosure Schedule") with respect to any representation or warranty set forth below, as follows:

     4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have or reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined in Section 4.2) taken as a whole (but excluding any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement) (a "Company Material Adverse Effect"). Copies of the charter documents and by-laws of the Company and its Subsidiaries have heretofore been delivered to the Parent and such copies are accurate and complete as of the date hereof.

     4.2 Subsidiaries. The only direct or indirect subsidiaries of the Company (collectively, the "Company Subsidiaries" and, individually, a "Company Subsidiary") are those named in Exhibit 21 to the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997 as filed with the Commission (the "Company 1997 10-K") and heretofore delivered to the Parent, as amended.

     The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock in each of the Company Subsidiaries, there are no irrevocable proxies or voting agreements or voting trusts with respect to such shares, and no securities of any of the Company Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights, exercisable for, convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue or sell additional shares or purchase shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of any security interest, claim, lien, encumbrance or agreement of any kind with respect thereto.

     Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. Copies of the charter documents and by-laws of each Company Subsidiary have heretofore been made available to the Parent and are accurate and complete as of the date hereof.

     Except as disclosed in the Company Disclosure Schedule referred to above or the Company 1997 10-K, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other corporation, partnership, limited liability company, joint venture or other business association or entity.

     4.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.02 par value. As of the date of this
Agreement:

          (i) 5,826,181 Shares were validly issued and outstanding, fully paid and nonassessable;

          (ii) 592,548 Shares were held in the treasury of the Company;

          (iii) 473,534 Shares were reserved for issuance pursuant to outstanding options heretofore granted under the Company's 1994 Stock Option Plan (the "1994 Plan"), and 106,206 Shares were reserved for future issuances of Company Options pursuant to the 1994 Plan;

          (iv) 344,266 Shares were reserved for issuance pursuant to outstanding options heretofore granted under the Company's 1991 Stock Option Plan (the "1991 Plan"), and 109,541 Shares were reserved for future issuances of Company Options pursuant to the 1991 Plan;

          (v) 107,000 Shares were reserved for issuance pursuant to outstanding options heretofore granted under the Company's 1991 Director Stock Option Plan (the "1991 Director Plan"), and 26,000 Shares were reserved for future issuances of Company Options pursuant to the 1991 Director Plan;

          (vi) 43,499 Shares were reserved for issuance in connection with the offering expiring on October 31, 1998 under the Company's Employee Stock Purchase Plan (the "ESPP"); and

          (vii) 7,500,000 shares of Common Stock have been reserved for issuance under the Rights Agreement (as defined in Section 4.13).

The 1994 Plan, the 1991 Plan and the 1991 Director Plan are sometimes hereinafter referred to collectively as the "Company Option Plans" and individually as a "Company Option Plan," and the options granted thereunder are hereinafter referred to collectively as the "Company Options" and individually as a "Company Option." True and complete copies of all of the Company Option Plans and the ESPP have heretofore been made available to the Parent. The Disclosure Schedule sets forth, with respect to each Company Option, the number of Company Shares that may be purchased upon exercise of such Company Option and the exercise price thereof. Except as set forth above in this Section 4.3, there are no other shares of capital stock or other securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company or any of the Company Subsidiaries is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Company or any of the Company Subsidiaries or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no contracts, commitments, understandings or arrangements by which the Company or any of the Company Subsidiaries is or may become bound to issue additional shares of their capital stock or options, warrants or rights to purchase or acquire any additional shares of their capital stock or securities convertible into or exchangeable or exercisable for any such shares. Except for the Voting Agreements and as set forth on the Company Disclosure Schedule, to the best of the Company's knowledge, none of the Company Shares is subject to any voting trust, transfer restrictions or other similar arrangements, except for vesting arrangements pursuant to agreements with the Company or restrictions on transfer imposed by the Securities Act and state securities laws. All of the outstanding Company Shares have been validly and legally issued and are fully paid and non-assessable.

     4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Directors and, except for the approval of the Company Merger by its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws pertaining to creditors' rights in general.

     4.5  Compliance.

     (a) Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiaries, under any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any Company Subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, joint venture agreement or any other agreement or instrument or obligation to which the Company or any Company Subsidiaries is a party, or to which any of them or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Company Applicable Laws (as defined in Section 4.15 below); except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Company Material Adverse Effect and would not materially adversely affect the Company's ability to perform its obligations under this Agreement and the Stock Option Agreement.

     (b) Other than in connection with or in compliance with the provisions of the Massachusetts Law, the Securities Act, the Exchange Act, the "takeover" or "blue sky" laws of various states and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement and the Stock Option Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, in the aggregate, materially impair the ability of the Company to perform its obligations hereunder and thereunder and would not have a Company Material Adverse Effect.

     4.6  Commission Filings.

     (a) The Company has filed with the Commission all required reports, schedules, forms, statements and other documents from January 1, 1994 through the date hereof. All documents filed by the Company with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 1994 are referred to herein as the "Company Commission Filings;" the Company 1997 10-K, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998 and any Report on Form 8-K filed by the Company since January 1, 1998 and prior to the date hereof are collectively referred to as the "Company 1998 Commission Filings." The Company Commission Filings (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including any related notes or schedules) included in the Company Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Information Statement will, at the date mailed to stockholders of the Company and Parent and at the time of the meeting of stockholders of the Company to be held in connection with the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Information Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the Commission and, as and to the extent required by law, disseminated to the stockholders of the Company. The Joint Proxy Statement/Information Statement, insofar as it relates to the meeting of the Company's stockholders to vote on the Company Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference therein.

     4.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment, writ, injunction or decree, except in either case for matters that could not reasonably be expected to have a Company Material Adverse Effect or to materially adversely affect the Company's ability to perform its obligations under this Agreement.

     4.8 Changes. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Schedule or in the 1998 Commission Filings, since June 30, 1998, the Company and the Company Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course, and none of the following has occurred:

          (a) any change, effect, condition, event or circumstance which has a Company Material Adverse Effect;

          (b) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

          (c) any damage, destruction or loss, whether or not covered by insurance, having a Company Material Adverse Effect;

          (d) any declaration, setting aside or payment of dividends or distributions in respect of the Company Shares, or any redemption, purchase or other acquisition of any of its securities;

          (e) any issuance by the Company of, or commitment of the Company to issue, any shares of capital stock or securities convertible into or exchangeable or exercisable for shares of capital stock other than pursuant to the Company Option Plans, the ESPP or the Stock Option Agreement;

          (f) any evaluation by the Company or any Company Subsidiary of any of its respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables other than in the ordinary course of business and consistent with past practice;

          (g) any action taken by the Company or any Company Subsidiary which is prohibited by Section 5.1; or

          (h) any agreement by the Company to do any of the things described in the preceding clauses (a) through (g) other than as expressly contemplated or provided for herein.

     4.9 Transactions with Affiliates. Except as disclosed in the Company Commission Filings filed and publicly available prior to the date of this Agreement or on the Company Disclosure Schedule, since January 1, 1994, neither the Company nor any Company Subsidiary has entered into any transaction with any current director or officer of the Company or any Company Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

     4.10  Environmental Matters.

     (a) The Company and the Company Subsidiaries have complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any court, arbitration tribunal, administrative agency or commission, political subdivision or other governmental or regulatory authority or agency of the United States of America, Canada, any other foreign country, or any state, province, county or other municipality thereof (a "Governmental Entity"), relating to any Environmental Law involving the Company or any Company Subsidiary.

     (b) There have been no releases of any Hazardous Materials into the environment by the Company or any Company Subsidiary, or, to the knowledge of the Company, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or any Company Subsidiary which would have a Company Material Adverse Effect. With respect to any such releases of Hazardous Materials, the Company has given all notices required to be given by the Company or any Company Subsidiaries to Governmental Entities (copies of which have been provided to the Parent). The Company is not aware of any releases of Hazardous Materials at parcels of real property or facilities other than those owned, operated or controlled by the Company or any Company Subsidiaries that would have a Company Material Adverse Effect on the real property or facilities owned, operated or controlled by the Company or the Company Subsidiaries.

     (c) The Company Disclosure Schedule describes all environmental reports, investigations and audits ("Environmental Reports") conducted by or on behalf of the Company or any Company Subsidiary or, to the knowledge of the Company, conducted by or on behalf of a third party (whether done at the initiative of the Company or directed by a Governmental Entity or other third party) issued or conducted during the past five years relating to premises currently or previously owned or operated by the Company or any

Company Subsidiary. Complete and accurate copies of each such Environmental Report conducted by or on behalf of the Company, has been provided to the Parent and complete and accurate copies of all other Environmental Reports conducted by or on behalf of any third party have been provided to the Parent if in the possession or control of the Company.

     4.11  Employee Benefits and Contracts.

     (a) The Company Disclosure Schedule lists all employment agreements, compensation agreements, deferred compensation agreements, severance plans, stay-bonus plans, and describes all other employee benefit plans, including without limitation, pension or retirement plans, profit sharing plans, stock purchase or stock option plans, medical insurance, and bonus plans, to which the Company or any Company Subsidiary is a party. Neither the Company nor any Company Subsidiary is a party or otherwise subject to any collective bargaining agreement governing the wages, hours and terms of employment of its employees, is subject to any actual, or to the knowledge of the Company, threatened with, any material labor dispute involving employees of the Company or any Company Subsidiary, and is not subject to any actual, or, to the knowledge of the Company, threatened demand by its employees for a collective bargaining agreement or recognition by any labor organization. None of the key management employees has indicated to the Company in writing any intention to terminate his or her employment with the Company.

     (b) The Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA maintained by the Company or any affiliate thereof. Each of such employee benefit plans complies in all material respects with all applicable requirements of ERISA, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA or any applicable foreign law, statute, ordinance, code, rule or regulation) has occurred with respect to any such plan, and no termination, if it has occurred or were to occur before the Effective Time, would present a risk of liability to any Governmental Entity or other persons that would have a Company Material Adverse Effect. The Company has made available to the Parent true and complete copies of: (i) all plan texts and agreements relating to each employee benefit plan; and (ii) all summary plan descriptions (whether or not required to be furnished pursuant to ERISA or any applicable foreign law, statute, ordinance, code, rule or regulation), the most recent annual report (including all schedules thereto) and the most recent annual and periodic accounting of related plan assets.

     Neither the Company nor any affiliate thereof has ever maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA. Each employee benefit plan of the Company or any affiliate intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service confirming such qualification and nothing has occurred that would cause such qualified status to be jeopardized. Neither the Company nor any affiliate has ever had an obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. There are no unfunded obligations under any employee benefit plan of the Company or any affiliate providing benefits after termination of employment to any employee or former employee, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980(B) of the Code. Each employee benefit plan of the Company or any affiliate may be amended or terminated by the Company or such affiliate without the consent or approval of any other person. Except as set forth herein or in the Company Disclosure Schedule, there is no employee benefit plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan of the Company or any affiliate, any of the benefits of which will be increased or the vesting of the benefits under which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

     (c) Neither the Company nor any Subsidiary is obligated to make any parachute payment, as defined in Section 280G(b)(2) of the Code, nor will any parachute payment be deemed to have occurred as a result of or arising out of any of the transactions contemplated by this Agreement. Except for acceleration of vesting of Company Options under the Option Plans or as set forth in the Company Disclosure Schedule, the Company has no contract, agreement, obligation or arrangement with any employee or other person, any of the payments or other benefits of which will be increased or the vesting of the benefits under which will be accelerated by any change of control of the Company or the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

     4.12 Liens on Assets. The assets, including any real property in which the Company or any Company Subsidiary has an interest, reflected in the balance sheet of the Company for the year ended December 31, 1997 included in the Company 1997 10-K (the "Company 1997 Balance Sheet") or acquired in the ordinary course of business since December 31, 1997 (the "Company Assets") (except those Company Assets sold or disposed of in the ordinary course of business for full and fair consideration), are free and clear of all mortgages, security interests, pledges, liens and encumbrances (collectively, "Encumbrances") other than (a) as set forth on the Company Disclosure Schedule, (b) as reflected in the Company 1997 Balance Sheet, (c) "mechanics" liens or similar statutory liens on assets which, in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, and (d) liens for state and local property taxes not in arrears and liens arising by operation of law.

     4.13 Rights Agreement. The Company has amended (the "Rights Agreement Amendment") its Rights Agreement dated as of July 24, 1998 between the Company and State Street Bank and Trust Company (the "Rights Agreement"), so that (w) neither the Parent, New Parent or the Merger Subsidiaries (nor any entity acquiring of record or beneficially Company Shares as contemplated by this Agreement, the Stock Option Agreement or the Voting Agreements (as defined below)) shall constitute an "Acquiring Person" as defined in Section 1(a) of the Rights Agreement, (x) the acquisition of Company Shares by the Parent or the New Parent (or any affiliate of the Parent's or the New Parent's) shall not cause the Parent or the New Parent or any of their respective affiliates to become an "Acquiring Person" as a result of the Company Merger and/or the entering into of one or more Voting Agreements, of even date herewith, between the Parent and the directors and executive officers of the Company (collectively, the "Voting Agreements") and/or as a result of the entering into or exercise of the Stock Option Agreement, (y) no Distribution Date (as defined in the Rights Agreement) shall occur as a result of the Company Merger, and/or the entering into of the Voting Agreements and/or as a result of the entering into or exercise of the Stock Option Agreement, and (z) no Stock Acquisition Date (as defined in the Rights Agreement) shall occur as a result of the Company Merger and/or the execution and delivery of this Agreement, and/or the consummation of any of the transactions contemplated hereby, and/or the entering into of the Voting Agreements and/or as a result of the entering into or exercise of the Stock Option Agreement.

     4.14 Taxes. (a) The Company and each Company Subsidiary have timely filed all material tax returns, statements, reports and forms required to be filed with any Tax (as defined below) authority, including without limitation filings required under ERISA (collectively, "Tax Returns"), and have paid when due all Taxes owed by the Company and each Company Subsidiary (whether or not shown on any such Tax Returns). Except as otherwise provided in Clause (d) of Section
4.12 hereof, there are no liens on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax except for liens that would in the aggregate not have a Company Material Adverse Effect. As used herein the term "Tax" and "Taxes" means all income, gross receipts, franchise, excise, transfer, severance, value added, sales, use, wage, payroll, workers' compensation, employment, occupation, intangibles, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, licenses, legislation fees; other taxes imposed by a U.S. federal, Canadian, other foreign, provincial, state, municipal, local or other governmental authority or agency, including assessments in the nature of taxes, including interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including any transferee or secondary liability for taxes and any liability in respect of taxes as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

     (b) No dispute or claim concerning any Tax liability of the Company or any Company Subsidiary has been claimed or raised by any authority in writing.

     (c) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and any Company Subsidiary) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     4.15. Compliance with Laws; Permits. Neither the Company nor any Company Subsidiary (a) is in violation of, or has violated, any Company Applicable Laws (as defined below) or (b) has received any notice from any Governmental Entity or any other person that either the Company or any Company Subsidiary is in violation of, or has violated, any Company Applicable Laws, except for violations which, individually or in the aggregate, do not have a Company Material Adverse Effect. The Company and each Company Subsidiary have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not have a Company Material Adverse Effect. As used herein the term "Company Applicable Laws" means all applicable provisions of any laws, statutes, ordinance, codes, rules, regulations or any agency requirements, permits, licenses, judgments, orders, injunctions, decrees or arbitration awards of any Governmental Entities applicable to the Company or any Company Subsidiary and material to the conduct of the businesses of the Company or any Company Subsidiary as those businesses are now being conducted and the ownership and operation of any of the assets, properties or facilities of the Company or any Company Subsidiary, including, without limitation, the Medicare/Medicaid "anti-kickback" laws (42 U.S.C. sec.sec. 1320a, et seq.), the Immigration Reform and Control Act (8 U.S.C. sec.sec. 1324, et seq.), applicable anti-trust laws, applicable labor laws, including, without limitation, applicable anti-discrimination laws and laws prohibiting sexual harassment, applicable consumer protection laws and applicable product liability laws; provided, however, that the term Company Applicable Laws shall not include any Environmental Laws.

     4.16 Intellectual Property. The Company, together with the Company Subsidiaries, own or have all necessary rights to use each patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other trade secret or proprietary intellectual property (collectively, "Intellectual Property") used in and material to the business of the Company and the Company Subsidiaries, taken as a whole, and none of the previous or current development, manufacture, marketing or distribution of products or services of or by the Company or any Company Subsidiary infringes the right of any other person, except for any such infringements that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in the Company Disclosure Schedule, to the knowledge of the Company, no other person is infringing the rights of the Company or any Company Subsidiary in any such Intellectual Property, except for any such infringements that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.17 No Undisclosed Material Liabilities. Except as disclosed in the Company 1998 Commission Filings or on the Company Disclosure Schedule, and except for liabilities arising since June 30, 1998 in the ordinary course of business, there are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Company Material Adverse Effect.

     4.18 Brokers. Except for the Financial Advisor, no agent, broker, person or firm acting on behalf of the Company is or will be entitled to any advisory commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein. The Company has made available to Parent a complete and correct copy of the Company's engagement letter with the Financial Advisor, which has not been amended or modified. The Financial Advisor has delivered to the Board of Directors of the Company its opinion, dated the date of this Agreement, to the effect that, on the basis of and subject to the assumptions set forth therein, the Company Merger Consideration is fair to the holders of Company Shares, from a financial point of view.

     4.19 Prepayment of Indebtedness. All of the outstanding indebtedness (whether secured or unsecured) for borrowed money of the Company and each of the Company Subsidiaries may be prepaid by the Company or its Subsidiaries without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

     4.20 Provisions Inapplicable. The Company's board of directors has taken all action necessary or advisable to render inapplicable to the Company Merger, the Voting Agreements and the execution and exercise of the Stock Option Agreement and the transactions contemplated by this Agreement, the Voting Agreements and the Stock Option Agreement the provisions of Chapters 110C, 110D and 110F of the Massachusetts Law. There are no additional "anti-takeover" or similar provisions of Massachusetts Law applicable to the Company Merger, the Voting Agreements or the Stock Option Agreement or the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement and the consummation of the transactions contemplated hereby or thereby.

     4.21 No Existing Discussions. As of the date hereof, the Company has terminated any and all discussions or negotiations with any Third Party (as defined below) with respect to any Acquisition Proposal (as defined below).

                                   ARTICLE 5

                              CONDUCT OF BUSINESS

     5.1 Company Conduct Prior to Effective Time. Except as specifically contemplated hereby or as disclosed in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees that, unless the Parent shall otherwise consent in writing, prior to the Effective Time, the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries, and the Company shall use all reasonable efforts, to maintain and preserve its and each Company Subsidiary's business organization, assets, employees and advantageous business relationships. Notwithstanding the foregoing, without the Parent's consent, neither the Company nor any of the Company Subsidiaries shall directly or indirectly do any of the following:

          (i) other than upon exercise (provided that any "cashless exercise" shall be effected only through a broker's transaction in accordance with Regulation T of the Board of Governors of the Federal Reserve System) of Company Options outstanding on the date hereof pursuant to the Company Option Plans or stock purchase rights granted under the ESPP, issue, sell, pledge, dispose of, grant pursuant to the Company Option Plans or otherwise, or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition, grant pursuant to the Company Option Plans or otherwise, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, capital stock of any class of the Company or any of the Company Subsidiaries or any other securities in respect of, in lieu of, or in substitution for Company Shares outstanding as of the date hereof;

          (ii) pledge or encumber any assets of the Company or of any Company Subsidiaries;

          (iii) sell or dispose of any assets (including, without limitation, any accounts, leases, contracts or intellectual property or any assets or the stock of any Company Subsidiaries, but excluding the sale of products in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries);

          (iv) amend its charter or by-laws or similar organizational documents or alter or further amend the Rights Agreement or the Rights in a manner inconsistent with the Rights Agreement Amendment or directly or indirectly cause the Rights Agreement and the Rights to be applicable to or effective with respect to the Company Merger and/or the transactions contemplated by this Agreement, including the execution or exercise of the Stock Option Agreement and/or the Voting Agreements;

          (v) split, combine or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than, with respect to dividends or distributions, cash dividends and distributions by a wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;

          (vi) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its capital stock or rights to acquire capital stock;

          (vii) except pursuant to Section 6.5, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of assets or securities of the Company, or acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly owned Company Subsidiaries), property transfer or purchase of any property or assets of any other individual or entity;

          (viii) transfer the stock of any Company Subsidiary to any other Company Subsidiary or any assets or liabilities to any new or existing Company Subsidiary;

          (ix) enter into an agreement with respect to the release or relinquishment of any material contract right or any comparable event;

          (x) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity (other than as a result of the endorsement of checks for collection in the ordinary course of business) or make any loans or advances (other than advances for travel expenses in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries;

          (xi) make or commit to make any capital expenditures which, individually or in the aggregate, exceeds $500,000;

          (xii) except as may be required by a change in law or generally accepted accounting principles, change any accounting principles or practices used by it, including any change in assumptions underlying, or method of calculating, any bad debt, contingency or other reserve;

          (xiii) pay, discharge, satisfy or settle any material litigation, claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than required payments, discharges or satisfactions of accounts payable and other similar liabilities in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries;

          (xiv) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing license, lease, contract or other document;

          (xv) adopt or amend (except as may be required by law or under this Agreement) any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or former employee or, except in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement, or agreement;

          (xvi) take any action with respect to the grant of any severance or termination pay benefits or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

          (xvii) make or revoke any tax election or settle or compromise any U.S. federal, Canadian federal, other foreign, state, provincial, or local Tax liability;

          (xviii) cause or permit a new Plan Period (as defined in the ESPP) to commence, for purposes of the ESPP, upon the expiration or termination of the current Plan Period; or

          (xix) authorize or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 4 hereof untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any condition in
     Article 7 hereof.

The Company will use its reasonable best efforts to maintain (on a consolidated basis) cash and cash equivalents of at least $8 million at the Effective Time and the Company will notify the Parent if it believes the cash and cash equivalents at the Effective Time will be below $8 million.

     5.2 Parent Conduct Prior to Effective Time. Except as otherwise contemplated hereby or as disclosed in the Parent Disclosure Schedule, the Parent covenants and agrees that, unless the Company shall otherwise consent in writing prior to the Effective Time, the Parent and the Parent Subsidiaries will not, directly or indirectly, take or knowingly permit any act or omission that is reasonably likely to materially hinder, delay, impair or inhibit consummation of the transactions contemplated by this Agreement.

     5.3 Commission Filings. The Company shall promptly provide the Parent (or its counsel) with copies of all filings made by the Company with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Parent, New Parent and the Merger Subsidiaries shall promptly provide the Company (or its counsel) with copies of all filings made by the Parent, New Parent or the Merger Subsidiaries with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     5.4  Joint Proxy Statement/Information Statement; Registration Statement.

     (a) The Company and the Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (i) prepare and file with the Commission as soon as is reasonably practicable a proxy statement (the "Proxy Statement") for the Special Meeting, an information statement relating to the Parent Stockholder Approval (the "Information Statement" and, together with the Proxy Statement, the "Joint Proxy Statement/Information Statement") and a registration statement on Form S-4 under the Securities Act (the "Registration Statement") with respect to the New Parent Common Stock issuable in the Mergers, and shall use their reasonable best efforts to have the Joint Proxy Statement/ Information Statement cleared by the Commission under the Exchange Act and the Registration Statement declared effective by the Commission under the Securities Act;

          (ii) as soon as is reasonably practicable take all such reasonable action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (iii) promptly prepare and file with the Nasdaq Stock Market, Inc. or the New York Stock Exchange, as determined by the Parent, listing applications covering the shares of New Parent Common Stock issuable in the Mergers and use their reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of New Parent Common Stock, subject only to official notice of issuance;

          (iv) subject to Section 6.4, cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (v) cooperate with one another in obtaining the opinions of Hale and Dorr LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to the Parent, dated as of the Effective Time, referenced in Sections 7.2(b) and 7.3(b). In connection therewith, each of the Parties and Westar Capital, Inc. shall deliver to Hale and Dorr LLP and Weil, Gotshal & Manges LLP, respectively, customary representation letters in form and substance reasonably satisfactory to such tax counsel.

     (b) The Company shall cause the Joint Proxy Statement/Information Statement to be mailed to its stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided, however, that at the request of Parent, the Company shall defer the mailing of the Proxy Statement for such period of time (not to exceed ten business days) specified by Parent to permit Westar Capital, Inc. or an affiliate thereof to purchase additional shares of Parent Common Stock in open market transactions or directly from the Parent. Promptly after the Company mails the Joint Proxy Statement/Information Statement to the Company's stockholders, the Parent shall
(i) take all actions necessary to obtain stockholder approval of the Parent Merger and (ii) cause the Joint Proxy Statement/Information Statement to be mailed to its stockholders.

     (c) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the Company Merger and the other transactions contemplated hereby; provided, however, that nothing in this paragraph (c) shall prevent the Board of Directors of the Company from withdrawing or modifying its recommendation of the adoption of this Agreement, the Company Merger and the other transactions contemplated hereby to the extent permitted by Section 6.5; provided further, however, that, unless this Agreement is terminated pursuant to Section 8.1(a), 8.1(b)(iii), 8.1(b)(iv), 8.1(c)(ii) or 8.1(c)(vi), no such withdrawal or modification shall relieve the Board of Directors of the Company from its obligation to call, give notice of, convene and hold the Special Meeting.

     (d) Each party agrees to cooperate, as reasonably requested, in connection with filings by the other party (or any affiliate of the other party) with the Commission (including registration statements and proxy statements) and shall use all reasonable efforts to obtain all required financial information and related accountants' consents for inclusion in the other party's (or any of their affiliates') Commission filings.

     5.5  Employee Stock Options and Benefit Plans.

     (a) As of the Effective Time, (i) each outstanding Company Option shall be converted into an option (a "Substitute Option") to purchase the number of shares of New Parent Common Stock (rounded upward to the next whole share) equal to the product of (x) the Option Exchange Ratio and (y) the number of Company Shares which could have been obtained immediately prior to the Effective Time upon the exercise of each such Company Option (assuming such Company Option was exercisable in full but after giving effect to any election made pursuant to
Section 5.5(b)), at an exercise price per share (rounded downward to the next whole cent) equal to the exercise price per share payable immediately prior to the Effective Time pursuant to such Company Option divided by the Option Exchange Ratio, and all references in each such Company Option to the Company shall be deemed to refer to New Parent, where appropriate, and (ii) New Parent shall assume the obligations of the Company under the Company Option Plans. The other terms of each such Substitute Option and the plans under which they were issued, shall continue to apply in accordance with their terms, it being agreed and acknowledged that all such Substitute Options shall be immediately exercisable in full from and after the Effective Time. For purposes of this Agreement, "Option Exchange Ratio" means the result obtained by dividing (A) the sum of (x) $14.50 plus (y) the product of (i) the Exchange Ratio and (ii) the Average Closing Price, by (B) the Average Closing Price.

     (b) The holder of any Company Option who has not exercised any Company Option during the period from the date of this Agreement until the Effective Time may make an election pursuant to this Section to receive a cash payment with respect to up to 25% of the number of Company Shares subject to such Company Option immediately prior to the Effective Time, such cash payment to be in lieu of receiving a Substitute Option with respect to such Company Shares as to which an election has been made. Such election shall be made by the holder of any Company Option by filing an election (in a form to be provided by the Parent at least 30 days in advance of the Effective Time) with the Company on or before the Effective Time. As part of such election, the electing holder shall certify that he or she has not exercised any Company Option during the period from the date of this Agreement until the date of such election and will covenant not to exercise any Company Option during the period from the date of the election until the Effective Time, unless he or she first notifies the Company in writing, which notification shall have the effect of rescinding the election under this Section previously made by such holder. Promptly after the Effective Time, New Parent shall exchange any Company Option as to which an election pursuant to this Section has been made (and not rescinded) for (i) an amount of cash equal to the Option Spread (as defined below) multiplied by the number of Common Shares subject to such Company Option immediately prior to the Effective Time as to which such election has been made (it being understood that such number may not exceed 25% of the number of Company Shares subject to such Company Option immediately prior to the Effective
Time) and (ii) a Substitute Option in accordance with Section 5.5(a) with respect to the remaining Company Shares subject to such Company Option immediately prior to the Effective Time. For purposes of this agreement, "Option Spread" means (A) the sum of (x) $14.50 plus (y) the product of (i) the Exchange Ratio and (ii) the Average Closing Price minus (B) the exercise price per share payable immediately prior to the Effective Time pursuant to the applicable Company Option.

     (c) As soon as practicable after the Effective Time, New Parent shall deliver to each holder of a Company Option assumed by New Parent in accordance with Section 5.5(a) and (b), an appropriate notice setting forth such holder's rights pursuant to such Substitute Option and the agreements evidencing such Company Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 5.5 and such notice).

     (d) Prior to the Effective Time, the New Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Parent Common Stock for delivery upon exercise of the Company Options assumed in accordance with Section 5.5(a) and (b). Prior to the Effective Time, the New Parent shall, with respect to all shares of New Parent Common Stock subject to such options (i) either (x) file a Registration Statement on Form S-8 (or any successor form) under the Securities Act or (y) file any necessary amendments to the Company's previously filed Registration Statements on Form S-8 in order that the New Parent will be deemed a "successor registrant" thereunder, and, in either event, shall use all reasonable efforts to maintain the effectiveness of such registration statement for so long as the Substitute Options remain outstanding and (ii) take all actions necessary to have such shares of New Parent Common Stock approved for listing on The Nasdaq Stock Market or The New York Stock Exchange, as the case may be, subject to official notice of issuance.

     5.6 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Parties shall take all such necessary action.

     5.7 Accountants' "Comfort" Letters. The Company and the Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated as of a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     6.1 Access to Information. Except as prohibited under applicable law, the Company shall, and shall cause its subsidiaries, and its and its subsidiaries' respective officers, directors, employees and agents to, afford to the Parent and to the officers, employees and agents of the Parent complete access at all reasonable times, from the date hereof to the Effective Time, to its and its subsidiaries, officers, employees, agents, properties, books, records and contracts, and shall furnish the other party all financial, operating and other data and information as the Parent, through its officers, employees or agents, may reasonably request.

     6.2  Notification of Certain Matters.

     (a) The Company shall give prompt notice to the Parent, of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) of clause (ii) of this sentence, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by the Company and contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Company or the conditions to the obligations of the parties hereunder.

     (b) Parent shall give prompt notice to the Company of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) of clause (ii) of this sentence, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by Parent, New Parent, Merger Sub I or Merger Sub II contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of Parent, New Parent, Merger Sub I or Merger Sub II, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of Parent, New Parent, Merger Sub I or Merger Sub II or the conditions to the obligations of the parties hereunder.

     6.3  Fees and Expenses.

     (a) Except as otherwise provided in this Section 6.3 or the proviso in
Section 8.2, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from any other party upon any termination of this Agreement.

     (b) The Company shall immediately pay to the Parent $5,500,000 in cash if:

          (i) the Trigger Event specified in Section 6.3(d) shall have occurred;

          (ii) the Company shall have elected to terminate this Agreement pursuant to Section 8.1(b)(iii); or

          (iii) the Parent shall have elected to terminate this Agreement pursuant to subsections (ii) or (iv) of Section 8.1(c) hereof (but if such termination is pursuant to subsection 8.1(c)(ii)(A), only if an Acquisition Proposal shall have been made prior to the failure to recommend or withdrawal giving rise to such termination or if such failure to recommend or withdrawal is otherwise not in compliance with Section 6.5(c)).

     (c) The provisions contained in this Section 6.3 shall survive any termination of this Agreement.

     (d) As used in this Agreement, the term "Trigger Event" shall mean there shall have been publicly announced or proposed or commenced prior to the termination of this Agreement any Acquisition Proposal which is not publicly withdrawn prior to the Special Meeting, this Agreement is terminated (other than as a result of a material breach of this Agreement by Parent, New Parent, Merger Sub I or Merger Sub II) and, within 12 months after such termination, the Company consummates an Acquisition Proposal.

     (e) The Company shall immediately pay to the Parent $1,000,000 in cash if the Parent shall have elected to terminate this Agreement pursuant to subsection 8.1(c)(ii)(A) and no Acquisition Proposal shall have been made prior to the Company's Directors failure to recommend, or withdraw its approval or the recommendation of the Company Merger or this Agreement. Any fee paid under this
Section 6.3(e) shall be credited towards any fee payable under Section 6.3(b).

     6.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any U.S. federal, foreign, state or provincial laws or regulations; (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;
(D) to effect all necessary registrations and filings, including, but not limited to, filings under the Hart-Scott-Rodino Act and submissions of information requested by Governmental Entities; and (E) to fulfill all conditions to this Agreement. Each of the Parties further covenants and agrees that, it shall use its respective reasonable best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or the entry thereof the effect of which would be to prevent consummation of the Merger and, if entered, shall use their respective reasonable best efforts to have such injunction stayed or vacated. The Company will use its reasonable best efforts to keep available to New Parent and the Surviving Corporation the present key officers and employees of the Company and the Company Subsidiaries and to preserve for New Parent and the Surviving Corporation the present relationships and good will of the Company and the Company Subsidiaries with their respective lenders, suppliers, customers and other third parties having business relations with them. For purposes of the foregoing, the obligation of the Parties to use "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts and by Governmental Entities shall not include any obligation to agree to a modification of the terms of such documents, or to dispose of or restrict the operation or ownership of any portion of the businesses, assets or properties of the Parties, except as expressly contemplated hereby, or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.

     6.5  No Solicitation.

     (a) Neither the Company nor any of the Company Subsidiaries shall, and the Company shall use its best efforts to cause its affiliates, and each of its and the Company Subsidiaries' officers, directors, employees, representatives and agents (including, without limitation, BT Alex. Brown Incorporated (the "Financial Advisor")) not to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly facilitate, engage or participate in discussions or negotiations with, or provide any non-public information to, any corporation, partnership, limited liability company, person or other entity or group other than the Parent, New Parent, Merger Subsidiaries or another affiliate of the Parent (a "Third Party") and other than in connection with this Agreement, concerning (or concerning the business of the Company or any Subsidiary in connection with) (i) any tender offer or exchange offer for more than 20% of the Company Shares on a fully-diluted basis (in calculating the number of fully-diluted Shares for this purpose, only (A) Company Shares covered by Company Options, and (B) 43,499 Company Shares reserved for issuance pursuant to the ESPP, being considered dilutive), (ii) any merger, consolidation, sale of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, recapitalization, accumulation of Shares or proxy solicitation or other business combination involving the Company or any Company Subsidiary or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any such proposed tender offer, exchange offer, merger, consolidation, sale of material assets, recapitalization, accumulation of Company Shares or proxy solicitation or other business combination being referred to herein as an "Acquisition Proposal"). Notwithstanding the foregoing, at any time prior to the date on which stockholders of the Company vote to approve the Company Merger, the Company, its Subsidiaries, and their respective officers, directors, employees, representatives and agents (i) may, in the case of a Qualified Acquisition Proposal (as hereinafter defined), furnish or cause to be furnished information concerning the Company's business, properties or assets to a Third Party (subject to such Third Party executing a confidentiality agreement on terms no more favorable to the Third Party than those applicable to Parent in the Confidentiality Agreement between the Parent and the Financial Advisor dated July 13, 1998), (ii) may, in the case of a Qualified Acquisition Proposal only, enter into, participate in, conduct or engage in discussions or negotiations with such Third Party, (iii) may take any position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act, and
(iv) may, in the case of a Qualified Acquisition Proposal only and in compliance with the provisions of this Section 6.5, enter into an agreement to consummate a Qualified Acquisition Proposal. As used herein, "Qualified Acquisition Proposal" means a bona fide, unsolicited, written Acquisition Proposal at a price per Company Share and on terms and conditions that the Board of Directors of the Company (after consultation with the Financial Advisor or another independent financial advisor of national reputation) determines to be superior to the Merger and to be in the best interests of the Company and its stockholders including, as part of the Board of Director's determination, that as to any cash consideration to be paid pursuant to the Qualified Acquisition Proposal, the Third Party making the Qualified Acquisition Proposal has all requisite funds on hand or is reasonably capable of obtaining any requisite funds.

     (b) The Company will promptly notify the Parent if it receives any Acquisition Proposal and shall promptly provide to the Parent copies of all written Acquisition Proposals or a written summary of any oral Acquisition Proposals, and all material amendments or modifications thereto. Nothing in this paragraph (b) shall be construed as interfering with the Company's obligations to its stockholders under Rule 14e-1 promulgated under the Exchange Act.

     (c) Except as set forth in this Section 6.5(c), the Board of Directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, or New Parent, the approval or recommendation of the Company Merger and this Agreement by the Board of Directors of the Company, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement (including, without limitation, any letter of intent but excluding any confidentiality agreement) with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that it is more likely than not necessary to do so in order to comply with its fiduciary duties under applicable law, the Company's Board of Directors may (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, or New Parent, the approval and recommendation of the Company Merger and this Agreement by the Board of Directors of the Company, (y) approve or recommend, or propose publicly to approve or recommend, a Qualified Acquisition Proposal, or (z) cause the Company to enter into an agreement with respect to a Qualified Acquisition Proposal, but in the case of the foregoing clauses (y) and (z) only after the expiration of three business days after the date on which the Company provides written notice to Parent (a "Notice of Qualified Acquisition Proposal") advising Parent that the Company's Board of Directors has received a Qualifying Acquisition Proposal, specifying the terms and conditions of such Qualifying Acquisition Proposal and identifying the person making such Qualifying Acquisition Proposal; provided, that prior to or concurrently with entering into an agreement (including a letter of intent) with respect to a Qualifying Acquisition Proposal, the Company shall terminate this Agreement pursuant to Section 8.1(b)(iii) below and shall pay the fee specified in Section 6.3(b).

     6.6 Employee Stock Purchase Plan. Each participant in the ESPP on the Effective Time shall have the rights specified in Sections 16 and 17 of the Plan, after which no further rights to purchase Company Shares under the ESPP shall exist and the ESPP shall terminate.

     6.7 Indemnification and Insurance. The Parent, New Parent and Merger Subsidiaries agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the employees, agents, directors or officers of the Company and the Company Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws in effect on the date hereof, shall survive the Company Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The New Parent agrees to provide each individual who served as a director or officer of the Company at any time prior to the date hereof with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that New Parent shall not be obligated to provide such insurance if it is generally not available and New

Parent may reduce the coverage and amount of liability insurance to the extent that the cost thereof would exceed 200% of the cost of any such insurance in effect immediately prior to the date hereof. The Indemnified Parties shall be deemed third party beneficiaries of this provision and shall be entitled to bring actions to enforce the obligations of the Parent, New Parent and the Merger Subsidiaries under this Section 6.7 and Section 6.9.

     6.8 Fair Price Structure. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, including the execution or exercise of the Stock Option Agreement, and the Voting Agreements, the Company and the members or the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby including the execution or exercise of the Stock Option Agreement, and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby, or by the Stock Option Agreement and the Voting Agreements and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

     6.9 Guaranty. The Parent and New Parent hereby unconditionally guarantee Merger Sub I's obligations under this Agreement and, if the Company Merger is consummated, the indemnification obligations set forth in Section 6.7, and agree to be liable for any breach of this Agreement by the Parties hereto (other than the Company) (or a breach of Section 6.7).

     6.10 Certain Tax Related Representations. Each of Parent and New Parent has no present intention to merge or liquidate the New Parent, Parent or the Company with or into any other person or transfer any of the assets thereof other than in the ordinary course of business and, in the case of Parent, other than pursuant to a transaction described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d)(4) or 1.368-2(k).

                                   ARTICLE 7

                                   CONDITIONS

     7.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a) The Company Stockholder Approval shall have been obtained in accordance with applicable law and the Company's Articles of Organization and By-Laws and the applicable rules of The Nasdaq Stock Market, Inc.;

          (b) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect;

          (c) The shares of New Parent Common Stock to be issued in the Mergers shall have been approved for listing on the Nasdaq National Market or the New York Stock Exchange;

          (d) any waiting period (and any extension thereof) applicable to the consummation of the Company Merger under the Hart-Scott-Rodino Act shall have expired or been terminated; and

          (e) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the Mergers.

     7.2 Conditions to Obligation of the Company to Effect the Company Merger. The obligation of the Company to effect the Company Merger is further subject to fulfillment of the following conditions:

          (a)(i) The representations and warranties of the Parent, New Parent and the Merger Subsidiaries contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Parent Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and
     (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Parent Material Adverse Effect, (ii) the Parent, New Parent and the Merger Subsidiaries shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by any of them prior to the Effective Time and (iii) the Parent and New Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by their respective Chief Executive Officer or Chief Financial Officer certifying to both such effects; and

          (b) The Company shall have received an opinion of Hale and Dorr LLP, tax counsel to the Company, dated as of the Effective Time, substantially to the effect that the Company Merger will qualify as an exchange within the meaning of Section 351 of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of reasonable and customary representation letters from each of the Parties and Westar Capital, Inc., in each case in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; and

          (c) The Parent Stockholder Approval shall have been obtained in accordance with applicable law and Parent's Certificate of Incorporation and Bylaws and the applicable rules of The Nasdaq Stock Market, Inc. (or, if Parent shall have become listed on the New York Stock Exchange, the rules of the New York Stock Exchange);

     7.3 Conditions to Obligation of the Parent, New Parent and the Merger Subsidiaries to Effect the Mergers. The obligation of the Parent, New Parent and the Merger Subsidiaries to effect the Mergers is further subject to the fulfillment of the following conditions:

          (a)(i) The representations and warranties of the Company contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except
     (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Company Material Adverse Effect; (ii) the Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and (iii) the Company shall have delivered to the Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer certifying to both such effects.

          (b) The Parent and New Parent shall have received an opinion of Weil, Gotshal & Manges LLP, tax counsel to Parent and New Parent, dated as of the Effective Time, substantially to the effect that the Parent Merger will qualify as an exchange within the meaning of Section 351 of the Code and a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of reasonable and customary representation letters from each of the Parties and Westar Capital, Inc., in each case in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material effect.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company or the Parent, as follows:

          (a) By mutual written consent of the Boards of Directors of the Parent and the Company; or

          (b) By the Company:

             (i) if the Effective Time shall not have occurred on or before April 30, 1999 due to a failure of any of the conditions to the obligation of the Company to effect the Merger set forth in Sections 7.1 and 7.2; or

             (ii) if, prior to the Effective Time, the Parent, New Parent, Merger Sub I or Merger Sub II fails to perform in any material respect any of their respective obligations under this Agreement; or

             (iii) in order for the Company to enter into an agreement with a Third Party to consummate a Qualified Acquisition Proposal (provided that no such termination shall be effective until the Company has complied with its obligation to pay the fee specified in Section 6.3(b)); or

             (iv) if there shall be a nonappealable order issued by a court of competent jurisdiction enjoining the consummation of one or both of the Mergers.

          (c) By the Parent:

             (i) if the Effective Time shall not have occurred on or before April 30, 1999 due to a failure of any of the conditions to the obligations of the Parent, New Parent and the Merger Subsidiaries to effect the Merger set forth in Sections 7.1 and 7.3; or

             (ii) if, prior to the Effective Time, the Company's Directors, whether or not in the exercise of their fiduciary or other legal duties, either (A) shall have failed to recommend, or shall have withdrawn its approval or recommendation of, the Company Merger or this Agreement or
        (B) take any action (other than as permitted under clauses (i) and (ii) of the second sentence of Section 6.5(a)) with respect to any Acquisition Proposal other than to recommend rejection of the Acquisition Proposal (including taking a position of neutrality or failing to take any position within 10 business days after the making or commencement of a Acquisition Proposal); or

             (iii) if, prior to the Effective Time, the Company fails to perform in any material respect any of its obligations under this Agreement; or

             (iv) if, prior to the Effective Time, the Company alters or amends the Rights Agreement or the Rights in a manner that adversely affects the Parties' (other than the Company) ability to consummate the transactions contemplated hereby); or

             (v) if the Company's stockholders shall have voted against this Agreement and the Company Merger at the Special Meeting; or

             (vi) if there shall be a nonappealable order issued by a court of competent jurisdiction enjoining the consummation of one or both of the Mergers.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the Parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parties hereunder, except as set forth in Section 6.3; provided that the foregoing shall not relieve any Party for liability for damages actually incurred as a result of any breach of this Agreement.

     8.3 Amendment. This Agreement may not be amended except by action of the Board of Directors of each of the Parties hereto set forth in an instrument in writing signed on behalf of each of the Parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company or the Parent, no amendment may be made without the further approval of the stockholders of the Company or the Parent to the extent such further approval would be required under the Massachusetts Law, with respect to the Company Merger, or the Delaware Law, with respect to the Parent Merger.

     8.4 Waiver. At any time prior to the Effective Time, whether before or after the Company Meeting, any Party hereto by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (ii) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article 8, and subject to the provisions of Article 7 hereof, the closing of the Merger pursuant to this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, within three business days following the Company Meeting, or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are hereinafter referred to as the "Closing Date."

     9.2 Publicity. So long as this Agreement is in effect each of Parent, New Parent, the Company and the Merger Subsidiaries will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that the party making such announcement determines that it must do so in order to comply with applicable law or its obligations pursuant to any listing agreement with the Nasdaq Stock Market or the NYSE and it is impracticable under the circumstances to consult with the other parties hereto prior to making such announcement.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if (i) delivered personally, (ii) sent by certified or registered mail, return receipt requested,
(iii) sent by overnight courier for delivery on the next business day or (iv) sent by confirmed telecopy, provided that a hard copy of all such telecopied materials is thereafter sent within 24 hours in the manner described in clauses
(i), (ii) or (iii), to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

          (a) If to the Parent, New Parent, Merger Sub I or Merger Sub II:

           Protection One, Inc.
           6001 Bristol Parkway
           Culver City, California 90230
           Attention: John E. Mack, III
           Telecopy No.: (310) 649-3855
           with a copy to:

           Weil, Gotshal & Manges LLP
           100 Crescent Court
           Suite 1300
           Dallas, Texas 75201
           Attention: Jeremy W. Dickens, Esq.
           Telecopy No.: (214) 746-7777

           with a copy to:

           Mitchell, Silberberg & Knupp LLP
           Trident Center
           11377 West Olympic Boulevard
           Los Angeles, California 90084
           Attention: Anthony A. Adler, Esq.
           Telecopy No.: (310) 312-3785

          (b) If to the Company:

           Lifeline Systems, Inc.
           640 Memorial Drive
           Cambridge, Massachusetts 02139-4851
           Attention: Ronald Feinstein
           Telecopy No.: (617) 679-1386

           with a copy to:

           Hale and Dorr LLP
           60 State Street
           Boston, MA 02109
           Attention: Jay E. Bothwick, Esq.
           Telecopy No.: (617) 526-5000

     Notices provided in accordance with this Section 9.3 shall be deemed delivered (i) on the date of personal delivery, (ii) four business days after deposit in the mail, (iii) one business day after delivery to an overnight courier, or (iv) on the date of confirmation of the telecopy transmission, as the case may be.

     9.4 Interpretation. When a reference is made in this Agreement to subsidiaries of a Party, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture, limited liability company or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such Party and the word "affiliates" shall have the meaning assigned to such term under Rule 405 of the Securities Act. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or subsidiary of the Parent, New Parent or the Merger Subsidiaries. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in the Company Disclosure Schedule or the Parent Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information.

     9.5 Representations and Warranties; etc. The respective representations and warranties of the Parties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Mergers. This Section 9.5 shall have no effect upon any other obligation of the Parties hereto, whether to be performed before or after the consummation of the Mergers.

     9.6 Miscellaneous. This Agreement together with the Confidentiality Agreement between the Parent and the Financial Advisor dated July 13, 1998, the Stock Option Agreement and the Voting Agreements constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof (including without limitation the Initial Merger Agreement. This Agreement (i) is not intended to confer upon any other person any rights or remedies hereunder, create any agreement of employment with any person or otherwise create any third-party beneficiary hereto; (ii) shall not be assigned, except that each Merger Subsidiary may assign its rights and obligations to a direct wholly owned subsidiary of the New Parent which in a written instrument shall make all the representations and warranties of such Merger Subsidiary set forth herein and shall agree to assume all of such Merger Subsidiary's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the Parent, New Parent or the Merger Subsidiaries of their obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     9.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the Parent, New Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed and its corporate seal to be thereto affixed as of the date first written above by its respective officers thereunto duly authorized.

[SEAL]                                    PROTECTION ONE, INC.

                                          By:     /s/ JOHN E. MACK, III
                                            ------------------------------------
                                              Name: John E. Mack, III
                                              Title: Executive Vice President

[SEAL]                                    PROTECTION ONE ACQUISITION
                                            HOLDING CORPORATION

                                          By:     /s/ JOHN E. MACK, III
                                            ------------------------------------
                                              Name: John E. Mack, III
                                              Title: President

[SEAL]                                    P-1 MERGER SUB, INC.
                                            (a Massachusetts corporation)

                                          By:     /s/ JOHN E. MACK, III
                                            ------------------------------------
                                              Name: John E. Mack, III
                                              Title: President

                                          By:        /s/ JOHN HESSE
                                            ------------------------------------
                                              Name: John Hesse
                                              Title: Treasurer

[SEAL]                                    P-1 MERGER SUB, INC.
                                            (a Delaware corporation)

                                          By:     /s/ JOHN E. MACK, III
                                            ------------------------------------
                                              Name: John E. Mack, III
                                              Title: President

[SEAL]                                    LIFELINE SYSTEMS, INC.

                                          By:     /s/ RONALD FEINSTEIN
                                            ------------------------------------
                                              Name: Ronald Feinstein
                                              Title: President

                                          By:     /s/ DENNIS M. HURLEY
                                            ------------------------------------
                                              Name: Dennis M. Hurley
                                              Title: Treasurer

                                                                         ANNEX B

                    MASSACHUSETTS GENERAL LAWS, CHAPTER 156B
                                 SECTIONS 85-98

SEC. 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SEC. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SEC. 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SEC. 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SEC. 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SEC. 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SEC. 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SEC. 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SEC. 93. REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SEC. 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SEC. 95. COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SEC. 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

          (1) A bill shall not be filed within the time provided in section ninety;

          (2) A bill, if filed, shall be dismissed as to such stockholder; or

          (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SEC. 97. STATUS OF SHARES PAID FOR

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SEC. 98. EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                         ANNEX C

                                October 18, 1998

Board of Directors
Lifeline Systems, Inc.
640 Memorial Drive
Cambridge, MA 02139
Members of the Board:

     BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to Lifeline Systems, Inc. (the "Company") in connection with the proposed merger transaction involving the Company and Protection One, Inc. (the "Parent") pursuant to an Agreement and Plan of Contribution and Merger, dated as of October 18, 1998 (the "Merger Agreement"), among the Company, the Parent and Protection One Acquisition Holding Corporation, a wholly owned subsidiary of the Parent (the "New Parent"), P-1 Merger Sub, Inc., a wholly owned subsidiary of New Parent incorporated in Massachusetts ("Merger Sub I"), and P-1 Merger Sub, Inc., a wholly owned subsidiary of New Parent incorporated in Delaware ("Merger Sub II"), which provides among other things for (i) the merger of Merger Sub I with and into the Company (the "Company Merger") and (ii) the merger of Merger Sub II with and into the Parent (the "Parent Merger" and, together with the Company Merger, the "Transaction"). As set forth more fully in the Merger Agreement, as a result of the Company Merger, each outstanding share of the common stock, $0.02 par value per share, of the Company ("Company Common Stock") shall be converted into the right to receive (i) $14.50 in cash and (ii) the number of shares of common stock, $0.01 par value per share, of New Parent ("New Parent Common Stock") equal to the Exchange Ratio (as defined below) (the consideration referred to in clauses (i) and (ii) being collectively referred to as the "Company Merger Consideration"). As set forth more fully in the Merger Agreement, as a result of the Parent Merger, each outstanding share of the common stock of the Parent, par value $0.01 per share, (the "Parent Common Stock") shall be converted into one share of New Parent Common Stock. The term "Exchange Ratio" is defined in the Merger Agreement to mean: (a) 1.7857 if the Average Closing Price (as defined below) is less than $7.00; (b) the quotient obtained by dividing $12.50 by the Average Closing Price, if the Average Closing Price is equal to or greater than $7.00 but less than $8.19; (c) 1.5263 if the Average Closing Price is equal to or greater than $8.19 but less than $9.50; (d) the quotient obtained by dividing $14.50 by the Average Closing Price, if the Average Closing Price is equal to or greater than $9.50 but less than $11.00; and (e) 1.3182 if the Average Closing Price is equal to or greater than $11.00. The term "Average Closing Price" is defined in the Merger Agreement to mean the average of the closing prices of the Parent Common Stock on the NASDAQ National Market or the New York Stock Exchange during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three trading days prior to the date on which stockholders of the Company approve the Transaction. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Company Merger Consideration to be received in the Transaction by holders of the Company Common Stock.

     BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown will receive a fee for its services as financial advisor to the Company in connection with the Transaction, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon the delivery of this opinion. BT Alex. Brown provides research on Western Resources, Inc. ("Western Resources"), which owns approximately 85% of the Parent Common Stock. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities of the

Board of Directors
Lifeline Systems, Inc.
October 18, 1998
Page  2

Company, the Parent or Western Resources for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, BT Alex. Brown has acted as an underwriter in connection with an offering of debt securities by Western Resources and, from time to time, has provided Western Resources with certain other corporate services for which it received customary compensation.

     In connection with BT Alex. Brown's role as financial advisor to the Company, and in arriving at its opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning the Company and the Parent and certain internal analyses and other information furnished to it by the Company and the Parent. BT Alex. Brown has also held discussions with members of the senior management of the Company and the Parent regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock; (ii) compared certain financial and stock market information for the Company and the Parent with similar information for certain other companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part; (iv) reviewed the terms of the Merger Agreement; and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. No limitations were imposed by the Company on BT Alex. Brown with respect to the investigations made or procedures followed in its role as financial advisor to the Company.

     BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, the Parent or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy, completeness and fairness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets and has not prepared or obtained an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or the Parent, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of the Company, the Parent, New Parent, Merger Sub I and Merger Sub II contained in the Merger Agreement are true and correct, the Company, the Parent, New Parent, Merger Sub I and Merger Sub II will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, the Parent, New Parent, Merger Sub I and Merger Sub II to consummate the Transaction will be satisfied without any waiver thereof. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown has assumed, that the Company Merger will qualify as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Company Merger

Board of Directors
Lifeline Systems, Inc.
October 18, 1998
Page  3

Consideration to be received in the Transaction by the holders of Company Common Stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. Furthermore, BT Alex. Brown expresses no opinion as to (i) the price at which Parent Common Stock will trade following the announcement of the Transaction or (ii) the price at which New Parent Common Stock will trade following the consummation of the Transaction.

     Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Company Merger Consideration to be received in the Transaction by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

                                            Very truly yours,

                                            BT ALEX. BROWN INCORPORATED

                                                   /s/ HARRIS HYMAN IV
                                            ------------------------------------
                                            Harris Hyman IV
                                            Managing Director

                           [INTENTIONALLY LEFT BLANK]

     If you have any questions or need assistance in voting your shares or changing your vote, please contact:

                          McKenzie Partners, Inc. LOGO
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

SEC registration fee........................................   $366,549
*Accounting fees and expenses...............................      *
*Legal fees and expenses....................................      *
*Miscellaneous..............................................      *
                                                               --------
          Total.............................................   $  *
                                                               ========

---------------

* To be provided by amendment

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificates of Incorporation and the Bylaws of Protection One Acquisition Holding Corporation ("New Protection One"), provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). Pursuant to the provisions of Section 145 of the DGCL, New Protection One has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of such company against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify under the DGCL only applies if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of such company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The above discussion of the Certificate of Incorporation and Bylaws of New Protection One is not intended to be exhaustive and is qualified in its entirety by reference thereto.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of New Protection One pursuant to the foregoing provisions, or otherwise, New Protection One has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, New Protection One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT LIST

        EXHIBIT
         NUMBER                                EXHIBIT DESCRIPTION
        -------                                -------------------
          2.1              -- Amended and Restated Agreement and plan of Contribution and Merger dated as of October 28, 1998 by and among
                              Protection One, New Protection One, Merger Sub (Mass.),
                              Merger Sub (Del.) and Lifeline.*
          3.1              -- Certificate of Incorporation of New Protection One*
          3.2              -- Bylaws of New Protection One*
          5.1              -- Opinion of Weil, Gotshal & Manges LLP as to the validity of the securities registered hereby.**
         21.1              -- Subsidiaries of New Protection One.*
         23.1              -- Consent of Weil, Gotshal & Manges LLP (included in the
                              opinion to be filed as Exhibit 5.1 to the Registration
                              Statement).**
         23.2              -- Consent of Arthur Andersen LLP.*
         23.3              -- Consent of PricewaterhouseCoopers LLP.*
         24.1              -- Powers of Attorney of the directors and executive
                              officers of New Protection One (included on the signature
                              pages hereto).

---------------

 *  Filed herewith.

**  To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     (a) The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (7) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, California on December 7, 1998.

                                            PROTECTION ONE ACQUISITION
                                              HOLDING CORPORATION

                                            By: /s/ JAMES M. MACKENZIE, JR.
                                              ----------------------------------
                                                   James M. Mackenzie, Jr.
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     Know all those by these presents, that each person whose signature appears below constitutes and appoints each of James M. Mackenzie, Jr., John E. Mack and John W. Hesse, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full Power of Substitution and Resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-4 of Protection One Acquisition Holding Corporation under the Securities Act of 1933, as amended, including, without limitation the generality of the foregoing, to sign the Registration Statement in the name and on behalf of Protection One Acquisition Holding Corporation, or on behalf of the undersigned as a director or officer of Protection One Acquisition Holding Corporation., and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                    SIGNATURE                                   TITLE                    DATE
                    ---------                                   -----                    ----
           /s/ JAMES M. MACKENZIE, JR.              President, Chief Executive     December 7, 1998
--------------------------------------------------    Officer and Director
             James M. Mackenzie, Jr.                  (Principal Executive
                                                      Officer)

                /s/ JOHN W. HESSE                   Executive Vice President,      December 7, 1998
--------------------------------------------------    Chief Financial Officer and
                  John W. Hesse                       Secretary (Principal
                                                      Financial and Accounting
                                                      Officer)

                /s/ PETER C. BROWN                  Director                       December 7, 1998
--------------------------------------------------
                  Peter C. Brown

                    SIGNATURE                                   TITLE                    DATE
                    ---------                                   -----                    ----
              /s/ ROBERT M. CHEFITZ                 Director                       December 7, 1998
--------------------------------------------------
                Robert M. Chefitz

            /s/ HOWARD A. CHRISTENSEN               Director                       December 7, 1998
--------------------------------------------------
              Howard A. Christensen

                 /s/ BEN M. ENIS                    Director                       December 7, 1998
--------------------------------------------------
                   Ben M. Enis

              /s/ JOSEPH J. GARDNER                 Director                       December 7, 1998
--------------------------------------------------
                Joseph J. Gardner

               /s/ WILLIAM J. GREMP                 Director                       December 7, 1998
--------------------------------------------------
                 William J. Gremp

              /s/ STEVEN L. KITCHEN                 Director                       December 7, 1998
--------------------------------------------------
                Steven L. Kitchen

             /s/ CARL M. KOUPAL, JR.                Director                       December 7, 1998
--------------------------------------------------
               Carl M. Koupal, Jr.

             /s/ JOHN C. NETTELS, JR.               Director                       December 7, 1998
--------------------------------------------------
               John C. Nettels, Jr.

             /s/ JANE DRESNER SADAKA                Director                       December 7, 1998
--------------------------------------------------
               Jane Dresner Sadaka

               /s/ JAMES Q. WILSON                  Director                       December 7, 1998
--------------------------------------------------
                 James Q. Wilson

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                EXHIBIT DESCRIPTION
        -------                                -------------------
          2.1              -- Amended and Restated Agreement and plan of Contribution and Merger dated as of October 28, 1998 by and among
                              Protection One, New Protection One, Merger Sub (Mass.),
                              Merger Sub (Del.) and Lifeline.
          3.1              -- Certificate of Incorporation of New Protection One
          3.2              -- Bylaws of New Protection One
         21.1              -- Subsidiaries of New Protection One.
         23.2              -- Consent of Arthur Andersen LLP.
         23.3              -- Consent of PricewaterhouseCoopers LLP.